                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration File No.: 333-16995
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 10, 1996)

                               2,250,000 SHARES

                        SFX BROADCASTING, INC. [LOGO]

           12 5/8% SERIES E CUMULATIVE EXCHANGEABLE PREFERRED STOCK

   SFX Broadcasting, Inc. (the "Company") hereby offers 2,250,000 shares of its 12 5/8% Series E Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Series E Preferred Stock").

   Dividends on the Series E Preferred Stock will accrue from the date of issuance and will be payable semi-annually, commencing July 15, 1997, at a rate per annum of 12 5/8% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002, either in cash or by the issuance of additional shares of Series E Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the Series E Preferred Stock will be $100.0 per share. Subject to certain conditions, the shares of Series E Preferred Stock are exchangeable in whole or in part on a pro rata basis, at the option of the Company, on any dividend payment date, for the Company's 12 5/8% Senior Subordinated Exchange Debentures due 2006 (including any such securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"); provided that, immediately after giving effect to any such partial exchange, there shall be outstanding shares of Series E Preferred Stock with an aggregate liquidation preference of not less than $50.0 million and not less than $50.0 million in aggregate principal amount of Exchange Debentures. The Series E Preferred Stock is redeemable at the Company's option, in whole or in part, at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accumulated and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000 the Company may, at its option, redeem up to 50% of the aggregate of (i) the liquidation preference of the Series E Preferred Stock issued (whether initially issued or issued in lieu of cash dividends) less the liquidation preference of Series E Preferred Stock exchanged for Exchange Debentures and (ii) the principal amount of Exchange Debentures issued (whether issued in exchange for Series E Preferred Stock or in lieu of cash interest), with the net proceeds of one or more common equity offerings received on or after the date of original issuance of the Series E Preferred Stock at a redemption price of 112.625% of the liquidation preference or principal amount, as the case may be, plus accumulated and unpaid dividends in the case of Series E Preferred Stock and accrued and unpaid interest in the case of Exchange Debentures; provided, that after any such redemption, if any Series E Preferred Stock or Exchange Debentures remain outstanding, at least $50.0 million in liquidation preference or principal amount, as applicable, of such securities remain outstanding. The Company is required, subject to certain conditions, to redeem all of the Series E Preferred Stock outstanding on October 31, 2006, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of Series E Preferred Stock may, subject to certain conditions, require the Company to offer to purchase all of that holder's shares of Series E Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase. The Series E Preferred Stock will rank junior to the Company's outstanding 6-1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 (the "Series D Preferred Stock"), and senior to all other outstanding classes or series of capital stock, with respect to dividend rights and rights on liquidation of the Company. The Company's outstanding preferred stock and debt agreements restrict the payment of cash dividends on the Series E Preferred Stock. As of December 31, 1996, there were outstanding $149.5 million in aggregate liquidation preference of shares of Series D Preferred Stock ranking senior to the Series E Preferred Stock.

   Interest on the Exchange Debentures will be payable at a rate of 12 5/8% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of the Company, on or prior to January 15, 2002, in additional Exchange Debentures, in arrears on each January 15 and July 15 commencing on the first such date after the exchange of the shares of Series E Preferred Stock for such Exchange Debentures. The Exchange Debentures mature on October 31, 2006, and are redeemable, at the option of the Company, in whole or in part, on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control, each holder of Exchange Debentures may require the Company to, subject to certain conditions, offer to purchase all of that holder's Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest on the date of purchase. The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined herein) of the Company. The Exchange Debentures will rank pari passu with the Company's existing 10.75% Senior Subordinated Notes due 2006 ("New Notes") and will rank senior to any 61/2% Exchange Notes due May 31, 2007 (the "Series D Exchange Notes") issued in exchange for any outstanding shares of Series D Preferred Stock; however, the Exchange Debentures will be effectively subordinated to indebtedness and other liabilities of the Company's subsidiaries. On a pro forma basis, after giving effect to this offering and anticipated borrowings under the Credit Agreement (as defined herein) as though such transactions had occurred on September 30, 1996, there would have been $138.0 million of Senior Debt of the Company outstanding and the Company's subsidiaries would have had $725.0 million of indebtedness and other liabilities.

   SEE "RISK FACTORS," BEGINNING ON PAGE S-21 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS, FOR A DISCUSSION OF CERTAIN
             RISK FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                   PRICE TO           UNDERWRITING           PROCEEDS TO
                  PUBLIC(1)           DISCOUNT(2)             COMPANY(3)
------------  ----------------  ----------------------  --------------------
Per Share  ..      $100.00               $3.75                  $96.25
------------  ----------------  ----------------------  --------------------
Total .......    $225,000,000          $8,437,500            $216,562,500
------------  ----------------  ----------------------  --------------------

-----------------------------------------------------------------------------

  (1) Plus accumulated dividends, if any, from the date of issuance.

  (2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

  (3) Before deducting expenses payable by the Company, estimated at $2,250,000.

   The shares of Series E Preferred Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel. It is expected that delivery of the shares of Series E Preferred Stock will be made on or about January 23, 1997, at the offices of BT Securities Corporation, New York, New York.

BT SECURITIES CORPORATION
                                  GOLDMAN, SACHS & CO.
                                                               LEHMAN BROTHERS

          The date of this Prospectus Supplement is January 17, 1997.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES E PREFERRED STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

   "Broadcast Cash Flow" means net revenues (including, where applicable, fees earned or to be earned on a pro forma basis by the Company pursuant to the SCMC Termination Agreement (as defined herein) and concert revenues less concert costs of Delsener/Slater (as defined herein)) less station operating expenses. "EBITDA" means net income (loss) before (i) extraordinary items,
(ii) provisions for income taxes, (iii) interest (income) expense, (iv) other (income) expense, (v) cumulative effects of changes in accounting principles,
(vi) depreciation, amortization, duopoly integration costs and acquisition-related costs, and (vii) non-recurring charges. The difference between Broadcast Cash Flow and EBITDA is that EBITDA reflects the impact of corporate expenses. Although Broadcast Cash Flow and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes that Broadcast Cash Flow and EBITDA are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.

   Unless the context requires otherwise, the term "operate," as used in connection with the Company's radio station activities, includes the provision of programming and the sale of advertising pursuant to a local marketing agreement ("LMA") and the sale of advertising pursuant to a joint sales agreement ("JSA").

   Unless otherwise indicated herein, data with respect to (i) market rank, station revenue rank, combined market revenue share and total number of stations in a market have been prepared by BIA Publications, Inc. based upon estimates derived from surveys of radio station general managers and owners and (ii) station rank among target demographics have been derived from surveys of persons in the target demographic cited, and audience share and combined audience share have been derived from persons over the age of 12, listening Monday through Sunday, 6 a.m. to 12 midnight, based upon The Arbitron Company's Summer 1996 Radio Market Report (or, if not included therein, the Spring 1996 Radio Market Report) as provided by The Arbitron Company ("Arbitron").

                                    SUMMARY

   The following summary is qualified by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus Supplement, in the accompanying Prospectus and in the documents incorporated by reference herein. Certain capitalized terms used herein have the meanings assigned to them in the Glossary located at pages S-18 to S-20 of this Prospectus Supplement. As used in this Prospectus Supplement, except under the caption "Description of Series E Preferred Stock" or where the context otherwise requires, the "Company" refers to SFX Broadcasting, Inc., a Delaware corporation, and its subsidiaries, after giving effect to the Pending Acquisitions and the Pending Dispositions (each as defined herein). See "Agreements Related to the Pending Acquisitions and the Pending Dispositions." Investors should consider carefully the information set forth under "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus.

                                  THE COMPANY

   The Company is one of the largest radio station groups in the United States and currently owns or operates 68 radio stations in 20 markets. Upon consummation of the Pending Acquisitions and the Pending Dispositions, the Company will own or operate 76 radio stations (59 FM and 17 AM stations) in 22 markets organized into five regional groups. The Company will be diverse in terms of format and geographic markets and will rank number one or two in 1995 combined market revenues in 17 of its 22 markets and will own or operate two or more stations in 21 of these markets. In addition, the Company recently acquired a concert promotion company and believes this acquisition will create cross-promotional and other revenue-enhancing opportunities with certain of the Company's radio stations. On a pro forma basis, after giving effect to the Transactions (as defined in the Glossary) as of January 1, 1995, the Company would have had net revenues, Broadcast Cash Flow and EBITDA of $239.2 million, $88.1 million and $80.6 million, respectively, for the year ended December 31, 1995, and $192.0 million, $76.0 million and $70.0 million, respectively, for the nine months ended September 30, 1996.

   The radio broadcasting industry has experienced significant growth and consolidation as a result of positive economic conditions and a favorable regulatory environment. The Company participated in this growth and consolidation by the acquisition of 58 stations since its initial public offering in 1993. The Company has also achieved significant growth in Broadcast Cash Flow through acquiring radio stations and enhancing the stations' financial performance, both by increasing revenues and by controlling or eliminating expenses. On a same-station basis for the Company's existing stations, assuming that all acquisitions and dispositions had been completed as of January 1, 1995, net revenues and Broadcast Cash Flow would have increased 9% and 20%, respectively, for the nine months ended September 30, 1996, over the corresponding period in 1995.

    The following chart sets forth certain information with respect to the Company's stations after giving effect to the Pending Acquisitions and the Pending Dispositions:

                                                                   NUMBER OF
                                                                    STATIONS
                                                                    OPERATED
                                                                   FOLLOWING                   1995        1995
                                         NUMBER OF                  PENDING      COMBINED    COMBINED    COMBINED
                                         STATIONS     NUMBER OF   ACQUISITIONS    MARKET      MARKET      MARKET
                               MARKET    CURRENTLY   STATIONS TO  AND PENDING    AUDIENCE    REVENUE     REVENUE
           MARKET               RANK    OPERATED(1)  BE ACQUIRED  DISPOSITIONS    SHARE       SHARE      RANK(2)
---------------------------  --------  -----------  -----------  ------------  ----------  ----------  ----------
                                                                   AM     FM
                                                                 -----  -----
NORTHEAST REGION
  Providence, RI  ..........     31          3           --         1      2       17.4%       28.3%        2
  Hartford, CT  ............     41          4            1         1      4       25.7%       26.8%        2
  Albany, NY  ..............     57          5           --         2      3       22.6%       32.4%        1
  Springfield/Northampton, MA    76          3           --         1      2       12.9%       28.9%        1
  New Haven, CT  ...........     95          2           --        --      2       13.3%(3)    49.7%        1

MID-SOUTH ATLANTIC REGION
  Charlotte, NC  ...........     37          2           --        --      2       11.8%       13.6%        3
  Greensboro, NC  ..........     42          4           --         2      2       11.9%       13.7%        4
  Nashville, TN  ...........     44          2           --        --      2       22.0%       27.3%        1
  Greenville-Spartanburg, SC     59          4           --         1      3       27.8%       43.4%        1

MID-ATLANTIC REGION
  Pittsburgh, PA  ..........     19         --            4        --      4       27.4%       25.1%        1
  Indianapolis, IN  ........     36         --            3         1      2       19.4%       25.2%        2
  Raleigh-Durham, NC  ......     50          4           --        --      4       25.8%       35.8%        1
  Richmond, VA  ............     56          1            4        --      5       24.3%       38.3%        2

SOUTHERN REGION
  Jacksonville, FL  ........     53          6            2(4)      2      4       32.4%       44.8%        1
  Daytona Beach, FL  .......     93          1           --        --      1        8.9%(4)    33.3%        1
  Jackson, MS  .............    118          6           --         2      4       27.9%       56.0%        1
  Biloxi, MS  ..............    134          2           --        --      2       22.4%(4)    34.6%        1

SOUTHWEST REGION
  Dallas, TX  ..............      7         --            2        --      2        5.4%        5.8%        5
  Houston, TX  .............      9          2            2         1      3       13.2%       15.8%        2
  San Diego, CA  ...........     15          2           --        --      2        9.1%       10.1%        4
  Tucson, AZ  ..............     62          4           --         2      2       23.9%       26.2%        1
  Wichita, KS  .............     91          3           --         1      2       16.5%       21.0%        3
                                       -----------  -----------  -----  -----
    Total  .................                60           18        17     59

------------

   (1) Does not include eight radio stations which are currently owned by the Company and are to be transferred in the Pending Dispositions, the Chancellor Exchange and the CBS Exchange (each as defined herein). See "Agreements Related to the Pending Acquisitions and the Pending Dispositions."

   (2) Ranks radio stations currently operated and radio stations anticipated to be operated by the Company upon the consummation of the Pending Acquisitions and Pending Dispositions against radio stations actually owned and operated in 1995 by other market participants.

   (3) Based upon Arbitron's Spring 1996 Radio Market Report.

   (4) The Company currently provides programming and sells advertising on these stations pursuant to an LMA.

                              OPERATING STRATEGY

   The Company seeks to maximize its Broadcast Cash Flow by employing its operating strategy, which has the following principal components:

   Operate Highly Ranked Stations. The Company believes that highly ranked stations, measured in terms of combined market audience share, provide important competitive advantages. Highly ranked stations generally receive a disproportionately large share of their market's advertising revenues because such stations are regarded as an efficient means of targeting advertising dollars at well-defined audiences. Such stations can better capitalize on the operating leverage inherent in the radio industry because the costs of operating a radio station are generally fixed and, therefore, increased revenues generally result in disproportionately larger increases in Broadcast Cash Flow. For example, the stations in Pittsburgh and Indianapolis to be acquired in the Secret Communications Acquisition (as defined herein) have significantly higher combined revenue shares than their combined audience shares.

   Assemble Market Clusters with Regional Concentrations. The Company intends to capitalize on the recently enacted Telecommunications Act of 1996 (the "Recent Legislation") by continuing to assemble and operate a cluster of stations in each of its principal markets. The Company believes that, by controlling a larger share of the total advertising inventory in a particular market, it can offer advertisers attractive packages of advertising options. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams and eliminate duplicative operating and overhead expenses. By assembling market clusters with a regional concentration, the Company believes that it will be able to increase revenues by targeting regionally-based advertisers and capturing a larger share of their advertising budgets. The Pending Acquisitions will strengthen the Company's existing clusters of stations and create additional clusters within regions in which it already operates.

   Enhance Revenues and Control Costs. The Company seeks to maximize Broadcast Cash Flow by employing management techniques to enhance revenues while maintaining strict cost controls. Key elements of the Company's strategy include:

   Aggressive Sales and Inventory Management. In each of its market clusters, the Company utilizes sophisticated sales reporting systems to monitor its sales activity and to formulate and implement pricing and inventory controls. The Company believes that controlling a larger share of the total advertising inventory in a particular market enhances its ability to identify market trends and optimize pricing and inventory management.

   Targeted Programming. The Company utilizes extensive market research to refine the programming at each of its stations and to position each of the stations within a particular cluster to maximize the total audience share and market revenue of the cluster as a whole. The Company's cluster approach is designed to afford it the flexibility either to develop strong programming formats for its market leading stations or to develop independently successful program formats to meet the needs of particular market conditions.

   Strict Cost Controls. The Company's management imposes strict financial reporting requirements and expense budget limitations on each of its stations. In addition, management maintains a centralized accounting system which allows it to monitor the performance and operations of each of its stations. Such centralization allows the Company to achieve expense savings in certain areas, including purchasing and administrative expenses. The Company also achieves expense savings through the elimination of certain duplicative costs within its markets and market clusters.

   Leverage Regional Management Structure. The Company emphasizes both regional and local management of its radio stations. In July 1996, in anticipation of its rapid growth, the Company implemented a new regional management structure. The regional operations are currently managed under the direction of five regional vice presidents, each of whom reports directly to the Company's Chief Executive Officer and Chief Operating Officer. Each of these regional vice presidents is an experienced executive with over 15 years of radio broadcasting experience. Through this regional management structure, the Company believes that it will be able to more readily transfer the programming and sales successes of individual stations and clusters to other stations and clusters within the same region. The Company believes that regional management and coordination will enable it to maximize the benefits of operating a national station franchise while maintaining controls over local operations. Local management is primarily responsible for building and developing a sales team capable of converting the station's audience rankings into revenues. The Company's general managers and sales managers are motivated through incentive compensation based primarily upon their station's cash flow performance. The stations to be acquired in the Pending Acquisitions (as defined herein) are in regions where the Company has already established a regional management structure.

   Generate Incremental Cash Flow Through Complementary Businesses. The Company intends to selectively pursue acquisitions of, and other business arrangements with, complementary businesses that effectively leverage the Company's core capabilities as one of the largest radio station groups in the United States. This strategy is reflected in the recent acquisition of Delsener/Slater, a concert promotion company, that the Company believes will create cross-promotional and other revenue-enhancing opportunities with certain radio stations owned and operated by the Company. The Company is currently considering certain other complementary acquisitions, including additional concert promotion companies.

                                  MANAGEMENT

   The Company's senior management team is comprised of Robert F.X. Sillerman, Executive Chairman, Michael G. Ferrel, Chief Executive Officer, D. Geoffrey Armstrong, Chief Operating Officer, and Thomas P. Benson, Chief Financial Officer. The Company's senior management has substantial experience in operating radio stations in markets of all sizes, identifying attractive acquisition candidates and integrating acquired radio stations. Corporate management continuously provides local management with advice and support in the development of advertising and marketing strategies, sales force training and motivation techniques.

                PENDING ACQUISITIONS AND PENDING DISPOSITIONS

   In October 1996, the Company entered into an agreement with Secret Communications Limited Partnership, a privately-held entity ("Secret Communications"), pursuant to which the Company agreed to acquire substantially all of the assets used in the operation of nine radio stations located in Indianapolis, Indiana, Pittsburgh, Pennsylvania, and Cleveland, Ohio for $300.0 million. Two of the radio stations in Pittsburgh are not yet owned by Secret Communications but are anticipated to be acquired prior to the consummation of the acquisition, and Secret Communications currently provides services to these stations pursuant to an LMA. Management of the Company believes that the acquisition offers significant opportunity to improve revenues at the acquired stations. In the Pittsburgh market, management anticipates that the Company will benefit from several recent actions taken by Secret Communications, including the adoption of a new format at one station, completion of a facilities swap which resulted in another station moving to a stronger signal with improved coverage of the market area and consolidation of certain selling and administrative functions between the two stations currently owned by Secret Communications and the two stations which Secret Communications began to operate under an LMA in June 1996. The parties have reached an agreement in principle to amend the purchase agreement to provide that the Cleveland stations will not be acquired by the Company and the purchase price will be reduced to $255.0 million (the "Secret Communications Acquisition"). See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Secret Communications Acquisition."

   In addition, pursuant to separate agreements, the Company has also agreed to: (i) acquire a 96% interest in four radio stations operating in Richmond, Virginia, where the Company currently owns one station (the "Richmond Acquisition"); (ii) exchange one radio station operating in Washington, D.C./Baltimore, Maryland, for two radio stations operating in Dallas, Texas (the "CBS Exchange"); (iii) acquire one radio station operating in Hartford, Connecticut, where the Company currently owns four stations (the "Hartford Acquisition"); (iv) acquire two radio stations operating in Houston, Texas, where the Company currently owns two stations (the "Texas Coast Acquisition"); (v) exchange four radio stations owned by the Company and located on Long Island, New York, for two radio stations operating in Jacksonville, Florida, where the Company currently owns four stations, and a cash payment (the "Chancellor Exchange"); and (vi) sell one radio station operating in Little Rock, Arkansas (the "Little Rock Disposition"), and two radio stations operating in Myrtle Beach, South Carolina (the "Myrtle Beach Disposition").

   The Secret Communications Acquisition, the Richmond Acquisition, the CBS Exchange, the Hartford Acquisition, the Texas Coast Acquisition and the Chancellor Exchange are referred to herein collectively as the "Pending Acquisitions." The Little Rock Disposition and the Myrtle Beach Disposition are referred to herein collectively as the "Pending Dispositions."

   The Company anticipates that it will consummate all of the Pending Acquisitions and the Pending Dispositions as follows:

                                       CASH PURCHASE     ANTICIPATED DATE OF
            TRANSACTION               (SALE) PRICE(1)       CONSUMMATION
----------------------------------  ------------------  -------------------
                                       (IN MILLIONS)
Hartford Acquisition ..............         $25.5         1st quarter 1997
Texas Coast Acquisition ...........          41.5 (2)     1st quarter 1997
Little Rock Disposition ...........         (4.1)         1st quarter 1997
Myrtle Beach Disposition ..........         (5.1)         1st quarter 1997
CBS Exchange ......................          --           1st quarter 1997
Richmond Acquisition ..............          40.4         2nd quarter 1997
Chancellor Exchange ...............        (11.0)         2nd quarter 1997
Secret Communications Acquisition           255.0 (3)     3rd quarter 1997

------------

   (1) Represents the gross cash sale or purchase price for the corresponding transaction. Certain of these amounts do not reflect amounts advanced or placed in escrow, payable over a period of time, or to be paid in stock of the Company.

   (2) Includes amounts payable in respect of certain ancillary agreements. Does not include certain additional contingent liabilities.

   (3) Does not include certain additional contingent liabilities.

   The timing and completion of the Pending Acquisitions and the Pending Dispositions are subject to a number of conditions, certain of which are beyond the Company's control. Each of the Pending Acquisitions and each of the Pending Dispositions is subject to the approval of the Federal Communications Commission (the "FCC"). Additionally, the Department of Justice, Antitrust Division (the "Antitrust Division") has indicated its intention to review matters related to the concentration of ownership within markets even when the ownership in question is permitted under the provisions of the Recent Legislation. While the Company believes that each of the Pending Acquisitions and the Pending Dispositions does not substantially lessen competition, there can be no assurance that the Antitrust Division will not take a contrary position, which could delay or prevent the consummation of any or all of the Pending Acquisitions or require the Company to restructure its ownership in the relevant market or markets. The Company's ability to consummate the Pending Acquisitions is also subject to the availability of funds under the Company's $225.0 million senior credit facility (the "Credit Agreement") and the consummation of this Preferred Stock Offering. See "Risk Factors--Risks Related to the Pending Acquisitions and the Pending Dispositions" and "Agreements Related to the Pending Acquisitions and the Pending Dispositions" in this Prospectus Supplement and "Risk Factors--Extensive Regulation of Radio Broadcasting" in the accompanying Prospectus.

                                FINANCING PLAN

   The Company's plan for financing the Pending Acquisitions is set forth below:

 SOURCES OF FUNDS:
  Preferred Stock Offering  ..........   $225,000,000
  Credit Agreement(1)  ...............    152,200,000
  Chancellor Exchange  ...............     11,000,000
  Pending Dispositions(2)  ...........      1,100,000
                                       --------------
    Total sources of funds  ..........   $389,300,000
                                       ==============
USES OF FUNDS:
  Repayment of Credit Agreement(1)  ..   $ 50,000,000
  Richmond Acquisition(3)  ...........     22,300,000
  Secret Communications
  Acquisition(4)  ....................    240,000,000
  Hartford Acquisition(5)  ...........     23,000,000
  Texas Coast Acquisition(6)  ........     39,000,000
  Fees and expenses(7)  ..............     15,000,000
                                       --------------
    Total uses of funds  .............   $389,300,000
                                       ==============

------------

   (1) The Company will utilize $50.0 million of the proceeds of the Preferred Stock Offering to pay down the outstanding balance (which currently bears interest at rates of 8.25% to 8.50% per annum) under the Credit Agreement. The Company anticipates that this amount will be borrowed to finance a portion of the Secret Communications Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   (2) The portion of the sale price to be received in the first six months following the Myrtle Beach Disposition is approximately $500,000. The purchase price of the Little Rock Disposition is $4.1 million, of which $3.5 million has been paid pursuant to an LMA and will be applied against the purchase price. See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Little Rock Disposition."

   (3) Excludes certain operating expenditures of approximately $1.6 million, which have been paid by the Company. Also excludes $14.5 million which the Company has advanced to finance the acquisition of two stations and $2.0 million which has been deposited in escrow in order to secure the Company's obligations under the acquisition agreement. See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Richmond Acquisition."

   (4) The purchase price of the Secret Communications Acquisition is $255.0 million, subject to certain adjustments. Of this amount, $15.0 million has been segregated pursuant to a letter of credit which secures the Company's obligations under the purchase agreement. Assumes execution of an amendment to the purchase agreement, which, in addition to reducing the purchase price to $255.0 million, will provide that the Company is not obligated to consummate the Secret Communications Acquisition prior to July 15, 1997. See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Secret Communications Acquisition."

   (5) Assumes no adjustment to the purchase price of the Hartford Acquisition of $25.5 million. Of this amount, $2.5 million has been deposited by the Company in escrow in order to secure its obligations under the purchase agreement. See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Hartford Acquisition."

   (6) The purchase price of the Texas Coast Acquisition is $38.0 million. Of this amount, $2.5 million has been deposited by the Company in escrow accounts in order to secure its obligations under the purchase agreement. In addition, the Company is obligated to pay (i) $3.5 million (of which the seller has agreed to bear $250,000) for environmental recovery and (ii) approximately $214,000 in the first year (a total of $1.5 million over seven years) under a noncompetition agreement. These amounts do not include certain additional contingent liabilities relating to the environmental recovery. See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Texas Coast Acquisition."

   (7) Consists of fees and expenses of the Preferred Stock Offering and the Credit Agreement of approximately $11.0 million and of the Pending Acquisitions of approximately $4.0 million.

    The Company currently anticipates borrowing $152.2 million under the Credit Agreement in the third quarter of 1997 to consummate the Secret Communications Acquisition. The availability of such borrowings will be subject to meeting certain financial tests contained in the Credit Agreement relating to the cash flow of the Company's stations. There can be no assurance, however, that the Company will have adequate borrowing capacity under the Credit Agreement. If the Company's borrowing capacity under the Credit Agreement is not sufficient to finance the Secret Communications Acquisition, the Company will be required to either seek modification of the Credit Agreement or obtain alternative financing in order to consummate the Secret Communications Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Risk Factors--Risks Related to the Pending Acquisitions and the Pending Dispositions."

   The consummation of the Pending Acquisitions and the Pending Dispositions is subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that such transactions will be completed on the terms described herein or at all. See "Risk Factors--Risks Related to Pending Acquisitions and Dispositions." If any of the Pending Acquisitions is not consummated or if any additional acquisition opportunities arise, the Company may apply the proceeds intended to finance certain of the Pending Acquisitions for other acquisitions, to reduce indebtedness or for working capital and other corporate purposes. Although the Company currently has no agreements or commitments for additional acquisitions other than the Pending Acquisitions, pursuant to the Company's expansion strategy, it intends to continue to seek additional acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 THE OFFERING

Securities Offered .....         2,250,000 shares of 12 5/8% Series E
                                 Cumulative Exchangeable Preferred Stock, par value $.01 per share, plus any additional shares of such stock issued from time to time in lieu of cash dividends.

Issue Price ............         $100.0 per share, plus accumulated and
                                 unpaid dividends, if any, from January 23, 1997 (the "Issue Date").

Dividends ..............         At a rate equal to 12 5/8% per annum of the
                                 liquidation preference per share, payable semi-annually beginning July 15, 1997, and accumulating from the Issue Date. The
                                 Company, at its option, may pay dividends on any dividend payment date occurring on or before January 15, 2002, either in cash or by the issuance of additional shares of Series E Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates .         January 15 and July 15, commencing July 15,
                                 1997.

Ranking ................         The Series E Preferred Stock will, with
                                 respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank junior to the Company's
                                 Series D Preferred Stock, of which $149.5 million in aggregate liquidation preference was outstanding as of December 31, 1996. The
                                 Series E Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all other classes of common stock and preferred stock of the Company outstanding upon consummation of the Preferred Stock Offering.

Liquidation Rights .....         Upon any liquidation, dissolution or winding
                                 up of the affairs of the Company or
                                 reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's Common Stock, the Series E
                                 Preferred Stock will have a liquidation
                                 preference of $100.0 per share plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities (as defined herein), including, without limitation, the common stock of the Company, but excluding the Series D Preferred Stock. See "Description of Series E Preferred Stock and Exchange
                                 Debentures--Description of Series E
                                 Preferred Stock--Liquidation Rights."

Mandatory Redemption ...         The Company is required, subject to certain
                                 conditions, to redeem all of the Series E
                                 Preferred Stock outstanding on October 31,
                                 2006, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption ....         The Series E Preferred Stock is redeemable,
                                 at the option of the Company, in whole or in part, at any time on or after January 15, 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to January
                                 15, 2000 the Company may, at its option, redeem up to 50% of the aggregate of (i) the liquidation preference of the Series E
                                 Preferred Stock issued (whether initially issued or issued in lieu of cash dividends) less the liquidation preference of Series E
                                 Preferred Stock exchanged for Exchange
                                 Debentures and (ii) the principal amount of Exchange Debentures issued (whether issued in exchange for Series E Preferred Stock or in lieu of cash interest), with the net proceeds of one or more common equity offerings received on or after the date of original issuance of the Series E Preferred
                                 Stock at a redemption price of 112.625% of the liquidation preference or principal amount, as the case may be, plus accumulated and unpaid dividends in the case of Series E
                                 Preferred Stock and accrued and unpaid
                                 interest in the case of Exchange Debentures;
                                 provided, that after any such redemption, if any Series E Preferred Stock or Exchange
                                 Debentures remain outstanding, at least
                                 $50.0 million in liquidation preference or principle amount, as applicable, of such securities remain outstanding.

Exchange Rights ........         On any Dividend Payment Date, the Company
                                 may, at its option, exchange, in whole or in part, on a pro rata basis, the outstanding
                                 Series E Preferred Stock for the Exchange
                                 Debentures upon payment of all accrued and unpaid dividends; provided that immediately after giving effect to any such partial exchange, there shall be outstanding shares of Series E Preferred Stock (whether initially issued or issued in lieu of cash dividends) with an aggregate liquidation preference of not less than $50.0 million and not less than $50.0 million in aggregate principal amount of Exchange Debentures. The
                                 Company's ability to exercise the exchange option is subject to compliance with its debt agreements.

Change of Control ......         In the event of a Change of Control, the
                                 Company will, subject to the prior repayment or the obtaining of consents from the holders of all outstanding Indebtedness under the Credit Agreement and the New Notes
                                 (as defined herein), offer to purchase all outstanding shares of Series E Preferred
                                 Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase. The Company will be required to either repay such outstanding Indebtedness or obtain such consents within 90 days of any change of control. There can be no assurance that the Company will have sufficient funds to purchase all of the shares of Series E Preferred Stock in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, or at all. See "Risk Factors--Ability to Finance
                                 Change of Control Repurchase" and
                                 "Description of Series E Preferred Stock and
                                 Exchange

                                 Debentures--Description of Series E
                                 Preferred Stock--Change of Control" in this Prospectus Supplement and "Risk
                                 Factors--Change of Control" in the
                                 accompanying Prospectus.

Voting .................         The Series E Preferred Stock will be
                                 non-voting, except as otherwise required by law and as specified in the Certificate of Designations (as defined herein). Upon the Company's failure to meet certain obligations to holders of Series E Preferred
                                 Stock, the holders of Series E Preferred
                                 Stock will be entitled to elect two
                                 additional members to the Company's Board of Directors.

Certain Restrictive
Provisions .............         The Certificate of Designations will contain
                                 certain restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined herein), pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with any other person.

The Exchange Debentures

Issue ..................         12 5/8% Senior Subordinated Exchange
                                 Debentures due 2006 issuable in exchange for the Series E Preferred Stock in an aggregate principal amount equal to the liquidation preference of the shares of Series E
                                 Preferred Stock so exchanged, plus any
                                 additional Exchange Debentures issued from time to time in lieu of cash interest through the date of such exchange (the
                                 "Exchange Date").

Maturity ...............         October 31, 2006.

Interest Rate and
Payment Dates ..........         The Exchange Debentures will bear interest
                                 at a rate of 12 5/8% per annum. Interest will accrue from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semi-annually in cash (or, at the option of the Company on or prior to January 15, 2002, in additional
                                 Exchange Debentures having a principal
                                 amount equal to the amount of interest so
                                 paid) in arrears on each January 15 and July
                                 15, commencing with the first such date
                                 after the applicable Exchange Date.

Ranking ................         The Exchange Debentures will be general
                                 unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. In addition, the Exchange
                                 Debentures will not be guaranteed by any of the Company's subsidiaries and will, therefore, be effectively subordinated to all existing and future Indebtedness of the Company's subsidiaries. The Exchange
                                 Debentures will rank pari passu with the New
                                 Notes and will rank senior to any 61/2%
                                 Exchange Notes due May 31, 2007, issued in exchange for any of the Company's outstanding shares of Series D Preferred
                                 Stock. As of September 30, 1996, the total amount of Senior

                                 Debt of the Company, pro forma for the
                                 Transactions, would have been $138.0 million and the total amount of indebtedness and other liabilities of the Company's subsidiaries (including their guarantees of the New Notes) would have been $725.0 million. The Exchange Debentures will rank pari passu or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be.

Optional Redemption ....         The Exchange Debentures are redeemable, at
                                 the option of the Company, in whole or in part, at any time on or after January 15, 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid interest to the date of redemption. In addition, prior to January
                                 15, 2000 the Company may, at its option, redeem up to 50% of the aggregate of (i) the liquidation preference of the Series E
                                 Preferred Stock issued (whether initially issued or issued in lieu of cash dividends) less the liquidation preference of Series E
                                 Preferred Stock exchanged for Exchange
                                 Debentures and (ii) the principal amount of Exchange Debentures issued (whether issued in exchange for Series E Preferred Stock or in lieu of cash interest), with the net proceeds of one or more common equity offerings received on or after the date of original issuance of the Series E Preferred
                                 Stock at a redemption price of 112.625% of the liquidation preference or principal amount, as the case may be, plus accumulated and unpaid dividends in the case of Series E
                                 Preferred Stock and accrued and unpaid
                                 interest in the case of Exchange Debentures;
                                 provided, that after any such redemption, if any Series E Preferred Stock or Exchange
                                 Debentures remain outstanding, at least $50 million in liquidation preference or principle amount, as applicable, of such securities remain outstanding.

Change of Control ......         In the event of a Change of Control, the
                                 Company will, subject to certain conditions, be required to offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.
                                 There can be no assurance that the Company will have sufficient funds to purchase all the Exchange Debentures in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. See "Risk
                                 Factors--Ability to Finance Change of
                                 Control Repurchase" and "Description of
                                 Series E Preferred Stock and Exchange
                                 Debentures--Description of Exchange
                                 Debentures--Change of Control" in this
                                 Prospectus Supplement and "Risk
                                 Factors--Change of Control" in the
                                 accompanying Prospectus.

Certain Covenants ......         The indenture governing the Exchange
                                 Debentures (the "Exchange Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional
                                 Indebtedness, pay dividends or make
                                 certain other restricted payments,
                                 consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Debentures, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets to any other person.

                                 RISK FACTORS

   See "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus for a discussion of certain risk factors that should be considered in evaluating an investment in the Series E Preferred Stock.

                     SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   The Summary Consolidated Financial Data of the Company and predecessors include the historical financial statements of Capstar Communications, Inc., a predecessor of the Company ("Capstar"), and the historical financial statements of the Company since its formation on February 26, 1992. The Summary Consolidated Financial Data as of September 30, 1996, and for the nine months ended September 30, 1996 and 1995, have been derived from the unaudited consolidated financial statements and notes thereto of the Company which are incorporated herein by reference. The pro forma summary data as of September 30, 1996, and for the year ended December 31, 1995, and the nine months ended September 30, 1996 and 1995, are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1996, are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1996. The historical consolidated financial results for the Company are not comparable from year to year because of the acquisition and disposition of various radio stations by the Company during the periods covered. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                              YEAR ENDED DECEMBER 31,                         NINE MONTHS ENDED SEPTEMBER 30,
                           ------------------------------------------------------------ -----------------------------------------
                                                                          PRO FORMA FOR                             PRO FORMA
                                                                               THE                                   FOR THE
                                                                         TRANSACTIONS(8)                         TRANSACTIONS(8)
                                                                           (UNAUDITED) (UNAUDITED) (UNAUDITED)     (UNAUDITED)
                              1991     1992      1993     1994     1995        1995        1995       1996            1996
                           -------- --------  --------- -------  -------- ------------- ---------  ---------     ----------------
STATEMENT OF OPERATIONS
 DATA:
Net revenues(1)  .......... $13,442  $15,003   $ 34,233  $55,556  $76,830    $239,246     $55,328   $ 92,840        $191,957
Station operating expenses    9,105    9,624     21,555   33,956   51,039     151,159      36,556     61,448         115,948
Depreciation,
 amortization, duopoly
 integration
 costs and acquisition
 related costs(2)  ........   3,726    3,208      4,475    5,873    9,137      40,379       5,672     10,663          30,946
Corporate expenses  .......     726      769      1,808    2,964    3,797       7,500       2,838      4,475           6,017
Non-recurring charges
 including adjustments to
 broadcast rights
 agreement(3)(4)  .........      --       --     13,980       --    5,000       1,061       5,000     27,489          26,930
                           -------- --------  --------- -------  -------- ------------- ---------  ---------     ----------------
Operating income (loss)  ..    (115)   1,402     (7,585)  12,763    7,857      39,147       5,262    (11,235)         12,116
Other (income) loss/net  ..    (124)                (17)     121     (650)     (1,003)       (451)        --             (83)
Interest expense,
 including amortization
 of deferred financing
 costs  ...................   4,241    3,610      7,351    9,332   12,903      61,362       9,515     18,849          46,422
Minority interest  ........      --       --         --       --       --           2          --         --             (13)
                           -------- --------  --------- -------  -------- ------------- ---------  ---------     ----------------
Income (loss) before
 income taxes,
 extraordinary item and
 cumulative effect of a
 change in accounting
 principle  ...............  (4,232)  (2,208)   (14,919)   3,310   (4,396)    (21,214)     (3,802)   (30,084)        (34,210)
Income tax expense
 (benefit)  ...............      --       --      1,015    1,474       --          --          --         --              --
Extraordinary loss on debt
 retirement  ..............      --       --      1,665       --       --          --          --         --              --
Cumulative effect of a
 change in accounting
 principle  ...............      --       --        182       --       --          --          --         --              --
                           -------- --------  --------- -------  -------- ------------- ---------  ---------     ----------------
Net income (loss)  ........  (4,232)  (2,208)   (17,781)   1,836   (4,396)    (21,214)     (3,802)   (30,084)        (34,210)
Redeemable preferred stock
 dividends and
 accretion(5)  ............     302      385        557      348      291      38,362         219      3,551          28,872
                           -------- --------  --------- -------  -------- ------------- ---------  ---------     ----------------
Net income (loss)
 applicable to common
 stock  ................... $(4,534) $(2,593)  $(18,338) $ 1,488  $(4,687)   $(59,576)    $(4,021)  $(33,635)       $(63,082)
                           ======== ========  ========= =======  ======== ============= =========  =========     ================
Net income (loss) per
 share  ................... $ (3.85) $ (2.20)  $  (7.08) $  0.26  $ (0.71)   $  (7.06)    $ (0.62)  $  (4.55)       $  (6.83)
                           ======== ========  ========= =======  ======== ============= =========  =========     ================
Weighted average common
 shares outstanding  ......   1,179    1,179      2,589    5,792    6,596       8,436       6,532      7,394           9,234
Ratio of earnings to fixed
 charges(6)  ..............      --       --         --     1.4x       --          --          --         --              --
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends(6)  ............      --       --         --     1.3x       --          --          --         --              --
OTHER OPERATING DATA:
Broadcast Cash Flow (7)  .. $ 4,337  $ 5,379   $ 12,678  $21,600  $25,791    $ 88,087     $18,772   $ 31,392        $ 76,009
EBITDA (7)  ...............   3,611    4,610     10,870   18,636   21,994      80,587      15,934     26,917          69,992

                                                  DECEMBER 31,                            SEPTEMBER 30, 1996
                             -----------------------------------------------------  ----------------------------
                                                                                                   PRO FORMA FOR
                                                                                                    THE PENDING
                                                                                                   TRANSACTIONS
                                                                                                       AS OF
                                                                                                   SEPTEMBER 30,
                                                                                       ACTUAL         1996(9)
                                1991       1992       1993       1994       1995     (UNAUDITED)    (UNAUDITED)
                             ---------  ---------  ---------  ---------  ---------  -----------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents  .   $    96    $   657   $ 10,287   $  3,194   $ 11,893    $ 40,139      $    2,241
Current assets .............     3,065      4,515     31,273     28,367     32,505     103,884          64,353
Total assets ...............    37,367     36,127    152,871    145,808    187,337     725,929       1,190,836
Long-term debt .............    38,828     39,011     81,627     81,516     81,850     451,922         589,922
Redeemable Preferred Stock:
  Series A Preferred Stock .     2,839      3,892        917         --         --          --              --
  Series B Preferred Stock .       133         --      2,784      2,466      1,735       1,889           1,889
  Series C Preferred Stock .        --         --         --         --      1,550       1,614           1,614
  Series D Preferred Stock .        --         --         --         --         --     149,500         149,500
  Series E Preferred Stock .        --         --         --         --         --          --         214,313
Stockholders' equity .......    (6,951)    (9,411)    48,598     48,856     83,061      25,079          97,079

------------

   (1) Net revenues on a pro forma basis includes $3,584,000 and $2,645,000 of fees from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, that would have been received by the Company had the SCMC Termination Agreement been in effect as of January 1, 1995. Future fees may be lesser or greater based upon the future acquisition and financing activities of Triathlon.

   (2) Includes $1,400,000 and $355,000 of duopoly integration costs incurred during the year ended December 31, 1995 and the nine months ended September 30, 1996.

   (3) Represents in 1993 the non-cash non-recurring charge related to the valuation of the common stock issued to the Company's founders at the Company's initial public offering in September 1993 and certain pooling costs related to the merger of Capstar with and into a subsidiary of the Company.

   (4) Amounts for the nine months ended September 30, 1996 reflect non-recurring charges related to the Company's termination agreement with R. Steven Hicks, a former executive officer of the Company (the "Hicks Agreement"), the Armstrong Agreement (as defined herein) and the SCMC Termination Agreement.

   (5) Includes dividends on preferred stock which the Company redeemed in 1993, accretion on outstanding redeemable preferred stock, dividends on the Series D Preferred Stock and assumed dividends on the Series E Preferred Stock.

   (6) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends and the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes and fixed charges. "Fixed charges and preferred stock dividends" consists of interest on all indebtedness, amortization of deferred financing costs and preferred stock dividends. "Fixed charges" consists of interest on all indebtedness and amortization of deferred financing costs. Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $33,635,000, $4,687,000, $15,476,000,
       $2,593,000 and $4,534,000 for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1993, 1992 and 1991, respectively. Pro forma earnings for the nine months ended September 30, 1996 and the year ended December 31, 1995, would have been insufficient to cover combined fixed charges and preferred stock dividends by $63,082,000 and $59,576,000, respectively, pro forma for the Transactions. Earnings were insufficient to cover fixed charges by $30,084,000, $4,396,000, $14,919,000, $2,208,000 and $4,232,000 during the nine months ended September 30, 1996 and the years ended December 31, 1995, 1993, 1992 and 1991, respectively. Pro forma earnings for the nine months ended September 30, 1996 and the year ended December 31, 1995, would have been insufficient to cover fixed charges by $34,310,000 and $21,244,000, respectively, pro forma for the Transactions.

   (7) "Broadcast Cash Flow" means net revenues (including, where applicable, fees earned or to be earned on a pro forma basis by the Company pursuant to the SCMC Termination Agreement and concert revenues less concert costs of Delsener/Slater) less station operating expenses. "EBITDA" means net income (loss) before (i) extraordinary items, (ii) provisions for income taxes, (iii) interest (income) expense, (iv) other (income) expense,

       (v) cumulative effects of changes in accounting principles, (vi) depreciation, amortization, duopoly integration costs and acquisition related costs, and (vii) non-recurring charges. The difference between Broadcast Cash Flow and EBITDA is that EBITDA reflects the impact of corporate expenses. Although Broadcast Cash Flow and EBITDA are not measures of performance calculated in accordance with GAAP, the Company believes that Broadcast Cash Flow and EBITDA are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
       On a pro forma basis giving effect to the Transactions, Broadcast Cash Flow attributable to the fees earned pursuant to the SCMC Termination Agreement and concert revenues less concert costs of Delsener/Slater would have been $9,609,000 and $8,349,000 for the year ended December 31, 1995, and for the nine months ended September 30, 1996, respectively.

   (8) The unaudited pro forma Statement of Operations Data for the nine months ended September 30, 1996, and the year ended December 31, 1995, are presented as if the Company had completed the Transactions as of January 1, 1995. The term "Transactions" is defined in the Glossary.

   (9) The unaudited pro forma Balance Sheet Data at September 30, 1996, is presented as if the Company had completed as of September 30, 1996, the Pending Transactions as of September 30, 1996. The term "Pending Transactions as of September 30, 1996" is defined in the Glossary.

                                   GLOSSARY

   "Acquisitions" means, collectively, the Recent Acquisitions and the Pending Acquisitions.

   "Albany Acquisition" means the acquisition, consummated in January 1997, of substantially all of the assets used in the operation of WYSR-FM, operating in Albany, New York.

   "Broadcast Cash Flow" is defined as net revenues (including, where applicable, fees earned or to be earned on a pro forma basis by the Company pursuant to the SCMC Termination Agreement and concert revenues less concert costs of Delsener/Slater) less station operating expenses.

   "CBS Exchange" means the pending exchange by the Company of radio station WHFS-FM, operating in Washington, D.C./Baltimore, Maryland, for KTXQ-FM and KRRW-FM, both operating in Dallas, Texas, and owned by CBS, Inc.

   "Chancellor Exchange" means the pending exchange of the Company's radio stations WBAB-FM, WHFM-FM, WBLI-FM and WGBB-AM, each operating on Long Island, New York, for WFYV-FM and WAPE-FM, both operating in Jacksonville, Florida, and a payment to the Company of $11.0 million in cash.

   "Credit Agreement" means the definitive credit agreement the Company entered into in November 1996, which increases amounts available under its senior credit facility to $225.0 million.

   "Dallas Disposition" means the sale, consummated in October 1996, of radio station KTCK-AM, operating in Dallas, Texas.

   "Delsener/Slater Acquisition" means the acquisition, consummated in January 1997, of Delsener/ Slater Enterprises, Ltd., a concert promotion company, and certain affiliated entities (collectively, "Delsener/Slater").

   "Dispositions" means, collectively, the Recent Dispositions and the Pending Dispositions.

   "EBITDA" is defined as net income (loss) before (i) extraordinary items,
(ii) provisions for income taxes, (iii) interest (income) expense, (iv) other (income) expense, (v) cumulative effects of changes in accounting principles,
(vi) depreciation, amortization, duopoly integration costs and acquisition related costs and (vii) non-recurring charges.

   "Greensboro Acquisition" means the acquisition, consummated in November 1996, of substantially all of the assets of WHSL-FM, operating in Greensboro, North Carolina.

   "Greenville Acquisition" means the acquisition, consummated in June 1996, of substantially all of the assets of WROQ-FM, operating in Greenville-Spartanburg, South Carolina.

   "Hartford Acquisition" means the pending acquisition by the Company of WWYZ-FM, which operates in Hartford, Connecticut.

   "Houston Exchange" means the exchange, consummated in December 1996, of the Company's radio station KRLD-AM, operating in Dallas, Texas, and the Company's Texas State Networks for radio station KKRW-FM, operating in Houston, Texas.

   "Jackson Acquisitions" means, collectively, the acquisitions, consummated in the third quarter of 1996, of substantially all of the assets of WJDX-FM, WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi.

   "Liberty Acquisition" means the acquisition, consummated in July 1996, of Liberty Broadcasting Incorporated, which owned and operated or provided programming to or sold advertising on behalf of 14 FM and six AM radio stations located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York; and Richmond, Virginia.

    "Little Rock Disposition" means the pending sale of KOLL-FM, operating in Little Rock, Arkansas, to Triathlon.

   "Louisville Acquisition" means the acquisition, consummated in September 1996, from Prism of substantially all of the assets of WVEZ-FM, WTFX-FM and WWKY-AM, each operating in Louisville, Kentucky.

   "Louisville Dispositions" means the sale, consummated in October 1996, of the three stations acquired in the Louisville Acquisition.

   "MMR Merger" means the merger, consummated in November 1996, of a wholly-owned subsidiary of the Company with and into MMR, as a result of which MMR became a wholly-owned subsidiary of the Company.

   "Myrtle Beach Disposition" means the pending sale of WYAK-FM and WMYB-FM, both operating in Myrtle Beach, South Carolina.

   "Pending Acquisitions" means, collectively, the Chancellor Exchange, the Richmond Acquisition, the CBS Exchange, the Secret Communications
Acquisition, the Hartford Acquisition and the Texas Coast Acquisition.

   "Pending Dispositions" means, collectively, the Little Rock Disposition and the Myrtle Beach Disposition.

   "Pending Transactions as of September 30, 1996" means, collectively, the Pending Acquisitions, the Pending Dispositions, the Greensboro Acquisition, the Dallas Disposition, the MMR Merger, the Houston Exchange, the
Delsener/Slater Acquisition and the Albany Acquisition.

   "Prism Acquisition" means the acquisition, consummated in the third quarter of 1996, of substantially all of the assets of Prism used in the operation of ten FM and six AM radio stations located in five markets:
Louisville, Kentucky; Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona; and Wichita, Kansas.

   "Private Placement" means the Company's private placement in May 1996 of $149.5 million in aggregate liquidation preference of Series D Preferred Stock and of $450.0 million in aggregate principal amount of New Notes.

   "Raleigh-Greensboro Acquisitions" means the acquisition, consummated in June 1996, of substantially all of the assets of WMFR-AM, WMAG-FM and WTCK-AM, each operating in Greensboro, North Carolina, and WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina.

   "Recent Acquisitions" means, collectively, the MMR Merger, the Greensboro Acquisition, the Liberty Acquisition, the Prism Acquisition, the Jackson Acquisitions, the Greenville Acquisition, the Louisville Acquisition, the Raleigh-Greensboro Acquisitions, the Houston Exchange, the Albany Acquisition, the Delsener/Slater Acquisition, and the acquisitions of WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina, KTCK-FM, operating in Dallas, Texas, and KYXY-FM, operating in San Diego, California.

   "Recent Dispositions" means, collectively, the Washington Dispositions, the Louisville Dispositions and the Dallas Disposition.

   "Recent Transactions as of September 30, 1996" means, collectively, the Liberty Acquisition, the Prism Acquisition, the Jackson Acquisitions, the Greenville Acquisition, the Raleigh-Greenboro Acquisitions, the acquisitions of WLYT-FM, operating in Charlottte, North Carolina, KTCK-FM, operating in Dallas, Texas, and KYXY-FM, operating in San Diego, California, the Washington Dispositions and the Louisville Dispositions.

   "Richmond Acquisition" means the pending acquisition of a 96% interest in ABS Communications L.L.C., which owns or will acquire WVGO-FM, WLEE-FM, WKHK-FM and WBZU-FM, each operating in Richmond, Virginia.

    "Secret Communications Acquisition" means the pending acquisition of WFBQ-FM, WRZX-FM and WNDE-AM, each operating in Indianapolis, Indiana, and WDVE-FM, WXDX-FM, WDSY-FM and WJJJ-FM, each operating in Pittsburgh, Pennsylvania.

   "Tender Offer" means a tender offer, consummated in May 1996, pursuant to which the Company repurchased $79.4 million of the $80.0 million in principal amount of 11.375% Senior Subordinated Notes due 2000 outstanding.

   "Transactions" means, collectively, the Acquisitions, the Dispositions, the Preferred Stock Offering, borrowings under the Credit Agreement, the Private Placement and the Tender Offer; the implementation of the Hicks Agreement, the Armstrong Agreement and the SCMC Termination Agreement; and the repayment of the Company's former credit facility.

   "Washington Dispositions" means the sale, consummated in July 1996, of three of the stations acquired from Liberty Broadcasting, each operating in the Washington, D.C./Baltimore, Maryland market.

                                 RISK FACTORS

   An investment in the shares of Series E Preferred Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully, in addition to the other information contained in and incorporated in this Prospectus Supplement (including the financial statements and notes thereto) and the accompanying Prospectus, the following factors in connection with an investment in the shares of Series E Preferred Stock offered hereby. This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, those discussed below or in the "Risk Factors" section of the accompanying Prospectus, as well as those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those discussed elsewhere in this Prospectus Supplement or the accompanying Prospectus.

RISKS RELATED TO THE PENDING ACQUISITIONS AND THE PENDING DISPOSITIONS

   Consummation of each of the Pending Acquisitions and the Pending Dispositions is subject to a number of closing conditions, certain of which are beyond the Company's control. In particular, consummation of each of the Pending Acquisitions and the Pending Dispositions is dependent upon the prior approval by the lenders under the Credit Agreement. The Antitrust Division has indicated its intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Recent Legislation. While the Company believes that each of the Pending Acquisitions and the Pending Dispositions does not substantially lessen competition, there can be no assurance that the Antitrust Division will not take a contrary position, which could delay or prevent the consummation of any or all of the Pending Acquisitions or require the Company to restructure its ownership in the relevant market or markets. See "--Extensive Regulation of Radio Broadcasting" in the accompanying Prospectus. For a more complete description of the conditions precedent to the consummation of each transaction, see "Agreements Related to the Pending Acquisitions and the Pending Dispositions."

   The Company will require financing in addition to the Preferred Stock Offering in order to consummate the Pending Acquisitions, which the Company anticipates obtaining through borrowings under the Credit Agreement, and proceeds from the Chancellor Exchange and the Pending Dispositions. The Company will require funding under the Credit Agreement of approximately $152.2 million in order to consummate the Secret Communications Acquisition in the third quarter of 1997. The ability of the Company to borrow such amount under the Credit Agreement will be subject to meeting certain financial tests dependent on the cash flow of the Company, giving effect to the consummation of the pending acquisitions and dispositions of the Company. There can be no assurance that the Company will have adequate borrowing capacity under the Credit Agreement. If the Company's borrowing capacity under the Credit Agreement is not sufficient to finance the Secret Communications Acquisition, the Company will be required to either seek modification of the Credit Agreement or obtain alternative financing. There can be no assurance that the Company will be able to obtain additional financing or such modification on terms acceptable to the Company or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   As a result of the foregoing, there can be no assurance as to when the Pending Acquisitions or the Pending Dispositions will be consummated or that they will be consummated on the terms described herein or at all. Furthermore, the Company cannot predict whether the consummation of the Pending Acquisitions or the Pending Dispositions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements included herein. In analyzing the Unaudited Pro Forma Condensed Combined Financial Statements and other information, prospective investors should consider that the Pending Acquisitions or the Pending Dispositions may not be consummated at all or on the terms described herein, and the Pending Acquisitions or the Pending Dispositions, if consummated, may be subject to substantial delay.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

   In connection with the Acquisitions, the Company has incurred and will incur significant amounts of indebtedness. As of September 30, 1996, the Company's consolidated indebtedness would have been approximately $589.9 million on a pro forma basis after giving effect to the Transactions. In addition, subject to the restrictions contained in the instruments governing the Company's indebtedness and preferred stock, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. For the year ended December 31, 1995, and the nine months ended September 30, 1996, on a pro forma basis after giving effect to the Transactions as if they had all occurred on January 1, 1995, the Company's earnings (defined as earnings before income taxes and fixed charges) would have been insufficient to cover its fixed charges (defined as interest on all indebtedness and amortization of deferred financing costs) by $21.2 million and $34.3 million, respectively, and would have been insufficient to cover its combined fixed charges and preferred stock dividends by $59.6 million and $63.1 million, respectively.

   The degree to which the Company is leveraged could have material consequences to the Company and the holders of shares of the Company's stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired,
(ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on the Series D Preferred Stock and the Series E Preferred Stock and will not be available for other purposes, (iii) the agreements governing the Company's long-term debt contain, and the Exchange Indenture and the Series D Exchange Note Indenture will contain, restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt, to make dividend, conversion or redemption payments on its preferred stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of these stations into the Company's operations. Based upon the Company's current level of operations and anticipated improvements, management believes that cash flow from operations, together with the net proceeds of this Preferred Stock Offering, borrowings under the Credit Agreement and the Chancellor Exchange, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled interest, principal, dividend, and redemption payments through 1998. There can be no assurance that the Company will be able to borrow under the Credit Agreement, that the Company's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount to enable the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness, or the aggregate liquidation preference of its preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITATIONS ON ABILITY TO PAY DIVIDENDS; RESTRICTIONS ON EXCHANGE

   The terms of the Series D Preferred Stock provide that the Company may not declare or pay any cash dividends or make any cash distributions in respect of the Series E Preferred Stock until all accrued and unpaid dividends on the Series D Preferred Stock have been declared and paid or set aside. Additionally, the Credit Agreement prohibits the payment of cash dividends on the Series E Preferred Stock, and the indenture governing the New Notes (the "New Note Indenture") restricts the Company's ability to pay cash dividends on the Series E Preferred Stock unless certain financial tests (including a ratio of debt to cash flow) and an additional restricted payments test are met. There can be no assurance that the Company will be able to meet the tests required by the Credit Agreement or the New Note Indenture so as to be able to pay cash dividends on the Series E Preferred Stock. For all dividend payment dates through and including January 15, 2002, the Company may, at its option, pay dividends on the Series E Preferred Stock by issuing additional shares of Series E Preferred Stock with the aggregate liquidation preference equal to the amount of such dividends. The Company does not currently intend to pay cash dividends on the Series E Preferred Stock.

   The ability of the Company to exchange Series E Preferred Stock for Exchange Debentures is subject to compliance with the Company's debt agreements. The Credit Agreement and the indenture governing the New Notes currently prohibit the issuance of the Exchange Debentures. There can be no assurance that the Company will be permitted to issue any Exchange Debentures in exchange for Series E Preferred Stock.

RANKING OF THE SERIES E PREFERRED STOCK; SUBORDINATION OF THE EXCHANGE
DEBENTURES

   The Series E Preferred Stock will rank junior in right of payment upon liquidation to all existing and future indebtedness of the Company and to the Series D Preferred Stock. As of December 31, 1996, there were outstanding $149.5 million in aggregate liquidation preference of shares of Series D Preferred Stock. The Series E Preferred Stock will rank senior in right of payment upon liquidation to the common stock of the Company and the shares of Series B Redeemable Preferred Stock (the "Series B Preferred Stock"). The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company. As of September 30, 1996, on a pro forma basis after giving effect to the Transactions, approximately $138.0 million of Senior Debt would have been outstanding and the Company would have available to it approximately $87.0 million of additional borrowing capacity under the Credit Agreement (subject to compliance with the financial tests contained therein). Additional Senior Debt may be incurred by the Company from time to time subject to certain restrictions contained in the Credit Agreement and the New
Note Indenture. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. See "Description of Series E Preferred Stock--Description of the Exchange Debentures--Subordination."

ABILITY TO FINANCE CHANGE OF CONTROL REPURCHASE

   If events occur which constitute a change of control for purposes of the applicable certificate of designations or indenture, then the holders of Series D Preferred Stock, Series E Preferred Stock, Series D Exchange Notes or Exchange Debentures may require the Company to purchase all such securities then outstanding. This repurchase would be at a price, in cash, equal to 101% of the liquidation preference or principal amount thereof (or, in the case of the Series D Preferred Stock or the Series D Exchange Notes, in shares of Class A Common Stock valued at 95% of the Current Market Price, as defined in the applicable certificate of designations or indenture) plus accumulated and unpaid dividends or interest, if any, to the date of purchase. The right of holders of the Series E Preferred Stock to require such a repurchase is subject to the prior repayment, or the obtaining of consents from the holders of, Indebtedness under the Credit Agreement and the New Notes. There can be no assurance that the Company would be able to obtain the funds required by it to effect the repurchase through a refinancing of such securities or otherwise, or that the repurchase of such securities would be permitted under the Company's credit facility or other debt instruments or that the Company would be successful in obtaining any such consents. See "Description of Series E Preferred Stock and Exchange Debentures--Description of Series E Preferred Stock--Change of Control" and "Description of Series E Preferred Stock and Exchange Debentures--Description of the Exchange Debentures--Repurchase at the Option of Holders."

CERTAIN TAX CONSIDERATIONS

   Distributions on the Series E Preferred Stock, whether paid in cash or in additional shares of Series E Preferred Stock, will be taxable as ordinary dividend income to the extent that the cash or fair market value of the additional shares of Series E Preferred Stock on the date of distribution does not exceed the Company's current and accumulated earnings and profits. A holder's initial tax basis in any additional shares of Series E Preferred Stock distributed by the Company in lieu of cash dividend payments on the Series E Preferred Stock will equal the fair market value of such shares on their date of distribution. In addition, depending on the issue price of shares of Series E Preferred Stock on the date of their issuance, holders may be required to include additional amounts of income based on the difference between (x) the issue price of such shares on the date of their issuance and
(y) the amount payable in redemption of such shares, unless the difference is de minimis under the applicable standard (such difference being referred to as "Redemption Premium"). See "Certain Federal Income Tax Considerations--Redemption Premium." Shares of Series E Preferred Stock that bear Redemption Premium generally will have different tax characteristics from other shares of Series E Preferred Stock and might trade separately, which might adversely affect the liquidity of such shares.

   Upon an exchange of shares of Series E Preferred Stock for cash or Exchange Debentures, the holder generally should have capital gain or loss equal to the difference between the cash or issue price of the Exchange Debentures received and the holder's adjusted basis in the shares of Series E Preferred Stock redeemed, unless the exchange has the effect of a dividend. For a discussion of how to determine the issue price of the Exchange Debentures, see "Certain Federal Income Tax Considerations--Original Issue Discount." Holders should also note that if shares of Series E Preferred Stock are exchanged for Exchange Debentures and the stated redemption price at maturity of such Exchange Debentures exceeds their issue price by more than a de minimis amount, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess.

   The Company is allowed to exchange the Series E Preferred Stock for Exchange Debentures from time to time. Because the determination of the issue price of the Exchange Debentures depends on several factors (such as, whether the Exchange Debentures or the Series E Preferred Stock are traded on an established securities market at the time of the exchange, the trading price, and whether the Exchange Debentures bear "adequate stated interest" at the time of the exchange), it is possible that Exchange Debentures issued at different times will have different issue prices. To the extent the Exchange Debentures have different issue prices, they may have different tax characteristics from each other (for example, the amount of OID on such Exchange Debentures may vary) and may trade separately, which may adversely affect the liquidity of such Exchange Debentures.

   For a discussion of these and other relevant tax issues, see "Certain Federal Income Tax Considerations."

FRAUDULENT CONVEYANCE

   Various state and federal fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of the Company. If a court in a lawsuit commenced on behalf of any unpaid creditor of the Company, or by the Company as a Chapter 11 debtor in possession, or by a representative of the Company's creditors with standing were to find that, at the time the Company issued the Exchange Debentures, the Company (x) intended to hinder, delay or defraud any existing or future creditor or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and the Company (i) was insolvent,
(ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transactions for which its remaining assets constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court may, upon appropriate proof, void the Company's obligations under the Exchange Debentures and void such transactions. In such event, claims of the holders of such Exchange Debentures could be subordinated to claims of the other creditors of the Company.

ABSENCE OF PUBLIC MARKET

   There is no existing market for the Series E Preferred Stock or the Exchange Debentures. The Company does not intend to list the Series E Preferred Stock or the Exchange Debentures on a national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Series E Preferred Stock or the Exchange Debentures or as to the liquidity of any trading market for the Series E Preferred Stock or the Exchange Debentures. If a trading market does not develop or is not maintained, holders of the Series E Preferred Stock or the Exchange Debentures may experience difficulty in reselling such Series E Preferred Stock or Exchange Debentures or may be unable to sell them at all. Future trading prices of the Series E Preferred Stock or the Exchange Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Series E Preferred Stock and the Exchange Debentures, in the event that the Exchange Debentures are issued upon exchange of the Series E Preferred Stock. However, the Underwriters are not obligated to do so and any market making may be discontinued at any time without notice.

                                CAPITALIZATION

   The following table sets forth: (i) the actual capitalization of the Company at September 30, 1996, and (ii) the pro forma capitalization of the Company at September 30, 1996, giving effect to the Transactions.

                                                                        SEPTEMBER 30, 1996
                                                                  ----------------------------
                                                                          (IN THOUSANDS)
                                                                                 PRO FORMA FOR
                                                                     ACTUAL           THE
                                                                   (UNAUDITED)   TRANSACTIONS
                                                                  -----------  ---------------
Cash and cash equivalents .......................................   $ 40,139      $    2,241
                                                                  -----------  ---------------
DEBT:
 Credit Agreement ...............................................         --         138,000
 New Notes ......................................................    450,000         450,000
 Old Notes and other ............................................      1,922           1,922
                                                                  -----------  ---------------
  Total debt ....................................................    451,922         589,922
                                                                  -----------  ---------------
REDEEMABLE PREFERRED STOCK:
 Series B Preferred Stock .......................................      1,889           1,889
 Series C Preferred Stock .......................................      1,614           1,614
 Series D Preferred Stock .......................................    149,500         149,500
 Series E Preferred Stock .......................................         --         214,313 (1)
STOCKHOLDERS' EQUITY:
 Class A Common Stock, $.01 par value,
  100,000,000 shares authorized, 6,431,897 shares outstanding as
  of September 30, 1996 actual, and 8,063,087 shares pro forma(2)         64              81
 Class B Common Stock, $.01 par value,
  1,000,000 shares authorized, 856,126 shares outstanding as of
  September 30, 1996 actual, and 1,064,936 shares pro forma  ....         10              12
 Class C Common Stock, $.01 par value,
  1,200,000 shares authorized, none issued and outstanding  .....         --              --
 Treasury stock; 170,192 shares at September 30, 1996
  actual and pro forma ..........................................     (6,393)         (6,393)
 Additional paid-in capital .....................................    108,898         180,879
 Accumulated deficit ............................................    (77,500)        (77,500)
                                                                  -----------  ---------------
  Total stockholders' equity ....................................     25,079          97,079
                                                                  -----------  ---------------
   Total capitalization .........................................   $630,004      $1,054,317
                                                                  ===========  ===============

------------

     (1)  The Series E Preferred Stock is recorded net of fees and expenses.

     (2) Does not include (i) shares issuable upon conversion of the Series D Preferred Stock, (ii) shares issuable, subject to certain conditions, upon conversion of the Class B Common Stock, and (iii) shares issuable upon the exercise of outstanding options and warrants.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of the Company may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the ability of the Company to achieve cost savings, revenue of stations owned or to be acquired, the need for additional financing, consummation of the Pending Acquisitions or the Pending Dispositions, integration of the Acquisitions, and the management of growth. See "Risk Factors" in this Prospectus Supplement and the accompanying Prospectus. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements and the respective notes to such financial statements incorporated herein by reference. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results if the aforementioned transactions are completed. The Company cannot predict whether the consummation of the Acquisitions or the Dispositions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Statement of Operations data include adjustments to station operating expenses to reflect anticipated savings that management believes it will be able to achieve through the implementation of its strategy. However, there can be no assurance that the Company will be able to achieve such savings.

   The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1996 is presented as if the Company had completed the Recent and Pending Transactions as of September 30, 1996. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Balance Sheet for the Houston Exchange, the Louisville Dispositions or the CBS Exchange, as they will be recorded at historical cost.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 are presented as if the Company had completed the Transactions as of January 1, 1995. MMR's acquisition of WMYB-FM, operating in Myrtle Beach, South Carolina, and the Albany Acquisition have not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations as they would not have a material impact.

 SFX BROADCASTING, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                      RECENT TRANSACTIONS
                                   ------------------------
                          SFX                                                                          PRO FORMA
                     BROADCASTING,     DALLAS         MMR                   DELSENER/                   FOR THE
                        INC. AS      DISPOSITION    MERGER    GREENSBORO     SLATER      PRO FORMA       RECENT
                       REPORTED          (1)          (2)     ACQUISITION  ACQUISITION ADJUSTMENTS(3) TRANSACTIONS
                    -------------  -------------  ---------  -----------  -----------  ------------  ------------
ASSETS
Current assets  ...    $103,884        $12,412     $(26,058)    $  484       $5,554           (484)(a)  $ 72,439
                                                                                           (22,453)(b)
                                                                                              (900)(c)

Property and
 equipment, net  ..      65,308         (1,155)       2,580      1,164        2,240             --        70,137
Intangible assets,
 net ..............     516,402         (9,003)     131,837      1,252           --          3,584 (a)   663,476
                                                                                            18,404 (b)

                                                                                             1,000 (c)
Other assets ......      40,335             (2)     (13,532)        --           38         (6,000)(a)    20,739
                                                                                              (100)(c)
                    -------------  -------------  ---------  -----------  -----------  ------------  ------------
Total assets ......    $725,929        $ 2,252     $ 94,827     $2,900       $7,832       $ (6,949)     $826,791
                    =============  =============  =========  ===========  ===========  ============  ============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                           PENDING TRANSACTIONS (OTHER THAN THE
                            SECRET COMMUNICATIONS ACQUISITION)
                    --------------------------------------------------
                                                                                      PRO FORMA FOR THE
                                                                                      RECENT AND PENDING
                                                                                         TRANSACTIONS
                                                                        OFFERING AND   (OTHER THAN THE
                    CHANCELLOR    RICHMOND                               PRO FORMA          SECRET           SECRET
                     EXCHANGE    ACQUISITION    HARTFORD   TEXAS COAST  ADJUSTMENTS     COMMUNICATIONS   COMMUNICATIONS
                        (4)          (5)      ACQUISITION  ACQUISITION      (3)          ACQUISITION)    ACQUISITION(6)
                    ---------- -------------  ----------- -----------  ------------- ------------------  --------------
ASSETS
Current assets  ...  $ 11,000      $ 3,119       $1,472      $2,440      $ 214,313 (d)    $  185,353         $ 8,235
                                                                            (6,071)(e)
                                                                           (40,800)(f)
                                                                            (3,119)(f)
                                                                           (25,500)(g)
                                                                           (41,500)(h)
                                                                            (2,440)(h)

Property and
 equipment, net  ..        --        1,680           38         153             --            72,008           5,644
Intangible assets,
 net ..............   (11,000)       9,533           --          --          6,071 (e)       774,625          42,261
                                                                            31,142 (f)
                                                                            32,957 (g)
                                                                            42,446 (h)
Other assets ......        --           62           --         549           (500)(h)        20,850             105

                    ---------- -------------  ----------- -----------  ------------- ------------------  --------------
Total assets ......  $     --      $14,394       $1,510      $3,142      $ 206,999        $1,052,836         $56,245
                    ========== =============  =========== ===========  ============= ==================  ==============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                PRO FORMA
                                                FOR THE
                        PRO FORMA              RECENT AND
                       ADJUSTMENTS               PENDING
                           (3)                TRANSACTIONS
                      ------------            ------------
ASSETS
Current assets  ...    $   138,000 (i)         $   64,353
                            (8,235)(i)
                          (255,000)(k)
                            (4,000)(j)




Property and
 equipment, net  ..             --                 77,652
Intangible assets,
 net ..............        206,990 (k)          1,027,876
                             4,000 (j)


Other assets ......             --                 20,955

                      ------------           ------------
Total assets ......    $    81,755             $1,190,836
                      ============           ============


                                         RECENT TRANSACTIONS
                                      -----------------------
                             SFX                                                                          PRO FORMA
                        BROADCASTING,     DALLAS        MMR                   DELSENER/     PRO FORMA      FOR THE
                           INC. AS      DISPOSITION    MERGER   GREENSBORO     SLATER      ADJUSTMENTS      RECENT
                          REPORTED          (1)         (2)     ACQUISITION  ACQUISITION       (3)       TRANSACTIONS
                       -------------  -------------  --------  -----------  -----------  -------------  ------------
LIABILITIES AND
 STOCKHOLDERS' EQUITY

Current liabilities  .    $ 39,011        $2,310      $ 1,283     $  171       $  808           (171)(a)   $ 43,830
                                                                                                 418 (b)

Other liabilities  ...         830           (58)          --         --           10          2,547 (b)      3,329
Long-term debt (incl.
 current portion):

 Credit Agreement  ...          --            --           --         --           --             --             --
 New Notes ...........     450,000            --           --         --           --             --        450,000
 Acquired company
  debt ...............          --            --           --         --           --             --             --

Other debt ...........       1,922            --           --         --           --             --          1,922

Deferred taxes .......      56,084            --       21,544         --           --             --         77,628

Minority interest  ...          --            --           --         --           --             --             --
Redeemable preferred
 stock:

 Series B Preferred
  Stock ..............       1,889            --           --         --           --             --          1,889
 Series C Preferred
  Stock ..............       1,614            --           --         --           --             --          1,614
 Series D Preferred
  Stock ..............     149,500            --           --         --           --             --        149,500
 Series E Preferred
  Stock ..............          --            --           --         --           --             --             --

Stockholders' equity        25,079            --       72,000      2,729        7,014         (2,729)(a)     97,079
                                                                                              (7,014)(b)

                       -------------  -------------  --------  -----------  -----------  -------------  ------------
Total liabilities and
 stockholders' equity     $725,929        $2,252      $94,827     $2,900       $7,832        $(6,949)      $826,791
                       =============  =============  ========  ===========  ===========  =============  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               PENDING TRANSACTIONS (OTHER THAN THE
                                SECRET COMMUNICATIONS ACQUISITION)
                       ---------------------------------------------------
                                                                                            PRO FORMA FOR THE
                                                                                            RECENT AND PENDING
                                                                             OFFERING AND      TRANSACTIONS
                        CHANCELLOR    RICHMOND                                 PRO FORMA     (OTHER THAN THE        SECRET
                         EXCHANGE    ACQUISITION    HARTFORD    TEXAS COAST   ADJUSTMENTS   SECRET COMMISSIONS  COMMUNICATIONS
                           (4)           (5)       ACQUISITION  ACQUISITION       (3)          ACQUISITION)     ACQUISITION(6)
                       ----------  -------------  -----------  -----------  -------------  ------------------  --------------
LIABILITIES AND
 STOCKHOLDERS' EQUITY

Current liabilities  .     $--         $   592       $  423       $  239       $   (592)(f)     $   44,467         $ 1,556
                                                                                    214 (h)
                                                                                   (239)(h)

Other liabilities  ...      --              --           --           --            934 (h)          4,263              --
Long-term debt (incl.
 current portion):

 Credit agreement  ...      --              --           --           --             --                 --              --
 New Notes ...........      --              --           --           --             --            450,000              --
 Acquired company
  debt ...............      --          19,236           --           --        (19,236)(f)             --              --

Other debt ...........      --              --           --           --             --              1,922              --

Deferred taxes .......      --              --           --           27          8,544 (g)         86,172              --
                                                                                    (27)(h)

Minority interest  ...      --              --           --           --          1,617 (f)          1,617              --
Redeemable preferred
 stock:

 Series B Preferred
  Stock ..............      --              --           --           --             --              1,889              --
 Series C Preferred
  Stock ..............      --              --           --           --             --              1,614              --
 Series D Preferred
  Stock ..............      --              --           --           --             --            149,500              --
 Series E Preferred
  Stock ..............      --              --           --           --        214,313 (d)        214,313              --

Stockholders' equity        --          (5,434)       1,087        2,876                            97,079          54,689
                                                                                  5,434 (f)
                                                                                 (1,087)(g)
                                                                                 (2,876)(h)
                       ----------  -------------  -----------  -----------  -------------  ------------------  --------------
Total liabilities and
 stockholders' equity      $--         $14,394       $1,510       $3,142       $206,999         $1,052,836         $56,245
                       ==========  =============  ===========  ===========  =============  ==================  ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                         PRO FORMA
                                          FOR THE
                            PRO FORMA    RECENT AND
                           ADJUSTMENTS    PENDING
                               (3)      TRANSACTIONS
                          -----------  ------------
LIABILITIES AND
 STOCKHOLDERS' EQUITY

Current liabilities  .      $ (1,556)(k)     $   44,467

Other liabilities  ...            --              4,263
Long-term debt (incl.
 current portion):

 Credit Agreement  ...       138,000 (i)        138,000
 New Notes ...........            --            450,000
 Acquired company
  debt ...............            --                 --

Other debt ...........            --              1,922

Deferred taxes .......            --             86,172

Minority interest  ...            --              1,617
Redeemable preferred
 stock:

 Series B Preferred
  Stock ..............            --              1,889
 Series C Preferred
  Stock ..............            --              1,614
 Series D Preferred
  Stock ..............            --            149,500
 Series E Preferred
  Stock ..............            --            214,313

Stockholders' equity         (54,689)(k)         97,079

                          -----------      ------------
Total liabilities and
 stockholders' equity       $ 81,755         $1,190,836
                          ===========      ============

        NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1) Dallas Disposition

   To reflect the Dallas Disposition for $13,400,000 in cash to the Company. The prior owner has commenced litigation against the Company due to the parties' inability to agree on the amount of a contingent payment due the prior owner. Should the ultimate payment exceed approximately $2,900,000, the Company will recognize a loss on the disposal.

                                                                                DALLAS
                                                SALE PROCEEDS     KTCK-AM     DISPOSITION
                                              ---------------  -----------  -------------
                                                             (IN THOUSANDS)
ASSETS
Current assets ..............................      $13,400       $   (988)      $12,412
Property and equipment, net .................           --         (1,155)       (1,155)
Intangible assets, net ......................           --         (9,003)       (9,003)
Other assets ................................           --             (2)           (2)
                                              ---------------  -----------  -------------
 Total assets ...............................      $13,400       $(11,148)      $ 2,252
                                              ===============  ===========  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities .........................      $    --       $  2,310       $ 2,310
Other liabilities ...........................           --            (58)          (58)
Stockholders' equity ........................       13,400        (13,400)           --
                                              ---------------  -----------  -------------
 Total liabilities and stockholders' equity        $13,400       $(11,148)      $ 2,252
                                              ===============  ===========  =============

(2) MMR Merger

   Reflects the consummation of the merger of the Company with MMR for approximately $72,000,000 in the Company's equity securities, repayment of MMR's outstanding debt, and contribution of a loan between the Company and MMR.

                                                              MULTI-MARKET RADIO, INC.
                                             --------------------------------------------------------
                                                  AS            MMR          PRO FORMA
                                               REPORTED   DISPOSITIONS(A)   ADJUSTMENTS    MMR MERGER
                                             ----------  ---------------  -------------  ------------
                                                                   (IN THOUSANDS)
ASSETS
Current assets .............................   $12,252        $   950        $   7,562 (b)  $(26,058)
                                                                               (43,322)(c)
                                                                                (3,500)(d)
Property and equipment, net ................     3,454           (874)              --         2,580
Intangible assets, net .....................    64,132         (4,036)          63,241 (e)   131,837
                                                                                 5,000 (c)
                                                                                 3,500 (d)
Other assets ...............................     4,434          2,403          (20,369)(f)   (13,532)
                                             ----------  ---------------  -------------  ------------
 Total assets ..............................   $84,272        $(1,557)       $  12,112      $ 94,827
                                             ==========  ===============  =============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ........................   $ 2,324        $    --        $  (1,041)(c)  $  1,283
Other liabilities ..........................     3,500         (3,500)              --            --
Long-term debt .............................    57,650             --          (37,281)(c)        --
                                                                               (20,369)(f)
Deferred taxes .............................     7,241             --           14,303 (e)    21,544
Stockholders' equity .......................    13,557          1,943            7,562 (b)    72,000
                                                                                (7,562)(e)
                                                                                56,500 (e)
                                             ----------  ---------------  -------------  ------------
 Total liabilities and stockholders' equity    $84,272        $(1,557)       $  12,112      $ 94,827
                                             ==========  ===============  =============  ============

 ------------

   (a) Represents the pending Myrtle Beach Disposition for a sale price of $4,252,000 (present value of payments to be received) $350,000 of which has been received subsequent to September 30, 1996, as a deposit, and the pending Little Rock Disposition for $4,100,000, $3,500,000 of which has been received as a deposit. No gain or loss will be recognized by the Company in connection with these transactions.

   (b) The MMR Class A Warrants exercised subsequent to September 30, 1996 provided net cash proceeds of approximately $7,562,000.

   (c) Repayment of approximately $38,000,000 of existing MMR indebtedness, including accrued interest, and approximately $5,000,000 related to prepayment premiums.

   (d) Acquisition costs associated with the MMR Merger are $3,500,000.

   (e) To reflect the MMR Merger, based on the stock price of the Company's Class A Common Stock of $34 per share.

   (f) To reflect a contribution of a loan between the Company and MMR.

(3) Offering and Pro Forma Adjustments

   a. To reflect the Greensboro Acquisition for $6,000,000 in cash (which had been deposited by the Company with the seller prior to September 30,
      1996), the recording of the related excess of the purchase price paid over the net book value of the assets carried on the adjusted balance sheet of $3,584,000 and the adjustments to remove the current assets of $484,000, current liabilities of $171,000, and stockholders' equity of $2,729,000.

   b. To reflect the Delsener/Slater Acquisition for $25,418,000, $19,953,000 in cash plus future payments with a net present value of $2,965,000 ($418,000 of which is payable within one year), an additional payment of $2,500,000 for working capital and other purchase price adjustments, the recording of related excess of the purchase price paid over net book value of the assets carried on the adjusted balance sheet of $18,404,000, and an adjustment to remove the stockholders' equity of $7,014,000.

   c. To reflect the Albany Acquisition for $1,000,000 in cash, net of deposit of $100,000.

   d. For purposes of the pro forma financial statements, the Company has assumed the issuance of $225,000,000 of Series E redeemable preferred stock which, net of fees and expenses will yield net proceeds of $214,313,000.

   e. To reflect additional acquisition costs related to the Pending Transactions as of September 30, 1996.

   f. To reflect the Richmond Acquisition for $40,800,000 in cash, the recording of the related excess of the purchase price paid over the net book value of the assets carried on the adjusted balance sheet of $31,142,000, the minority interest of $1,617,000 and adjustments to remove current assets of $3,119,000, current liabilities of $592,000, long-term debt of $19,236,000 and stockholders' deficit of $5,434,000. In addition, the Company entered into an agreement with one of the sellers under which it may owe a contingent payment. See "Agreements Relating to the Pending Acquisitions and the Pending Dispositions--Richmond Acquisition".

   g. To reflect the Hartford Acquisition for $25,500,000 in cash (including working capital), the recording of related excess of the purchase price paid over net book value of the assets carried on the adjusted balance sheet of $32,957,000 and the related incremental deferred taxes of $8,544,000, and an adjustment to remove the stockholders' equity of $1,087,000.

   h. To reflect the Texas Coast Acquisition for $43,148,000, $42,000,000 in cash (net of deposit of $500,000) and future payments with a net present value of $1,148,000 ($214,000 of which is payable within one year), the recording of the related excess of the purchase price paid over the net book value of the assets carried on the adjusted balance sheet of $42,446,000 and adjustments to remove current assets of $2,440,000, current liabilities of $239,000, deferred taxes of $27,000 and stockholders' equity of $2,876,000.

   i. For purposes of the pro forma financial statements, the Company has assumed borrowings of $138,000,000 under the Credit Agreement.

   j. To reflect fees and expenses associated with borrowings under the Credit Agreement.

   k. To reflect the Secret Communications Acquisition for $255,000,000 in cash, the related excess of the purchase price paid over net book value of the assets carried on the adjusted balance sheet of $206,990,000 and the adjustments to remove $8,235,000 of current assets and $1,556,000 of current liabilities which are not being assumed, and an adjustment to remove the stockholders' equity of $54,689,000.

(4) Chancellor Exchange

   To reflect the $11,000,000 of cash to be received by the Company in the Chancellor Exchange. No gain or loss will be recognized because the cash and the fair market value of the stations received equals the carrying value of the station exchanged.

(5) Richmond Acquisition

   To reflect the acquisition of a 96% interest in a limited liability corporation which will acquire the assets of radio stations WKHK-FM, WBZU-FM and WVGO-FM/WLEE-FM, for cash payments by the Company of approximately $38,800,000 ($14,500,000 of which was loaned to ABS subsequent to September 30, 1996). See "Agreements Related to the Pending Acquisitions and the Pending Dispositions--Richmond Acquisition".

                                                                     WVGO-FM/     RICHMOND
                                               WKHK-FM    WBZU-FM    WLEE-FM     ACQUISITION
                                             ---------  ---------  ----------  -------------
                                                              (IN THOUSANDS)
ASSETS
Current assets .............................   $ 2,644    $   286     $  189       $ 3,119
Property and equipment, net ................       189        920        571         1,680
Intangible assets, net .....................     4,818      1,047      3,668         9,533
Other assets ...............................        --         62         --            62
                                             ---------  ---------  ----------  -------------
 Total assets ..............................   $ 7,651    $ 2,315     $4,428       $14,394
                                             =========  =========  ==========  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ........................   $   190    $   184     $  218       $   592
Long-term debt .............................    12,011      4,200      3,025        19,236
Stockholders' equity .......................    (4,550)    (2,069)     1,185        (5,434)
                                             ---------  ---------  ----------  -------------
 Total liabilities and stockholders' equity    $ 7,651    $ 2,315     $4,428       $14,394
                                             =========  =========  ==========  =============

(6) Secret Communications Acquisition

   To reflect the Secret Communications Acquisition for $255,000,000.

                                                                                  SECRET
                                                   SECRET       THIRD PARTY   COMMUNICATIONS
                                               COMMUNICATIONS   STATIONS(A)    ACQUISITION
                                              --------------  -------------  --------------
                                                              (IN THOUSANDS)
ASSETS
Current assets ..............................     $ 8,018         $  217         $ 8,235
Property and equipment, net .................       4,580          1,064           5,644
Intangible assets, net ......................      42,075            186          42,261
Other assets ................................         105             --             105
                                              --------------  -------------  --------------
 Total assets ...............................     $54,778         $1,467         $56,245
                                              ==============  =============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities .........................     $ 1,556         $   --         $ 1,556
Stockholders' equity ........................      53,222          1,467          54,689
                                              --------------  -------------  --------------
 Total liabilities and stockholders' equity       $54,778         $1,467         $56,245
                                              ==============  =============  ==============

 (a) Reflects the balance sheets of WDSY-FM and WJJJ-FM (the "Third Party Stations") which Secret is expected to have acquired prior to the consummation of the Secret Communications Acquisition.

                            SFX BROADCASTING, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                   (In Thousands, Except Per Share Amounts)


                                   RECENT ACQUISITIONS AND DISPOSITIONS


                                                          LIBERTY
                                                        ACQUISITION           PRISM
                         SFX                             INCLUDING         ACQUISITION
                    BROADCASTING,                        WASHINGTON         INCLUDING
                       INC. AS                          DISPOSITIONS       LOUISVILLE
                      REPORTED        MMR MERGER(1)         (2)         DISPOSITIONS(3)
                   -------------  -------------------  ------------      -------------
Net broadcast
 revenues ........    $ 92,840           $16,550          $24,992            $13,511
Concert revenue,
 net .............          --                --               --                 --
Station and other
 operating
 expenses ........      61,448             9,145           17,774             10,897
Depreciation,
 amortization and
 acquisition
 related costs  ..      10,663             4,080            5,150              1,241



Corporate
 expenses ........       4,475               939            1,478                808

Other ............      27,489               887               --                 --
                   -------------  -------------------  ------------      -------------
Operating income
 (loss) ..........     (11,235)            1,499              590                565
Net interest
 expense,
 including
 amortization of
 deferred
 financing costs        18,849                --            3,326                773



Other expense
 (income) ........          --                --            5,935                 --

Income tax
 expense
 (benefit) .......          --                --           (3,378)                --
Minority interest
 income (loss)  ..          --                --               --                 --
                   -------------  -------------------  ------------      -------------
Net income (loss)
 before
 extraordinary
 loss ............     (30,084)            1,499           (5,293)              (208)
Preferred stock
 dividend
 requirement .....       3,551                --               --                 --
                   -------------  -------------------  ------------      -------------
Net income (loss)
 before
 extraordinary
 loss applicable
 to common shares     $(33,635)          $ 1,499          $(5,293)           $  (208)
                   =============  ===================  ============      =============
Net loss before
 extraordinary
 loss per common
 share ...........    $  (4.55)
Average common
 shares
 outstanding .....       7,394

                       PENDING ACQUISITIONS AND DISPOSITIONS (OTHER THAN THE SECRET
                                           COMMUNICATIONS ACQUISITION)
                       -----------------------------------------------------------------
                     GREENSBORO,
                       RALEIGH-                                               PRO FORMA
                     GREENSBORO,     HOUSTON                                   FOR THE
                      GREENVILLE    EXCHANGE                                    RECENT
                     AND JACKSON   AND DALLAS       DELSENER/    PRO FORMA   ACQUISITIONS
                     ACQUISITIONS  DISPOSITION       SLATER     ADJUSTMENTS      AND
                         (4)           (5)         ACQUISITION      (6)      DISPOSITIONS
                    ------------  -----------     -----------  -----------  ------------
Net broadcast
 revenues ........     $  4,728      $(7,664)       $      --    $  2,895 (a)  $147,852*
Concert revenue,
 net .............           --           --            5,454***       --         5,454
Station and other
 operating
 expenses ........        2,869       (8,954)             608      (2,821)(b)    90,966
Depreciation,
 amortization and
 acquisition
 related costs  ..        1,492         (283)             733        (735)(c)    23,393
                                                                      391 (d)
                                                                      243 (e)
                                                                      418 (f)
Corporate
 expenses ........          111           90               --      (2,487)(g)     5,414

Other ............           --       (1,435)              --          --        26,941
                    ------------  -----------     -----------  -----------  ------------
Operating income
 (loss) ..........          256        2,918            4,113       7,886         6,592
Net interest
 expense,
 including
 amortization of
 deferred
 financing costs            382       (1,486)              60     (25,224)(h)    34,341
                                                                   36,281 (h)
                                                                    1,198 (h)
                                                                      182 (m)
Other expense
 (income) ........      (11,948)          --               --      (5,935)(i)       (28)
                                                                   11,920 (i)
Income tax
 expense
 (benefit) .......           45          772               --       2,561 (i)        --
Minority interest
 income (loss)  ..           --           --               --          --            --
                    ------------  -----------     -----------  -----------  ------------
Net income (loss)
 before
 extraordinary
 loss ............       11,777        3,632            4,053     (13,097)      (27,721)
Preferred stock
 dividend
 requirement .....           --           --               --       4,017 (j)     7,568
                    ------------  -----------     -----------  -----------  ------------
Net income (loss)
 before
 extraordinary
 loss applicable
 to common shares      $ 11,777      $ 3,632        $   4,053    $(17,114)    $ (35,289)
                    ============  ===========     ===========  ===========  ============
Net loss before
 extraordinary
 loss per common
 share ...........                                                            $   (3.82)
Average common
 shares
 outstanding .....                                                                9,234**

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                                 PRO FORMA FOR
                                                                                                 THE RECENT AND
                                                                                                    PENDING
                                                                                                ACQUISITIONS AND
                                                                                                  DISPOSITIONS
                                                             CBS                  OFFERING AND  (OTHER THAN THE
                      RICHMOND    CHANCELLOR  TEXAS COAST  EXCHANGE   HARTFORD     PRO FORMA      SECRET COMM.
                  ACQUISITION(7) EXCHANGE(8)  ACQUISITION    (9)     ACQUISITION ADJUSTMENTS(6)      ACQ.)
                   ------------  ----------  -----------  --------  -----------  ------------  ----------------
Net broadcast
 revenues ........     $7,055      $  (769)     $3,041     $    18     $3,796       $    --         $160,993*
Concert revenue,
 net .............         --           --          --          --         --            --            5,454
Station and other
 operating
 expenses ........      6,059       (1,247)      2,150       1,382      2,895        (1,304)(b)      100,901
Depreciation,
 amortization and
 acquisition
 related costs  ..        799         (206)         39          --          5         1,333 (c)       25,522
                                                                                        159 (l)

Corporate
 expenses ........        788       (1,026)         --          --         --           603 (g)        6,017
                                                                                        238 (g)
Other ............         --           --         (11)         --         --            --           26,930
                   ------------  ----------  -----------  --------  -----------  ------------  ----------------
Operating income
 (loss) ..........       (591)       1,710         863      (1,364)       896        (1,029)           7,077
Net interest
 expense,
 including
 amortization of
 deferred
 financing costs          936           (7)         --          --         11          (777)(h)       34,564
                                                                                         60 (m)

Other expense
 (income) ........         --           (1)        (51)         --         (3)           --              (83)

Income tax
 expense
 (benefit) .......         --           (2)         --         679         --          (677)(i)           --
Minority interest
 income (loss)  ..         --           --          --          --         --           (13)(k)          (13)
Net income (loss)
 before
 extraordinary
 loss ............     (1,527)       1,720        914       (2,043)      888             378         (27,391)
Preferred stock
 dividend
 requirement .....         --           --         --           --        --          21,304 (j)      28,872
                   ------------  ----------  -----------  --------  -----------  ------------  ----------------
Net income (loss)
 before
 extraordinary
 loss applicable
 to common shares     $(1,527)      $1,720       $914      $(2,043)     $888        $(20,926)       $(56,263)
                   ============  ==========  ===========  ========  ===========  ============  ================
Net loss before
 extraordinary
 loss per common
 share ...........                                                                                  $  (6.09)
Average common
 shares
 outstanding .....                                                                                     9,234**

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                      PRO FORMA
                                                       FOR THE
                                                      RECENT AND
                                                       PENDING
                         SECRET          PRO FORMA   ACQUISITIONS
                     COMMUNICATIONS     ADJUSTMENTS      AND
                    ACQUISITION(10)         (6)      DISPOSITIONS
                    --------------     -----------  ------------
Net broadcast
 revenues ........      $25,510           $    --      $186,503*
Concert revenue,
 net .............           --                --         5,454
Station and other
 operating
 expenses ........       15,047                --       115,948
Depreciation,
 amortization and
 acquisition
 related costs  ..        2,580             2,844 (c)    30,946


Corporate
 expenses ........           --                --         6,017

Other ............           --                --        26,930
                    --------------     -----------  ------------
Operating income
 (loss) ..........        7,883           (2,844)        12,116
Net interest
 expense,
 including
 amortization of
 deferred
 financing costs             --            11,858 (h)    46,422


Other expense
 (income) ........        1,175            (1,175)(n)       (83)

Income tax
 expense
 (benefit) .......           --                --            --
Minority interest
 income (loss)  ..           --                --           (13)
Net income (loss)
 before
 extraordinary
 loss ............        6,708           (13,527)      (34,210)
Preferred stock
 dividend
 requirement .....           --                --        28,872
                    --------------     -----------  ------------
Net income (loss)
 before
 extraordinary
 loss applicable
 to common shares        $6,708          $(13,527)     $(63,082)
                    ==============     ===========  ============
Net loss before
 extraordinary
 loss per common
 share ...........                                     $  (6.83)
Average common
 shares
 outstanding .....                                        9,234**

------------
*       Includes $2,895 of fees from Triathlon; see Note 6(a).

** Represents average shares outstanding for the nine months ended September 30, 1996 plus the 1,840 shares issued in the MMR Merger.

*** Comprised of $40,444 of concert and related revenue, net of concert costs of $34,990. The Company is currently evaluating alternative classification presentations of the Delsener/Slater Acquisition.

                            SFX BROADCASTING, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                   (In Thousands, Except Per Share Amounts)

                                                           RECENT ACQUISITIONS AND DISPOSITIONS
                                  ---------------------------------------------------------------------------------------
                                                                                GREENSBORO,
                                                      LIBERTY                     RALEIGH-
                                                    ACQUISITION      PRISM       GREENSBORO,       HOUSTON
                        SFX                          INCLUDING     ACQUISITION   GREENVILLE        EXCHANGE
                   BROADCASTING,                     WASHINGTON     INCLUDING    AND JACKSON      AND DALLAS   DELSENER/
                      INC. AS                       DISPOSITIONS   LOUISVILLE   ACQUISITIONS      DISPOSITION    SLATER
                      REPORTED      MMR MERGER(1)       (2)     DISPOSITIONS(3)      (4)              (5)     ACQUISITION
                   ------------- ----------------- ------------  -------------  ------------     -----------  -----------
NET BROADCAST
 REVENUES ........    $ 76,830         $21,757        $50,518        $26,959       $18,463          $(9,967)   $       --
CONCERT REVENUE,
 NET .............          --              --             --             --            --               --         6,025****
STATION AND OTHER
 OPERATING
 EXPENSES ........      51,039          12,088         32,781         22,411        15,570           (9,689)          912

DEPRECIATION,
 AMORTIZATION AND
 ACQUISITION
 RELATED COSTS  ..       9,137**         4,230          9,092          2,232         2,947             (124)          750




CORPORATE
 EXPENSES ........       3,797           1,253          4,653          2,027           265              120            --

OTHER ............       5,000           1,114             --             --            --           (5,000)           --
                   ------------- ----------------- ------------  -------------  ------------     -----------  -----------
OPERATING INCOME
 (LOSS) ..........       7,857           3,072          3,992            289          (319)           4,726         4,363
NET INTEREST
 EXPENSE,
 INCLUDING
 AMORTIZATION OF
 DEFERRED
 FINANCING
 COSTS ...........      12,253              --          7,275          1,565           948           (1,841)          144



OTHER EXPENSE
 (INCOME) ........          --              --             --           (200)         (201)            (498)           --
INCOME TAX
 EXPENSE
 (BENEFIT) .......          --              --         (2,725)            --           562               --            --
MINORITY INTEREST
 INCOME (LOSS)  ..          --              --             --             --            --               --            --
                   ------------- ----------------- ------------  -------------  ------------     -----------  -----------
NET INCOME (LOSS)       (4,396)          3,072           (558)        (1,076)       (1,628)           7,065         4,219
PREFERRED STOCK
 DIVIDEND
 REQUIREMENT .....         291              --             --             --            --               --            --
                   ------------- ----------------- ------------  -------------  ------------     -----------  -----------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON SHARES  ..    $  (4,687)       $ 3,072        $  (558)       $(1,076)      $(1,628)         $ 7,065    $    4,219
                   ============= ================= ============  =============  ============     ===========  ===========
NET LOSS PER
 COMMON
 SHARE ...........    $  (0.71)
AVERAGE COMMON
 SHARES
 OUTSTANDING .....       6,596

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)






                                   PRO FORMA
                                 FOR THE RECENT
                    PRO FORMA     ACQUISITIONS
                    ADJUSTMENTS       AND
                       (6)        DISPOSITIONS
                  -----------     ------------
NET BROADCAST
 REVENUES ........  $  5,035 (a)     $189,595*
CONCERT REVENUE,
 NET .............        --            6,025
STATION AND OTHER
 OPERATING
 EXPENSES ........     1,323 (a)      121,295
                      (5,140)(b)
DEPRECIATION,
 AMORTIZATION AND
 ACQUISITION
 RELATED COSTS  ..       978 (a)       30,029
                        (878)(c)
                         782 (d)
                         325 (e)
                         558 (f)
CORPORATE
 EXPENSES ........    (7,065)(g)        5,095
                          45 (a)
OTHER ............        --            1,114
                  -----------     ------------
OPERATING INCOME
 (LOSS) ..........    14,107           38,087
NET INTEREST
 EXPENSE,
 INCLUDING
 AMORTIZATION OF
 DEFERRED
 FINANCING
 COSTS ...........   (20,776)(h)       49,821
                      48,375 (h)
                       1,598 (h)
                         280 (m)
OTHER EXPENSE
 (INCOME) ........        --             (899)
INCOME TAX
 EXPENSE
 (BENEFIT) .......     2,163 (i)           --
MINORITY INTEREST
 INCOME (LOSS)  ..        --               --
                  -----------     ------------
NET INCOME (LOSS)    (17,533)         (10,835)
PREFERRED STOCK
 DIVIDEND
 REQUIREMENT .....     9,665 (j)        9,956
                  -----------     ------------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON SHARES  ..  $(27,198)       $ (20,791)
                  ===========     ============
NET LOSS PER
 COMMON
 SHARE ...........                  $   (2.46)
AVERAGE COMMON
 SHARES
 OUTSTANDING .....                      8,436***

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                            PENDING ACQUISITION AND DISPOSITIONS
                       (OTHER THAN THE SECRET COMMUNICATIONS ACQUISITION)
                ----------------------------------------------------------------
                                                                                                PRO FORMA FOR
                                                                                                THE RECENT AND
                                                                                                    PENDING
                                                                                                 ACQUISITIONS
                                                                                                     AND
                                                                                                 DISPOSITIONS
                                                             CBS                  OFFERING AND   (OTHER THAN
                      RICHMOND    CHANCELLOR  TEXAS COAST  EXCHANGE   HARTFORD     PRO FORMA      THE SECRET
                  ACQUISITION(7) EXCHANGE(8)  ACQUISITION    (9)     ACQUISITION ADJUSTMENTS(6)  COMM. ACQ.)
                   ------------  ----------  -----------  --------  -----------  ------------  --------------
NET BROADCAST
 REVENUES ........     $9,213      $(3,882)     $4,081     $(1,442)    $4,923       $    --       $202,488*
CONCERT REVENUE,
 NET .............         --           --          --          --         --            --           6,025
STATION AND OTHER
 OPERATING
 EXPENSES ........      8,097       (2,442)      2,981       1,854      4,985        (3,092)(b)     133,678

DEPRECIATION,
 AMORTIZATION AND
 ACQUISITION
 RELATED COSTS  ..      1,410         (275)         53          --         48         1,807 (c)      33,285
                                                                                        213 (l)

CORPORATE
 EXPENSES ........        650       (1,460)         --         214         --         2,405 (g)       7,500
                                                                                        596 (g)
OTHER ............         --           --         (58)         --          5            --           1,061
                   ------------  ----------  -----------  --------  -----------  ------------  --------------
OPERATING INCOME
 (LOSS) ..........       (944)         295       1,105      (3,510)      (115)       (1,929)         32,989
NET INTEREST
 EXPENSE,
 INCLUDING
 AMORTIZATION OF
 DEFERRED
 FINANCING
 COSTS ...........      1,415          (17)         --          --          4        (1,402)(h)      49,914
                                                                                         93 (m)

OTHER EXPENSE
 (INCOME) ........         43           --          --        (152)        --            --          (1,008)
INCOME TAX
 EXPENSE
 (BENEFIT) .......         --           --          48          31          7           (86)(i)          --
MINORITY INTEREST
 INCOME (LOSS)  ..         --           --          --          --         --             2 (k)           2
                   ------------  ----------  -----------  --------  -----------  ------------  --------------
NET INCOME (LOSS)      (2,402)        312        1,057      (3,389)      (126)          (536)       (15,919)
PREFERRED STOCK
 DIVIDEND
 REQUIREMENT .....         --          --           --          --         --         28,406 (j)     38,362
                   ------------  ----------  -----------  --------  -----------  ------------  --------------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON SHARES  ..    $(2,402)     $  312       $1,057     $(3,389)     $(126)      $(28,942)     $ (54,281)
                   ============  ==========  ===========  ========  ===========  ============  ==============
NET LOSS PER
 COMMON
 SHARE ...........                                                                                $  (6.43)
AVERAGE COMMON
 SHARES
 OUTSTANDING .....                                                                                   8,436***

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                                     PRO FORMA
                                                      FOR THE
                                                     RECENT AND
                                                      PENDING
                        SECRET          PRO FORMA   ACQUISITIONS
                    COMMUNICATIONS     ADJUSTMENTS      AND
                   ACQUISITION(10)         (6)      DISPOSITIONS
                   --------------     -----------  ------------
NET BROADCAST
 REVENUES ........     $30,733           $    --      $233,221*
CONCERT REVENUE,
 NET .............          --                --         6,025
STATION AND OTHER
 OPERATING
 EXPENSES ........      17,481                --       151,159

DEPRECIATION,
 AMORTIZATION AND
 ACQUISITION
 RELATED COSTS  ..       3,496             3,598 (C)    40,379


CORPORATE
 EXPENSES ........       1,249            (1,249)(G)     7,500

OTHER ............          --                --         1,061
                   --------------     -----------  ------------
OPERATING INCOME
 (LOSS) ..........       8,507            (2,349)       39,147
NET INTEREST
 EXPENSE,
 INCLUDING
 AMORTIZATION OF
 DEFERRED
 FINANCING
 COSTS ...........       2,067            (2,067)(H)    61,362
                                          11,448 (H)

OTHER EXPENSE
 (INCOME) ........           5                --        (1,003)
INCOME TAX
 EXPENSE
 (BENEFIT) .......          --                --            --
MINORITY INTEREST
 INCOME (LOSS)  ..          --                --             2
                   --------------     -----------  ------------
NET INCOME (LOSS)        6,435           (11,730)      (21,214)
PREFERRED STOCK
 DIVIDEND
 REQUIREMENT .....          --                --        38,362
                   --------------     -----------  ------------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON SHARES  ..      $6,435          $(11,730)    $ (59,576)
                   ==============     ===========  ============
NET LOSS PER
 COMMON
 SHARE ...........                                   $   (7.06)
AVERAGE COMMON
 SHARES
 OUTSTANDING .....                                        8,436***

------------
    *  Includes $3,584 of fees from Triathlon; see Note 6(a).

   **  Includes $1,400 of duopoly integration costs.

  *** Represents total shares outstanding at December 31, 1995 plus the 1,840 shares issued in the MMR Merger.

 **** Comprised of a $48,646 of concert and related revenue, net of concert costs of $42,621. The Company is currently evaluating alternative classification presentations for the Delsener/Slater Acquisition.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENTS OF OPERATIONS

(1) MMR Merger

   Reflects the net effect of the historical operations of MMR as adjusted for acquisitions and dispositions.

                                               NINE MONTHS ENDED SEPTEMBER 30, 1996
                              --------------------------------------------------------------------
                                                                 MMR
                                   AS            MMR          HARTFORD       PRO FORMA       MMR
                                REPORTED   DISPOSITIONS(a)   ACQUISITION    ADJUSTMENTS    MERGER
                              ----------  ---------------  -------------  -------------  ---------
                                                          (IN THOUSANDS)
Net broadcast revenues  .....   $15,242        $(1,521)        $2,829       $        --    $16,550
Station operating expenses  .     9,346         (1,593)         2,040          (648)(b)      9,145
Depreciation/amortization  ..     1,221           (138)           277             2,655 (c)  4,080
                                                                                     65 (d)
Corporate expenses ..........     1,844             --             --               939 (e)    939
                                                                             (1,844)(e)
Non-cash compensation .......       262             --             --               625 (g)    887
                              ----------  ---------------  -------------  -------------  ---------
Operating income (loss)  ....     2,569            210            512           (1,792)      1,499
Interest expense ............     4,185             --            274        (4,459)(f)         --
Other expense (income)  .....     5,985         (1,577)           (12)       (4,396)(f)         --
Income tax expense (benefit)         --             --              7            (7)(f)         --
                              ----------  ---------------  -------------  -------------  ---------
Net income (loss) ...........   $(7,601)       $ 1,787         $  243       $     7,070    $ 1,499
                              ==========  ===============  =============  =============  =========
                                                          YEAR ENDED DECEMBER 31, 1995
                              -----------------------------------------------------------------------------------
                                                                             SOUTHERN
                                                                 MMR          STARR--
                                   AS            MMR          HARTFORD      1ST QUARTER     PRO FORMA       MMR
                                REPORTED   DISPOSITIONS(A)   ACQUISITION       1995        ADJUSTMENTS    MERGER
                              ----------  ---------------  -------------  -------------  -------------  ---------
                                                                 (IN THOUSANDS)
Net broadcast revenues  .....   $18,288        $(3,647)        $4,424         $2,692       $        --    $21,757
Station operating expenses  .    11,026         (3,223)         3,286          1,863          (864)(b)     12,088
Depreciation/amortization  ..     1,750           (386)           227            327             2,225 (c)  4,230
                                                                                                    87 (d)
Corporate expenses ..........     1,666             --             --             --             1,253 (e)  1,253
                                                                                            (1,666)(e)
Non-cash compensation .......       281             --             --             --               833 (g)  1,114
                              ----------  ---------------  -------------  -------------  -------------  ---------
Operating income (loss)  ....     3,565            (38)           911            502           (1,868)      3,072
Interest expense ............     4,966             --            502             --        (5,468)(f)         --
Other expense (income)  .....       (11)            --            (14)            --                25 (f)     --
Income tax expense (benefit)        (59)            --             48             --                11 (f)     --
                              ----------  ---------------  -------------  -------------  -------------  ---------
Net income (loss) ...........   $(1,331)       $   (38)        $  375         $  502       $     3,564    $ 3,072
                              ==========  ===============  =============  =============  =============  =========

------------
 (a) Reflects the elimination of the operations of stations WRSF-FM, sold in March 1996, WRXR-FM and WKBG-FM, sold in July 1996, and the pending Little Rock Disposition and Myrtle Beach Disposition.

 (b) Reflects cost savings of $648,000 and $864,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, anticipated to be achieved in connection with the MMR Hartford Acquisition, consisting principally of the elimination of certain duplicative technical sales and general and administrative functions due to operating a cluster of stations in the Hartford market.

(c)    Reflects $2,655,000 and $2,225,000 for the nine months ended
       September 30, 1996 and the year ended December 31, 1995, respectively, in amortization of intangible assets recorded in connection with the MMR Merger, Myrtle Beach Acquisition, MMR Hartford Acquisition, related incremental deferred taxes and change in amortization periods.

(d) Amortization of $65,000 and $87,000 for acquisition costs associated with the MMR Merger for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

(e) To record incremental corporate overhead charges of $939,000 and $1,253,000 associated with the MMR Merger for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, and to eliminate MMR's existing corporate overhead of $1,844,000 and $1,666,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

(f) Elimination of a nonrecurring loss (income) of $4,396,000 and ($25,000) for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, interest expense of $4,459,000 and $5,468,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, and income tax expense (benefit) of $7,000 and ($11,000) for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

(g) Reflects non-cash compensation charge for the issuance of shares of the Series A and Series B Convertible Preferred Stock of MMR. The shares of Series A and Series B stock were issued to certain officers and advisors of MMR in July and November 1996, respectively, and converted into Class A Common Stock of the Company upon consummation of the MMR Merger. Certain of the shares issued pursuant to the Series A and Series B conversions which were issued to individuals currently employed by the Company are being held in escrow and will be released in five equal annual installments ending in April 2001.

(2) Liberty Acquisition

   Reflects the net effect of the historical operations of the Liberty Stations (as defined herein) adjusted for the Washington Dispositions.

                                NINE MONTHS ENDED SEPTEMBER 30, 1996
                            -------------------------------------------
                              LIBERTY AS     WASHINGTON       LIBERTY
                               REPORTED     DISPOSITIONS    ACQUISITION
                            ------------  --------------  -------------
                                           (IN THOUSANDS)
Net broadcast revenues  ...    $25,966        $  (974)        $24,992
Station operating expenses      19,337         (1,563)         17,774
Depreciation/amortization        5,926           (776)          5,150
Corporate expenses ........      1,566            (88)          1,478
                            ------------  --------------  -------------
Operating income (loss)  ..       (863)         1,453             590
Interest expense ..........      3,467           (141)          3,326
Other expense .............      5,935             --           5,935
Income tax benefit ........     (3,378)            --          (3,378)
                            ------------  --------------  -------------
Net income (loss) .........    $(6,887)       $ 1,594         $(5,293)
                            ============  ==============  =============

                                            YEAR ENDED DECEMBER 31, 1995
                            -----------------------------------------------------------
                              LIBERTY AS     BECK ROSS       WASHINGTON       LIBERTY
                               REPORTED     ACQUISITION*    DISPOSITIONS    ACQUISITION
                            ------------  --------------  --------------  -------------
                                                   (IN THOUSANDS)
Net broadcast revenues  ...    $51,407         $2,486         $(3,375)        $50,518
Station operating expenses      34,725          2,121          (4,065)         32,781
Depreciation/amortization       10,429             40          (1,377)          9,092
Corporate expenses ........      4,653             --              --           4,653
                            ------------  --------------  --------------  -------------
Operating income ..........      1,600            325           2,067           3,992
Interest expense ..........      7,373             --             (98)          7,275
Income tax benefit ........     (2,725)            --              --          (2,725)
                            ------------  --------------  --------------  -------------
Net income (loss) .........    $(3,048)        $  325         $ 2,165         $  (558)
                            ============  ==============  ==============  =============

------------

* Represents the acquisition by Liberty of radio stations WBLI-FM, WHCN-FM and WSNE-FM from Beck-Ross Communications, Inc. in 1995.

(3) Prism Acquisition

   Reflects the net effect of the historical operations of the Prism Acquisition adjusted for the Louisville Dispositions.

                               NINE MONTHS ENDED SEPTEMBER 30, 1996
                            -----------------------------------------
                              PRISM AS     LOUISVILLE        PRISM
                              REPORTED    DISPOSITIONS    ACQUISITION
                            ----------  --------------  -------------
                                          (IN THOUSANDS)
Net broadcast revenues  ...   $16,859       $(3,348)        $13,511
Station operating expenses     13,373        (2,476)         10,897
Depreciation/amortization       1,599          (358)          1,241
Corporate expenses ........       808            --             808
                            ----------  --------------  -------------
Operating income (loss)  ..     1,079          (514)            565
Interest expense ..........       773            --             773
                            ----------  --------------  -------------
Net income (loss) .........   $   306       $  (514)        $  (208)
                            ==========  ==============  =============

                                   YEAR ENDED DECEMBER 31, 1995
                            -----------------------------------------
                              PRISM AS     LOUISVILLE        PRISM
                              REPORTED    DISPOSITIONS    ACQUISITION
                            ----------  --------------  -------------
                                          (IN THOUSANDS)
Net broadcast revenues  ...   $32,572       $(5,613)        $26,959
Station operating expenses     26,979        (4,568)         22,411
Depreciation/amortization       2,946          (714)          2,232
Corporate expenses ........     2,027            --           2,027
                            ----------  --------------  -------------
Operating income (loss)  ..       620          (331)            289
Interest expense ..........     1,565            --           1,565
Other income ..............      (200)           --            (200)
                            ----------  --------------  -------------
Net loss ..................   $  (745)      $  (331)       $ (1,076)
                            ==========  ==============  =============

(4) Greensboro, Raleigh-Greensboro, Greenville and Jackson Acquisitions

   Reflects the net effect of the combined historical operations of the Greensboro Acquisition, the Raleigh-Greensboro Acquisitions, the Greenville Acquisition and the Jackson Acquisitions.

                                        NINE MONTHS ENDED SEPTEMBER 30, 1996
                             ---------------------------------------------------------
                                 RALEIGH-
                              GREENSBORO AND
                                GREENSBORO     GREENVILLE       JACKSON
                               ACQUISITIONS    ACQUISITION    ACQUISITIONS     TOTAL
                             --------------  -------------  --------------  ----------
                                                   (IN THOUSANDS)
Net broadcast revenues  ....      $3,619        $    639          $470        $  4,728
Station operating expenses         2,264             271           334           2,869
Depreciation/amortization  .       1,168             244            80           1,492
Corporate expenses .........           4             107            --             111
                             --------------  -------------  --------------  ----------
Operating income ...........         183              17            56             256
Interest expense ...........          59             323            --             382
Other income ...............         (51)        (11,897)           --         (11,948)
Income tax expense .........          45              --            --              45
                             --------------  -------------  --------------  ----------
Net income .................      $  130        $ 11,591          $ 56        $ 11,777
                             ==============  =============  ==============  ==========
                                            YEAR ENDED DECEMBER 31, 1995
                             --------------------------------------------------------
                                 RALEIGH-
                              GREENSBORO AND
                                GREENSBORO     GREENVILLE       JACKSON
                               ACQUISITIONS    ACQUISITION    ACQUISITIONS     TOTAL
                             --------------  -------------  --------------  ---------
                                                   (IN THOUSANDS)
Net broadcast revenues  ....     $12,688         $4,074          $1,701       $18,463
Station operating expenses        10,982          3,238           1,350        15,570
Depreciation/amortization  .       2,325            514             108         2,947
Corporate expenses .........          --            195              70           265
                             --------------  -------------  --------------  ---------
Operating income (loss)  ...        (619)           127             173          (319)
Interest expense ...........         156            792              --           948
Other expense (income)  ....        (203)             2              --          (201)
Income tax expense .........         562             --              --           562
                             --------------  -------------  --------------  ---------
Net income (loss) ..........     $(1,134)        $  (667)        $  173       $(1,628)
                             ==============  =============  ==============  =========

(5) Houston Exchange and Dallas Disposition

   To reflect the exchange of KRLD-AM and the Texas State Networks for KKRW-FM in the Houston Exchange, and the sale of KTCK-AM in the Dallas Disposition.

                                                       NINE MONTHS ENDED SEPTEMBER 31, 1996
                            -----------------------------------------------------------------------------------------
                                                                                                 HOUSTON EXCHANGE AND
                                        DISPOSITIONS              ACQUISITION    ADJUSTMENTS*     DALLAS DISPOSITION
                            ----------------------------------  -------------  --------------  ----------------------
                              KRLD-AM       TSN       KTCK-AM       KKRW-FM
                            ----------  ----------  ----------  -------------
                                                                  (IN THOUSANDS)
Net broadcast revenues  ...   $(8,873)    $(2,223)    $(2,136)      $5,568         $    --             $(7,664)
Station operating expenses     (7,862)     (1,812)     (2,487)       3,207              --              (8,954)
Depreciation/amortization      (1,036)       (186)       (283)          66           1,156                (283)
Corporate expenses ........        --          --          --           90              --                  90
Other .....................    (1,600)          0         165           --              --              (1,435)
                            ----------  ----------  ----------  -------------  --------------  ----------------------
Operating income (loss)  ..     1,625        (225)        469        2,205          (1,156)              2,918
Interest expense ..........    (1,183)       (299)         (4)          --              --              (1,486)
Income tax expense ........        --          --          --          772              --                 772
                            ----------  ----------  ----------  -------------  --------------  ----------------------
Net income (loss) .........   $ 2,808     $    74     $   473       $1,433         $(1,156)            $ 3,632
                            ==========  ==========  ==========  =============  ==============  ======================

                                                            YEAR ENDED DECEMBER 31, 1995
                             -----------------------------------------------------------------------------------------
                                                                                                  HOUSTON EXCHANGE AND
                                         DISPOSITIONS              ACQUISITION    ADJUSTMENTS*     DALLAS DISPOSITION
                             ----------------------------------  -------------  --------------  ----------------------
                               KRLD-AM       TSN       KTCK-AM       KKRW-FM
                             ----------  ----------  ----------  -------------
                                                                   (IN THOUSANDS)
Net broadcast revenues  ....   $(9,792)    $(3,196)    $(4,096)      $7,117         $    --             $(9,967)
Station operating expenses      (8,881)     (2,261)     (3,714)       5,167              --              (9,689)
Depreciation/amortization  .    (1,350)       (725)       (124)         371           1,704                (124)
Corporate expenses .........        --          --          --          120              --                 120
Other ......................    (5,000)         --          --           --              --              (5,000)
                             ----------  ----------  ----------  -------------  --------------  ----------------------
Operating income (loss)  ...     5,439        (210)       (258)       1,459          (1,704)              4,726
Interest expense ...........    (1,433)       (403)         (5)          --              --              (1,841)
Other income ...............        --          --        (323)        (175)             --                (498)
                             ----------  ----------  ----------  -------------  --------------  ----------------------
Net income (loss) ..........   $ 6,872     $   193     $    70       $1,634         $(1,704)            $ 7,065
                             ==========  ==========  ==========  =============  ==============  ======================

------------

   (*) To reflect historical depreciation and amortization of KRLD-AM and the Texas State Networks and the disposition of KTCK-AM.

(6) Pro Forma Adjustments

   a. Reflects the results during the year ended December 31, 1995 of radio stations (located in San Diego, Charlotte--WLYT only, and Dallas) acquired and fees of $3,584,000 and $2,895,000 incurred by Triathlon and payable to SCMC for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, of which $2,584,000 and $2,020,000, respectively, represent fees based upon acquisition and financing activities in the respective periods. Future fees may be lesser or greater based upon future acquisition and financing activity by Triathlon. Minimum annual fees will be $1,000,000 per year.

   b. Reflects anticipated cost savings realized to date and expected to be realized following the Liberty Acquisition, the Chancellor Exchange, the Prism Acquisition, the Jackson Acquisitions, the Richmond Acquisition, the Texas Coast Acquisition and Hartford Acquisition, consisting principally of the elimination of certain duplicative technical, sales and general and administrative functions due to operating a cluster of stations in each of its principal markets, a reduction of employee benefit costs and commission rates and the elimination of programming personnel due to automation and simulcasting.

      Also reflected are the adjustment of Delsener/Slater officers' salaries to reflect new employment contracts, the elimination of non-recurring losses of Delsener/Slater and the elimination of certain salaries and expenses of employee-shareholders in connection with the Hartford Acquisition.

      While management believes that such cost savings and the elimination of non-recurring expenses are reasonably achievable, the Company's ability to achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, many of which are beyond the Company's control. These factors may include difficulties in integrating the acquired stations and the incurrence of unanticipated severance, promotional or other costs and expenses. There can be no assurance that the Company will realize all such cost savings. See also "Risk Factors" contained in this Prospectus Supplement and the accompanying Prospectus.

   c. Reflects increase (decrease) in amortization of intangible assets resulting from the purchase price allocation and change in amortization period:

                                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ----------------------------------------------
                                  INCREASE DUE    DECREASE DUE
                                  TO PURCHASE     TO CHANGE IN
                                     PRICE        AMORTIZATION    NET INCREASE
                                   ALLOCATION       PERIODS        (DECREASE)
                                --------------  --------------  --------------
                                                 (IN THOUSANDS)
Liberty Acquisition ...........      $1,117         $(2,984)        $(1,867)
Prism Acquisition .............         870            (641)            229
Raleigh-Greensboro, Greenville
 and Jackson Acquisitions  ....         612            (646)            (34)
Albany Acquisition ............          18               0              18
Delsener/Slater Acquisition  ..         919               0             919
                                                                --------------
Net Decrease for Recent
 Acquistions ..................                                     $  (735)
                                                                ==============
Richmond Acquisition ..........      $  546         $  (465)        $    81
Texas Coast Acquisition  ......         795               0             795
Hartford Acquisition ..........         457               0             457
                                                                --------------
Net Increase for Pending
 Acquisitions (other than the
 Secret Communications
 Acquisition) .................                                     $ 1,333
                                                                ==============
Secret Communications
 Acquisition ..................      $3,880         $(1,036)        $ 2,844
                                                                ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          YEAR ENDED DECEMBER 31, 1995
                                ----------------------------------------------
                                  INCREASE DUE    DECREASE DUE
                                  TO PURCHASE     TO CHANGE IN
                                     PRICE        AMORTIZATION    NET INCREASE
                                   ALLOCATION       PERIODS        (DECREASE)
                                --------------  --------------  --------------

Liberty Acquisition ...........      $2,235         $(4,799)        $(2,564)
Prism Acquisition .............       1,606          (1,186)            420
Raleigh-Greensboro, Greenville
 and Jackson Acquisitions  ....       1,235          (1,220)             15
Albany Acquisition ............          25               0              25
Delsener/Slater Acquisition  ..       1,226               0           1,226
                                --------------                  --------------
Net Decrease for Recent
 Acquistions ..................                                     $  (878)
                                --------------                  ==============
Richmond Acquisition ..........      $  728         $  (642)        $    86
Texas Coast Acquisition  ......       1,061               0           1,061
Hartford Acquisition ..........         610               0             610
                                --------------                  --------------
Net Increase for Pending
 Acquisitions (other than the
 Secret Communications
 Acquisition) .................                                     $ 1,757
                                --------------                  ==============
Secret Communications
 Acquisition ..................      $5,174         $(1,576)        $ 3,598
                                --------------                  ==============

d. Reflects $391,000 and $782,000 in amortization of goodwill arising from the deferred taxes recorded in connection with the Liberty Acquisition for the six months prior to the purchase date and the year ended December 31, 1995, respectively.

e. Amortization of $243,000 and $325,000 for acquisition costs associated with the Recent and Pending Acquisitions for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

f. To reflect $418,000 and $558,000 in amortization relating to the present value of the Triathlon consulting fees assigned to the Company under the SCMC Termination Agreement for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

g. To record incremental corporate overhead charges of $1,803,000 and $2,405,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, relating to increases in personnel, professional fees and administrative expenses associated with the increased size of the Company due to the Recent and Pending Acquisitions and the elimination of $2,249,000 and $7,718,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, of the corporate overhead of the sellers.

h. To reflect interest expense of $36,281,000 and $48,375,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, related to the $450,000,000 of New Notes at 10.75%, amortization of deferred financing costs of $1,198,000 and $1,598,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, interest expense of $11,858,000 and $11,448,000 relating to the borrowings from the Credit Agreement at 8.25% for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, and elimination of existing interest expense (net of interest on other debt) of $26,001,000 and $24,245,000 related to the Company and the sellers for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

i. Elimination of acquisition related costs of $5,935,000 recorded on the income statement of Liberty for the nine months ended September 30, 1996, a gain on the sale of assets of $11,920,000 recorded on the books of ABS Greenville Partners, L.P. for the nine months ended September 30, 1996 and net income tax benefits of $1,884,000 and $2,077,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

j. To record the incremental Series D Preferred Stock dividend and the assumed Series E Preferred Stock issuance to finance a portion of the Pending Acquisitions at a rate of 6.5% and 12 5/8%, respectively.

k. To record minority interest income (loss) related to the Richmond Acquisition of ($13,000) and $2,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

l. Reflects $159,000 and $213,000 in amortization of goodwill arising from the deferred taxes recorded in connection with the Hartford Acquisition for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively.

m. To record interest expense of $242,000 and $373,000 for the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively, in connection with the long-term payments due for the Delsener/Slater Acquisition and the Texas Coast Acquisition.

n. Elimination of LMA fees paid by Secret Communications for the Third Party Stations.

(7) Richmond Acquisition

   Reflects the net effect of the combined historical operations of radio stations WKHK-FM, WBZU-FM and WVGO-FM/WLEE-FM acquired in the Richmond Acquisition.

                                  NINE MONTHS ENDED SEPTEMBER 30, 1996
                            -----------------------------------------------
                                                    WVGO-FM/     RICHMOND
                              WKHK-FM    WBZU-FM    WLEE-FM     ACQUISITION
                            ---------  ---------  ----------  -------------
                                             (IN THOUSANDS)
Net broadcast revenues  ...   $3,984     $  866     $ 2,205       $ 7,055
Station operating expenses     2,648      1,119       2,292         6,059
Depreciation/amortization        187        154         458           799
Corporate expenses ........      273         88         427           788
                            ---------  ---------  ----------  -------------
Operating income (loss)  ..      876       (495)       (972)         (591)
Interest expense ..........      571        202         163           936
                            ---------  ---------  ----------  -------------
Net income (loss) .........   $  305     $  (697)   $(1,135)      $(1,527)
                            =========  =========  ==========  =============

                                       YEAR ENDED DECEMBER 31, 1995
                            ------------------------------------------------
                                                     WVGO-FM/     RICHMOND
                              WKHK-FM    WBZU-FM     WLEE-FM     ACQUISITION
                            ---------  ----------  ----------  -------------
                                              (IN THOUSANDS)
Net broadcast revenues  ...   $4,478     $   849     $ 3,886       $ 9,213
Station operating expenses     3,154       1,561       3,382         8,097
Depreciation/amortization        253         243         914         1,410
Corporate expenses ........      245          77         328           650
                            ---------  ----------  ----------  -------------
Operating income (loss)  ..      826      (1,032)       (738)         (944)
Interest expense ..........      811         287         317         1,415
Other expense .............       --          --          43            43
                            ---------  ----------  ----------  -------------
Net income (loss) .........   $   15     $(1,319)    $(1,098)      $(2,402)
                            =========  ==========  ==========  =============

 (8) Chancellor Exchange

   Reflects the pending transfer of WBAB-FM, WHFM-FM, WBLI-FM, and WGBB-FM ("Long Island Disposition") in exchange for WFYV-FM and WAPE-FM
("Jacksonville Acquisition") in the Chancellor Exchange.

                                        NINE MONTHS ENDED SEPTEMBER 30, 1996
                            ----------------------------------------------------------
                              LONG ISLAND    JACKSONVILLE                   CHANCELLOR
                              DISPOSITION    ACQUISITION     ADJUSTMENTS     EXCHANGE
                            -------------  --------------  -------------  ------------
                                                   (IN THOUSANDS)
Net broadcast revenues  ...     $(5,108)        $4,764          $(425)**     $  (769)
Station operating expenses       (3,923)         2,676             --         (1,247)
Depreciation/amortization        (1,429)           876            347*          (206)
Corporate expenses ........      (1,026)            --             --         (1,026)
                            -------------  --------------  -------------  ------------
Operating income (loss)  ..       1,270          1,212           (772)         1,710
Interest expense ..........          (7)            --             --             (7)
Other expense (income)  ...          (1)            --             --             (1)
Income tax expense ........          (2)            --             --             (2)
                            -------------  --------------  -------------  ------------
Net income (loss) .........     $ 1,280         $1,212          $(772)       $ 1,720
                            =============  ==============  =============  ============
                                            YEAR ENDED DECEMBER 31, 1995
                            ----------------------------------------------------------
                              LONG ISLAND    JACKSONVILLE                   CHANCELLOR
                              DISPOSITION    ACQUISITION     ADJUSTMENTS     EXCHANGE
                            -------------  --------------  -------------  ------------
                                                   (IN THOUSANDS)
Net broadcast revenues  ...    $(11,511)        $7,629          $  --        $(3,882)
Station operating expenses       (7,282)         4,840             --         (2,442)
Depreciation/amortization        (2,682)         1,491            916*          (275)
Corporate expenses ........      (1,460)            --             --         (1,460)
                            -------------  --------------  -------------  ------------
Operating income (loss)  ..         (87)         1,298           (916)           295
Interest expense ..........         (17)            --             --            (17)
Income tax expense ........          --             --             --             --
                            -------------  --------------  -------------  ------------
Net income (loss) .........    $    (70)        $1,298          $(916)       $   312
                            =============  ==============  =============  ============

------------

    * To reflect historic depreciation of the stations that are the subject of the Long Island Disposition net of decrease in amortization due to the exchange allocation.

   ** To eliminate LMA payment received for the Long Island stations for the month of July 1996.

(9) CBS Exchange

   To reflect the net effect of the exchange of WHFS-FM for KTXQ-FM and KRRW-FM in the CBS Exchange.

                                   NINE MONTHS ENDED SEPTEMBER 30, 1996
                            -------------------------------------------------
                              KTXQ-FM    WHFS-FM                       CBS
                              KRRW-FM    DISPOSAL    ADJUSTMENTS*    EXCHANGE
                            ---------  ----------  --------------  ----------
                                              (IN THOUSANDS)
Net broadcast revenues  ...   $7,447      $7,429        $   --       $    18
Station operating expenses     5,340       3,958           --          1,382
Depreciation/amortization        169         997          828             --
                            ---------  ----------  --------------  ----------
Operating income (loss)  ..    1,938       2,474         (828)        (1,364)
Income tax expense ........      679          --           --            679
                            ---------  ----------  --------------  ----------
Net income (loss) .........   $1,259      $2,474        $(828)       $(2,043)
                            =========  ==========  ==============  ==========

                                       YEAR ENDED DECEMBER 31, 1995
                            -------------------------------------------------
                              KTXQ-FM    WHFS-FM                       CBS
                              KRRW-FM    DISPOSAL    ADJUSTMENTS*    EXCHANGE
                            ---------  ----------  --------------  ----------
                                              (IN THOUSANDS)
Net broadcast revenues  ...   $8,534      $9,976        $   --       $(1,442)
Station operating expenses     7,254       5,400           --          1,854
Depreciation/amortization      1,129       1,638          509             --
Corporate expenses ........      214          --           --            214
                            ---------  ----------  --------------  ----------
Operating income ..........      (63)      2,938         (509)        (3,510)
Other income (loss) .......     (152)         --           --           (152)
Income tax expense ........       31          --           --             31
                            ---------  ----------  --------------  ----------
Net income (loss) .........   $   58      $2,938        $(509)       $(3,389)
                            =========  ==========  ==============  ==========

------------

* To eliminate depreciation of KTXQ-FM and KRRW-FM and reflect depreciation of WHFS-FM.

(10) Secret Communications Acquisition

   Reflects the Secret Communications Acquisition after the pending acquisition of the Third Party Stations by Secret Communications. The results of the Third Party Stations for the nine months ended September 30, 1996 reflect five months of results under the current owner and four months of operations under Secret Communications through an LMA, which Secret entered with the current owner on June 1, 1996.

   The Company has identified nonrecurring marketing costs of approximately $580,000 in 1996 at the Pittsburgh stations. These costs have not been reflected as a pro forma adjustment.

                                 NINE MONTHS ENDED SEPTEMBER 30, 1996
                            ---------------------------------------------
                                                                SECRET
                                 SECRET       THIRD PARTY   COMMUNICATIONS
                             COMMUNICATIONS    STATIONS      ACQUISITION
                            --------------  -------------  --------------
                                            (IN THOUSANDS)
Net broadcast revenues  ...     $21,335         $4,175         $25,510
Station operating expenses       12,511          2,536          15,047
Depreciation/amortization         2,482             98           2,580
                            --------------  -------------  --------------
Operating income ..........       6,342          1,541           7,883
Other expenses (income)  ..          --          1,175           1,175
                            --------------  -------------  --------------
Net income ................     $ 6,342         $  366         $ 6,708
                            ==============  =============  ==============

                                     YEAR ENDED DECEMBER 31, 1995
                            ---------------------------------------------
                                                                SECRET
                                 SECRET       THIRD PARTY   COMMUNICATIONS
                             COMMUNICATIONS    STATIONS      ACQUISITION
                            --------------  -------------  --------------
                                            (IN THOUSANDS)
Net broadcast revenues  ...     $27,071         $3,662         $30,733
Station operating expenses       14,632          2,849          17,481
Depreciation/amortization         3,296            200           3,496
Corporate expenses ........       1,249             --           1,249
                            --------------  -------------  --------------
Operating income ..........       7,894            613           8,507
Interest expense ..........       2,067             --           2,067
Other income ..............           5             --               5
                            --------------  -------------  --------------
Net income ................     $ 5,822         $  613         $ 6,435
                            ==============  =============  ==============

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is not a complete discussion of the financial condition and results of operations of the Company. For a complete discussion see "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1996, each of which have been incorporated by reference herein.

   The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and those appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus, including, without limitation, risks and uncertainties relating to leverage, the need for additional funds, consummation of the Pending Acquisitions or the Pending Dispositions, integration of the Pending Acquisitions, the ability of the Company to achieve certain cost savings, the management of growth, the popularity of radio as a broadcasting and advertising medium and changing consumer tastes. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's principal need for funds has historically been to fund the acquisition of radio stations and, to a lesser extent, capital expenditures and the redemption of outstanding securities. The Company's principal sources of funds for these requirements have historically been the proceeds from offerings of equity and debt securities, borrowings under credit agreements and, to a significantly lesser extent, cash flows from operations.

   For a discussion of the Company's historical cash flows, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1996, each of which have been incorporated by reference herein.

   Recent Acquisitions and Dispositions. Since January 1, 1996, the Company has consummated a number of acquisitions and dispositions.

   In early 1996, the Company acquired radio stations WTDR-FM and WLYT-FM (formerly WEZC-FM), both operating in Charlotte, North Carolina, for an aggregate purchase price of $24.8 million. The primary sources of funds for this acquisition were proceeds from the Company's public offering in June 1995 and funds available under the Old Credit Agreement.

   In the Greenville Acquisition, consummated in June 1996, the Company acquired substantially all of the assets of WROQ-FM, operating in Greenville, South Carolina, for approximately $14.0 million.

   Also in June 1996, pursuant to the Raleigh-Greensboro Acquisition, the Company acquired substantially all of the assets of WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM (formerly WWWB-AM), each operating in Greensboro, North Carolina, for approximately $36.8 million.

   Pursuant to the Jackson Acquisitions, in July 1996, the Company acquired substantially all of the assets of WJDX-FM, Jackson, Mississippi, for a purchase price of approximately $3.0 million and, in August 1996, substantially all of the assets used in the operation of radio stations WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi, for an aggregate purchase price of approximately $3.5 million.

   In July 1996, the Company acquired from Prism, a privately-held radio broadcasting company, substantially all of the assets used in the operation of eight FM and five AM radio stations located in four markets: Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona; and Wichita, Kansas. In

September 1996, the Company also acquired from Prism substantially all of the assets of three radio stations operating in Louisville, Kentucky, upon renewal of the FCC licenses of such stations, pursuant to the Louisville Acquisition. The total purchase price for the Prism Acquisition and the Louisville Acquisition was approximately $105.3 million. In October 1996, the Company sold the Louisville stations (the "Louisville Dispositions") for $18.5 million. The Company recognized no gain or loss on the Louisville Dispositions. The Louisville stations are classified as assets held for sale on the September 30, 1996, balance sheet.

   In July 1996, the Company acquired Liberty Broadcasting for a purchase price of approximately $227.0 million, plus $10.5 million for working capital (the "Liberty Acquisition"). Liberty Broadcasting was a privately-held radio broadcasting company which owned and operated or provided programming to or sold advertising on behalf of 14 FM and six AM radio stations (the "Liberty Stations") operating in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York; and Richmond, Virginia.

   In July 1996, the Company sold three of the Liberty Stations operating in the Washington, D.C./Baltimore, Maryland market (the "Washington
Dispositions") for $25.0 million.

   In November 1996, the Company consummated the Greensboro Acquisition, pursuant to which it purchased one station operating in Greensboro, North Carolina, for a purchase price of $6.0 million. This amount was paid in full in the third quarter of 1996.

   The Greenville Acquisition, Raleigh-Greensboro Acquisition, Jackson Acquisitions, Prism Acquisition, Liberty Acquisition and Greensboro Acquisition were primarily funded with proceeds from the Private Placement.

   In November 1996, the Company consummated the Dallas Disposition, pursuant to which it sold one radio station operating in Dallas, Texas for a net consideration of $13.4 million. The Company has a contractual obligation to make certain payments to Cardinal Communications LP ("Cardinal"), the prior owner of KTCK-AM, upon the sale of the station by the Company. Cardinal has commenced litigation against the Company due to the parties' inability to agree on the amount of the contingent payment due upon sale. In the event that the contingent payment exceeds approximately $2.9 million, the Company will record a loss on the transaction.

   On November 22, 1996, the Company consummated the MMR Merger, pursuant to which it acquired MMR in exchange for capital stock of the Company having a value of approximately $72 million. Concurrently with the consummation of the MMR Merger, the Company paid approximately $43.0 million to satisfy outstanding indebtedness of MMR from borrowings under the Credit Agreement. MMR was organized in 1992 by Robert F.X. Sillerman, Chairman of the Board, Chief Executive Officer and controlling stockholder of the Company, Michael
G. Ferrel, Chief Executive Officer and a Director of the Company, and Howard
J. Tytel, a Director and Executive Vice President of the Company. Mr. Sillerman owned a substantial equity interest in MMR which was exchanged for common stock of the Company upon the consummation of the MMR Merger.

   In December 1996, the Company consummated the Houston Exchange, pursuant to which it exchanged the assets of one radio station operating in Dallas, Texas, along with the Texas State Networks, for the assets of another radio station operating in Houston, Texas. There was no cash consideration paid by the Company or the other party pursuant to the Houston Exchange.

   Also in December 1996, the Company loaned to ABS Communications L.L.C. ("ABS") $14.5 million to finance the purchase by ABS of two radio stations operating in Richmond, Virginia, in connection with the Richmond Acquisition. The Company has also paid a $2.0 million deposit to ABS pursuant to its agreement to purchase a 96% interest in ABS. The primary source of funds for this loan was borrowings under the Credit Agreement.

   In January 1997, the Company consummated the Delsener/Slater Acquisition, pursuant to which it purchased Delsener/Slater, a concert promotion company, for an aggregate consideration of approxi-mately $24.0 million. Of this amount, $3.0 million is to be paid, without interest, over five years, and $1.0 million is to be paid, without interest, over ten years. The deferred payments are subject to acceleration in certain circumstances. The primary source of funds for this acquisition was borrowings under the Credit Agreement.

   Also in January 1997, the Company consummated the Albany Acquisition, pursuant to which it purchased one radio station operating in Albany, New York, for a purchase price of $1.0 million. The primary source of funds for this acquisition was borrowings under the Credit Agreement.

   Pending Acquisitions and Dispositions. In October 1996, the Company entered into an agreement with Secret Communications, pursuant to which the Company agreed to acquire substantially all of the assets used in the operation by Secret Communications of nine radio stations located in three markets (Indianapolis, Indiana, Pittsburgh, Pennsylvania, and Cleveland,
Ohio). Two of the radio stations operating in Pittsburgh are not yet owned by Secret Communications but are anticipated to be acquired prior to the consummation of the Secret Communications Acquisition, and Secret Communications currently provides programming and sells advertising on these stations pursuant to an LMA. The purchase price of the acquisition is $300.0 million, subject to certain downward adjustments, of which the Company has segregated $15.0 million pursuant to a letter of credit to secure its obligations under the purchase agreement.

   In January 1997, the parties reached an agreement in principle to amend the purchase agreement to provide that the purchase price will be reduced from $300.0 million to $255.0 million and that the Cleveland stations will not be transferred. In addition, if (i) at any time prior to the date 12 months from the execution of the amendment, Secret Communications enters into a binding agreement to sell the Cleveland stations at a price less than $45.0 million and (ii) such disposition is consummated prior to March 31, 1998, the Company will be required to pay, at closing, the difference between the sale price and $45.0 million, but in no event more than $5.0 million. Upon execution of the amendment, $10.0 million of the amount segregated pursuant to the letter of credit will be paid to Secret Communications as a deposit, and the remaining $5.0 million will also be so paid on May 30, 1997.

   In addition, the Company has also entered into separate agreements regarding the Richmond Acquisition, the CBS Exchange, the Hartford Acquisition and the Texas Coast Acquisition. The aggregate purchase price of these acquisitions is approximately $107.7 million, of which the Company has deposited $8.0 million in escrow to secure its obligations under these agreements.

   The Company has also entered into agreements regarding the Chancellor Exchange, the Little Rock Disposition and the Myrtle Beach Disposition. The aggregate cash sale price of these transactions is $20.2 million, of which the purchasers have deposited in escrow or paid $3.5 million.

    The Company anticipates that it will consummate all of the Pending Acquisitions and the Pending Dispositions as follows:

                                      CASH PURCHASE   ANTICIPATED DATE OF
            TRANSACTION              (SALE) PRICE(1)     CONSUMMATION
----------------------------------  ---------------  -------------------
                                      (IN MILLIONS)
Hartford Acquisition ..............      $ 25.5         1st quarter 1997
Texas Coast Acquisition ...........        41.5(2)      1st quarter 1997
Little Rock Disposition ...........        (4.1)        1st quarter 1997
Myrtle Beach Disposition ..........        (5.1)        1st quarter 1997
CBS Exchange ......................          --         1st quarter 1997
Richmond Acquisition ..............        40.4         2nd quarter 1997
Chancellor Exchange ...............       (11.0)        2nd quarter 1997
Secret Communications Acquisition         255.0(3)      3rd quarter 1997

------------

   (1) Represents the gross cash sales or purchase price for the corresponding transaction. Certain of these amounts do not reflect amounts advanced or placed in escrow, payable over a period of time or payable in stock of the Company.

   (2) Includes amounts payable in respect of certain ancillary agreements. Does not include certain additional contingent liabilities.

   (3) Does not include certain additional contingent liabilities.

   The timing and completion of each of the above transactions are subject to a number of closing conditions, certain of which are beyond the Company's control. Each of the Pending Acquisitions and the Pending Dispositions is subject to the approval of the FCC. Additionally, the Antitrust Division has indicated its intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Recent Legislation. While the Company believes that each of the Pending Acquisitions and the Pending Dispositions does not substantially lessen competition, there can be no assurance that the Antitrust Division will not take a contrary position, which could delay or prevent the consummation of any of the Pending Acquisitions or require the Company to restructure its ownership in the relevant market or markets. See "Risk Factors--Risks Related to Pending Acquisitions and the Pending Dispositions" and "Agreements Related to the Pending Acquisitions and the Pending Dispositions" in this Prospectus Supplement and "Risk Factors--Extensive Regulation of Radio Broadcasting" in the accompanying Prospectus.

   The Company intends to finance the Pending Acquisitions from the proceeds of the Preferred Stock Offering, the Chancellor Exchange, the Pending Dispositions and the borrowings under the Credit Agreement. See "Risk Factors--Risks Related to the Pending Acquisitions and the Pending Dispositions."

   The Company is also required to make a payment of $1.0 million in 1997 to redeem the outstanding shares of Series B Preferred Stock.

   Sources of Liquidity. In October 1993, the Company issued $80.0 million in aggregate principal amount of the Old Notes, which have a maturity date of October 1, 2000. The Old Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt of the Company (including the Credit Agreement). In May 1996, the Company completed the Tender Offer, in which it purchased approximately $79.4 million in principal amount of the $80.0 million in principal amount of the Old Notes then outstanding. The Company also entered into a supplemental indenture amending the terms of the Old Note Indenture.

   In May 1996, the Company issued New Notes in an aggregate principal amount of $450.0 million (the "Note Offering"). Interest on the New Notes accrues at the rate of 10.75% per year and is payable on May 15 and November 15 of each year. The New Notes are general senior subordinated unsecured obligations of the Company. The New Notes are guaranteed on a senior subordinated basis by each of the Company's subsidiaries. The New Note Indenture contains certain covenants which limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is senior in right of payment to the New Notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or dispose of all or substantially all of the assets of the Company.

   Concurrently with the Note Offering, the Company sold in a private placement 2,990,000 shares of Series D Preferred Stock aggregating $149.5 million in liquidation preference (the "Series D Preferred Stock Offering"). Dividends of $0.8125 per share of Series D Preferred Stock are payable quarterly in cash. Accumulated unpaid dividends bear interest at the annual rate of 6.5%. The shares of Series D Preferred Stock are convertible into shares of Class A Common Stock at any time prior to May 31, 2007, unless previously redeemed or repurchased, at a conversion price of $45.51 per share (equivalent to a conversion rate of 1.0987 shares of Class A Common Stock per share of Series D Preferred Stock), subject to adjustment in certain events. The shares of Series D Preferred Stock are exchangeable in full (but not in part), at the Company's option, subject to compliance with covenants contained in the Company's debt agreements, for Series D Exchange Notes. The Certificate of Designations of the Series D Preferred Stock contains certain covenants which, among other things, limit the ability of the Company and its subsidiaries to engage in transactions with their affiliates.

   On November 22, 1996, the Company entered into the Credit Agreement, a senior revolving credit facility providing for borrowings of up to $225.0 million. Borrowings under the Credit Agreement may be used to finance permitted acquisitions, for working capital and general corporate purposes, and for letters of credit up to $20.0 million. The facility converts into a five-year term loan on September 30, 1998, with repayment due in quarterly installments commencing December 31, 1998, and with the final payment due September 30, 2003. The principal will be amortized by 5% in 1998, 15% in 1999, 20% in 2000, 20% in 2001, 22% in 2002 and 18% in 2003. Interest on the
funds borrowed under the Credit Agreement is based on a floating rate selected by the Company of either (i) the higher of (a) the Bank of New York's prime rate and (b) the federal funds rate plus 0.5%, plus a margin which varies from 0.25% to 1.5%, based on the Company's then-current leverage ratio, or (ii) the LIBOR rate plus a margin which varies from 1.5% to 2.75%, based on the Company's then-current leverage ratio. The Company must prepay certain outstanding borrowings in advance of their scheduled due dates in certain circumstances. The Company must also pay annual commitment fees of 0.5% of the unutilized total commitments under the Credit Agreement. The Company's obligations under the Credit Agreement are secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable, and are guaranteed by the Company's subsidiaries. As of January 15, 1997, the Company had aggregate borrowings under the Credit Agreement of $50.0 million.

   The Company will require financing in addition to the Preferred Stock Offering in order to consummate the Pending Acquisitions, which the Company anticipates obtaining through borrowings under the Credit Agreement and proceeds from the Chancellor Exchange and the Pending Dispositions. There can be no assurance that the Chancellor Exchange or the Pending Dispositions will be successfully consummated. The Company will require funding pursuant to the Credit Agreement of approximately $152.2 million in order to consummate the Secret Communications Acquisition which it expects to occur in the third quarter of 1997. The Credit Agreement prohibits the Company from utilizing funds available thereunder unless the Company meets certain specified financial tests, such as total leverage and senior leverage ratios and pro forma interest expense. The ability of the Company to meet such tests is dependent on the cash flow of the Company, giving effect to the consummation of the acquisitions and dispositions of the Company. There can be no assurance that the Company will have adequate borrowing capacity under the Credit Agreement. If the Company's borrowing capacity under the Credit Agreement is not sufficient to finance the Secret Communications Acquisition, the Company will be required to either seek modification of the Credit Agreement or obtain alternative financing. There can be no assurance that the Company will be able to obtain additional financing or such modification on terms acceptable to the

Company or at all. If the Company is unable to consummate the Pending Acquisitions because of its failure to obtain financing or for any other reason, it may forfeit deposits up to an aggregate amount of approximately $22.0 million. See "Risk Factors--Risks Related to the Pending Acquisitions and the Pending Dispositions."

   As a result of the foregoing, there can be no assurance as to when the Pending Acquisitions or the Pending Dispositions will be consummated or that they will be consummated on the terms described herein or at all. Furthermore, the Company cannot predict whether the consummation of the Pending Acquisitions or the Pending Dispositions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements included herein. In analyzing the Unaudited Pro Forma Condensed Combined Financial Statements and other information, prospective investors should consider that the Pending Acquisitions or the Pending Dispositions may not be consummated at all or on the terms described herein, and the Pending Acquisitions or the Pending Dispositions, if consummated, may be subject to substantial delay.

   The Company expects that any additional acquisitions will be financed through funds generated from operations, cash on hand, funds which may be available under the Credit Agreement and additional debt and equity financing. The availability of additional acquisition financing cannot be assured, and, depending on the terms of the proposed acquisition financing, could be restricted by the terms of the Credit Agreement, the debt incurrence test under the New Note Indenture, the Series D Preferred Stock and/or the Series E Preferred Stock.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt (including the New Notes and the Company's borrowings under the Credit Agreement), to make dividend payments on the Series D Preferred Stock and the Series E Preferred Stock and to redeem the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of these stations into the Company's operations. Based upon the Company's current level of operations and anticipated improvements, management believes that cash flow from operations, together with the net proceeds of the Preferred Stock Offering, the Chancellor Exchange and borrowings under the Credit Agreement, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled interest, principal, dividend and redemption payments through at least 1998. However, the Company's borrowings under the Credit Agreement will be, and other future borrowings may be, at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Chancellor Exchange or the Pending Dispositions will be consummated, that the Company will be able to borrow under the Credit Agreement, that the Company's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount to enable the Company to service its debt, to make dividend, and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of the New Notes, or the aggregate liquidation preference of the Series E Preferred Stock and the Series D Preferred Stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing. See "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus.

CHARGES TO OPERATIONS

   Pursuant to an agreement between the Company and D. Geoffrey Armstrong, the Company's Chief Operating Officer (the "Armstrong Agreement"), Mr. Armstrong's employment may be terminated by either party during the one-month period commencing on November 22, 1997 upon 30 days' written notice. If his employment agreement is terminated, Mr. Armstrong will receive a payment of $1.2 million pursuant to the provisions of his employment agreement which are currently deferred, and the Company will purchase all of his outstanding options under the Company's stock option plans for an amount equal to the difference between (x) the number of such options multiplied by the respective exercise price of such options and (y) the number of such options multiplied by the greater of $40.00 and the average trading price of a share of Class A Common Stock during the 20 days prior to five days before the effective date of the termination of the employment agreement. In the event that the Company is required to purchase Mr. Armstrong's options, based upon a repurchase price of $40.00 per share, the Company will make a payment to Mr. Armstrong of approximately $3.25 million. See "Unaudited Pro Forma Condensed Combined Financial Statements."

   The Company's Compensation Committee, Independent Directors and Mr. Sillerman have agreed that the Company will enter into a new employment agreement with Mr. Sillerman, pursuant to which Mr. Sillerman will continue in his position with the Company for a five-year term, subject to renewal for an additional five-year term. The employment agreement, which has not yet been finalized, will include the issuance of stock options or their equivalent both upon the execution of the employment agreement and in the event of a Change of Control of the Company in amounts to be determined by the Board of Directors and the Compensation Committee. The initial grant of such stock options or their equivalent will be at an exercise price determined on the date of the Compensation Committee's original agreement as to the new employment agreement. Depending upon the ultimate form and amount of stock options or their equivalent granted under the employment agreement, the Company may incur compensation charges in 1996 or later years. See "Certain Relationships and Related Transactions--Employment Agreements with Messrs. Sillerman and Ferrel."

   The Acquisitions will be accounted for using the purchase method of accounting and the intangible assets created in the purchase transactions will be amortized against future earnings of the combined companies. The amount of such amortization will be substantial and will continue to affect the Company's operating results in the future. These expenses, however, do not result in an outflow of cash by the Company and do not impact the Company's Broadcast Cash Flow.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following discussion is incomplete and should be read in conjunction with the "Certain Relationships and Related Transactions" sections set forth in (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, (ii) MMR's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended, and (iii) the Joint Proxy Statement/Prospectus attached as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on November 27, 1996, with the Commission, which sections are incorporated by reference herein. The section includes a description of the various transactions between the Company and its affiliates as required by the rules and regulations of the Commission.

RELATIONSHIP OF THE COMPANY WITH SCMC

   Prior to April 1996, SCMC, a corporation controlled by Mr. Sillerman, had been engaged by the Company from time to time for advisory services with respect to specific transactions. In April 1996, the Company and SCMC entered into the SCMC Termination Agreement, pursuant to which SCMC assigned to the Company its rights to receive fees payable by each of MMR and Triathlon to SCMC in respect of consulting and marketing services to be performed on behalf of such companies by SCMC, except for fees related to certain transactions pending at the date of such agreement, and the Company and SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for the Company. Upon consummation of the MMR Merger, SCMC's agreement with MMR was terminated. Prior to consummation of the MMR Merger, MMR paid an annual fee of $500,000 to SCMC, and Triathlon currently pays SCMC an annual fee of $300,000 (which shall increase to $500,000 at such time as Triathlon has used an amount equal to the net proceeds of its last public offering in the manner contemplated by the registration statement filed in connection therewith). In addition, Triathlon has agreed to advance to SCMC an amount of $500,000 per year in connection with services to be rendered by SCMC (however, if the agreement between SCMC and Triathlon is terminated or if an unaffiliated person acquires a majority of the capital stock of Triathlon, then the unearned fees must be repaid). Pursuant to the SCMC Termination Agreement, SCMC has agreed to continue to provide consulting and marketing services to Triathlon until the expiration of their agreement on June 1, 2005, and not to perform any consulting or investment banking services for any person or entity, other than Triathlon, in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment. In consideration of the foregoing agreements, the Company issued to SCMC warrants to purchase up to 600,000 shares of Class A Common Stock at an exercise price, subject to adjustment, of $33.75 (the market price at the time the financial consulting arrangement was terminated). The Company also forgave a $2.0 million loan made by the Company to SCMC on January 23, 1995, plus accrued and unpaid interest thereon. Pursuant to such agreement, Mr. Sillerman has agreed with the Company that he will supervise, subject the direction of the Board of Directors, the performance of the financial consulting and other services previously performed by SCMC for the Company. In addition, the Company has hired or intends to hire a number of persons previously employed by SCMC.

   On April 15, 1996, Furman Selz delivered its written opinion to the Independent Committee that, as of the date of such opinion, the consideration to be offered by the Company to SCMC pursuant to the SCMC Termination Agreement was fair, from a financial point of view, to the Company. In rendering its opinion, Furman Selz relied on, among other things, a schedule prepared by Mr. Sillerman of projected fees payable to SCMC by each of the Company, MMR and Triathlon. Furman Selz's opinion was delivered for the use and benefit of the Independent Committee in its consideration of the SCMC Termination Agreement.

   Each engagement of SCMC by the Company has been subject to the affirmative recommendation of the Audit Committee. SCMC has been engaged by and received fees from the Company for advisory services, including the assumption of certain obligations such as the provision of legal services. The Company paid to SCMC advisory fees of $4.0 million in connection with the Liberty Acquisition, the Prism Acquisition, the Greenville Acquisition, the Jackson Acquisitions, the Greensboro Acquisition and the Raleigh-Greensboro Acquisitions. In addition, the Company paid SCMC, on behalf of MMR, a non-refundable fee of $2.0 million for investment banking services provided to MMR in connection with the MMR Merger.

    None of the Pending Acquisitions or Pending Dispositions predate the SCMC Termination Agreement, and therefore no fees are payable to SCMC in respect of any Pending Acquisitions or Pending Dispositions.

EMPLOYMENT AGREEMENTS WITH MESSRS. SILLERMAN AND FERREL

   The Company's Compensation Committee, Independent Directors and Mr. Sillerman have agreed that the Company will enter into a new employment agreement with Mr. Sillerman, pursuant to which Mr. Sillerman will continue in his position with the Company for a five-year term, subject to renewal for an additional five-year term. Mr. Sillerman's annual base pay under the agreement will be $400,000, initially, subject to periodic adjustments. The Board of Directors has also approved an additional compensation provision, pursuant to which Mr. Sillerman is to receive a one-time $1.25 million payment, subject to recoupment by the Company ratably to the extent that Mr. Sillerman does not remain employed by the Company for a ten-year period. The Board of Directors and the Compensation Committee also approved a $1.25 million loan to Mr. Sillerman, which loan will be a full-recourse obligation of Mr. Sillerman and bear interest. Mr. Sillerman has indicated his intention to use the proceeds from the loan to acquire additional common equity in the Company.

   The employment agreement, which has not yet been finalized, will include the issuance of stock options or their equivalent both upon the execution of the employment agreement and in the event of a Change of Control of the Company in amounts to be determined by the Board of Directors and the Compensation Committee. The initial grant of such stock options or their equivalent will be at an exercise price determined on the date of the Compensation Committee's original agreement as to the new employment agreement. Depending upon the ultimate form and amount of stock options or their equivalent granted under the employment agreement, the Company may incur compensation charges in 1996 or later years. It is anticipated that, except as described above, the provisions of Mr. Sillerman's employment agreement, including those with respect to changes of control of the Company, will be similar to those in his existing employment agreement.

   The Company has entered into an employment agreement with Michael G. Ferrel, pursuant to which Mr. Ferrel has agreed to serve as the Company's President and Chief Executive Officer for a period of five years from November 1996. The Company has agreed to pay Mr. Ferrel an annual base salary of $300,000 for the first year, which increases by five percent in each subsequent year. Additionally, Mr. Ferrel's employment agreement provides for an annual bonus equal to the greater of $75,000 or an amount determined by the Company's Compensation Committee based upon the Company's achievement of certain performance goals as set by the Board of Directors. Prior to entering into his employment agreement, Mr. Ferrel was granted fully-vested options to purchase up to 50,000 shares Class A Common Stock at an exercise price of $33.75 per share. Upon entering into his employment agreement, Mr. Ferrel was paid a cash bonus of $500,000 and was granted fully-vested options to purchase up to 30,000 shares of the Company's Class A Common Stock. The Company made an interest-bearing loan to Mr. Ferrel of $300,000 and paid Mr. Ferrel relocation expenses totaling $25,000. Mr. Ferrel used the proceeds from the bonus payment and loan to pay tax liabilities related to certain performance-based stock awards earned by Mr. Ferrel during his employment as Chief Executive Officer and President of MMR. The loan is payable in full upon the termination of Mr. Ferrel's employment with the Company. The Company also agreed to grant to Mr. Ferrel, in each of the next four succeeding years, fully-vested options to purchase up to 30,000 shares of the Company's Class A Common Stock at their fair market value at the time of each grant.

                AGREEMENTS RELATED TO THE PENDING ACQUISITIONS
                         AND THE PENDING DISPOSITIONS

   The following is a summary of certain terms of the agreements related to the Pending Acquisitions and the Pending Dispositions. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the agreements, copies of which have been filed as exhibits to the documents and reports filed by the Company with the Commission and are incorporated herein or in the accompanying Prospectus by reference.

SECRET COMMUNICATIONS ACQUISITION

   On October 15, 1996, the Company entered into an Asset Purchase Agreement with Secret Communications, pursuant to which the Company agreed to acquire substantially all of the assets used in the operation of nine radio stations located in three markets: WFBQ-FM, WRZX-FM and WNDE-AM, each operating in Indianapolis, Indiana; WDVE-FM, WXDX-FM, WDSY-FM and WJJJ-FM, each operating in Pittsburgh, Pennsylvania; and WTAM-AM and WLTF-FM, both operating in Cleveland, Ohio. Secret Communications does not yet own WDSY-FM and WJJJ-FM (the "Third-Party Stations"), but currently provides programming and sells advertising on the Third-Party Stations pursuant to an LMA. Secret Communications has entered into an agreement to acquire these two stations from a third party and it is anticipated that the acquisition of the Third-Party Stations by Secret Communications will occur prior to the consummation of the Secret Communications Acquisition.

   The purchase price pursuant to the purchase agreement is $300.0 million. The Company segregated $15.0 million pursuant to a letter of credit delivered in escrow in order to secure its obligations under the purchase agreement.

   The consummation of the Secret Communications Acquisition is subject to certain closing conditions, including: (i) the acquisition by Secret Communications of the Third-Party Stations shall have been consummated, (ii) no injunction or restraining order prohibiting the consummation of the Secret Communications Acquisition shall have been issued by any court of competent jurisdiction, (iii) any applicable waiting period under the HSR Act shall have expired or been terminated, (iii) the FCC shall have consented to the acquisition of the stations by the Company, (iv) Secret Communications shall have received consents to the assignment to the Company of the material contracts relating to the stations, (v) all representations and warranties of Secret Communications and the Company shall be true and correct as of the closing of the transaction, and (vi) there shall have been no material breach by Secret Communications or the Company of any of their covenants or agreements set forth in the purchase agreement. The consummation of the Secret Communications Acquisition is scheduled to occur on the tenth business day after the FCC consent becomes final and non-appealable. An application seeking FCC consent to the assignment of the stations to the Company was filed with the FCC on October 31, 1996. The HSR Act notification relating to the Secret Communications Acquisition was filed in January 1996, and the related waiting period has not yet expired. The Secret Communications Acquisition is anticipated to be consummated in the third quarter of 1997.

   The purchase agreement may be terminated by either party (i) if the consummation of the Secret Communications Acquisition does not occur before September 30, 1997 (unless such date is extended by the parties), or (ii) at any time, if the purchase agreement relating to the Third-Party Stations is terminated.

   In January 1997, the parties reached an agreement in principle to amend the purchase agreement. Pursuant to this amendment, the Cleveland stations will not be transferred, and the purchase price will be reduced to $255.0 million. Based on unaudited financial information provided to the Company by management of Secret Communications, the Company believes that the cash flow attributable to the Cleveland stations was less than $1.5 million for the year ended December 31, 1996. If (i) at any time prior to the date 12 months from the execution of the amendment, Secret Communications enters into a binding agreement to sell the Cleveland stations at a price less than $45.0 million and (ii) such disposition is consummated prior to March 31, 1998, the Company will be required to pay, at closing, the difference between the sale price and $45.0 million, but in no event more than $5.0 million. In addition, the parties have agreed that, upon execution of the amendment, $10.0 million of the amount segregated pursuant to the letter of credit will be paid to Secret Communications as a deposit, and the remaining $5.0 million will also be so paid on May 30, 1997. The amendment will further provide that the Secret Communications Acquisition will be consummated on the later of (i) July 15, 1997, if all necessary consents have been obtained and, if applicable, have become final and non-appealable, or (ii) the tenth business day after the FCC consent becomes final and non-appealable.

RICHMOND ACQUISITION

   In December 1996, the Company entered into an agreement which provided that the Company will enter into a series of transactions to acquire a 96% interest in ABS from Kenneth Brown and ABS Communications, Inc. ABS had previously agreed to acquire WLEE-FM and WVGO-FM, both operating in Richmond, Virginia, from a third party for $14.5 million. The Company loaned $14.5 million to ABS in December 1996, enabling ABS to consummate its acquisition of WLEE-FM and WVGO-FM. Pursuant to the Richmond Acquisition the Company has paid a deposit of $2.0 million in escrow for the benefit of the sellers.

   The consummation of the Richmond Acquisition will be effected as follows:
(i) the Company will convert the $14.5 million loan into an equity interest in ABS; (ii) Mr. Brown will contribute to ABS $1.7 million of his interest in two partnerships which own WKHK-FM and WBZU-FM, both operating in Richmond, Virginia; (iii) the Company will contribute to ABS $21.3 million plus an amount equal to Net Working Capital (as defined in the letter of intent) to finance ABS's acquisition of the remaining interests in the two partnerships;
(iv) the Company will contribute WMXB-FM, operating in Richmond, Virginia, to ABS; and (v) the Company will repay certain outstanding deposits, debts and expenses incurred by Mr. Brown.

   The Company has also agreed to pay to Mr. Brown, five years after the consummation of the Richmond Acquisition, an amount equal to the greater of
(i) the appreciation in value of 100,000 shares of Class A Common Stock over the five-year period or (ii) the difference of (a) 20% of the value of WLEE-FM, WVGO-FM, WKHK-FM, WBZU-FM and WMXB-FM, less (b) $78,189,501. This deferred payment will be canceled or reduced if Mr. Brown terminates his employment prior to the expiration of the five-year period. In addition, at any time subsequent to the fifth anniversary of the consummation of the Richmond Acquisition, the Company shall have the option to purchase from Mr. Brown, and Mr. Brown will have the right to sell to the Company, his 4% interest in ABS for a cash price equal to 4% of the independently determined market value of the five stations.

   The consummation of the Richmond Acquisition is subject to the prior approval of the FCC and the expiration or termination of any applicable waiting period under the HSR Act. The FCC application relating to the assignment of these stations is expected to be filed by the second quarter of 1997. The HSR Act notification relating to the Richmond Acquisition is anticipated to be filed in the first quarter of 1997. The Richmond Acquisition is anticipated to be consummated in the second quarter of 1997.

CBS EXCHANGE

   On September 25, 1996, the Company entered into an agreement with CBS Inc., pursuant to which the Company agreed to exchange substantially all of the assets of WHFS-FM, serving the Baltimore, Maryland, and Washington, D.C. markets, for substantially all of the assets of KTXQ-FM and KRRW-FM, both operating in Dallas, Texas. The CBS Exchange is intended to qualify as a like-kind exchange under Section 1031 of the Code. The agreement provides that the CBS Exchange must be consummated by June 30, 1997. The consummation of the CBS Exchange is subject to certain closing conditions, including, among others, the approval of the boards of directors of CBS Inc. and Westinghouse Electric Corporation, the prior receipt of approval from the FCC and the expiration or termination of any applicable waiting period under the HSR Act. An application seeking FCC consent to the assignment of these stations was filed with the FCC on October 17, 1996. The HSR Act notification relating to the CBS Exchange was filed in the fourth quarter of 1996 and the related waiting period has expired. The CBS Exchange is anticipated to be consummated in the first quarter of 1997.

HARTFORD ACQUISITION

   On October 23, 1996, the Company entered into an agreement to acquire the outstanding shares of WWYZ, Inc. ("WWYZ") and an affiliated entity for $25.5 million, subject to adjustment based on WWYZ's working capital under certain circumstances. WWYZ owns and operates radio station WWYZ-FM, operating in Hartford, Connecticut. The Company has deposited $2.5 million in escrow to secure its obligations under the purchase agreement, of which up to $800,000 is payable to the sellers of WWYZ in certain circumstances if the consummation of the Hartford Acquisition is delayed past February 1, 1997. The Hartford Acquisition is subject to the prior approval of the FCC and the expiration or termination of any applicable waiting period under the HSR Act. An application seeking FCC consent to the assignment of WWYZ-FM to the Company was filed with the FCC on November 12, 1996. No HSR filing is required for the Hartford Acquisition. The Hartford Acquisition is anticipated to be consummated in the first quarter of 1997.

CHANCELLOR EXCHANGE

   The Company has entered into an agreement with Chancellor with respect to the Chancellor Exchange, pursuant to which the Company will exchange substantially all of the assets of WBAB-FM, WHFM-FM, WBLI-FM and WGBB-AM, each operating on Long Island, New York, for substantially all of the assets of WAPE-FM and WFYV-FM, both operating in Jacksonville, Florida (both of which are to be acquired by Chancellor) and a payment to the Company in the amount of $11.0 million. The Company may, if it so elects, specify certain other like-kind property in lieu of the cash payment. The Chancellor Exchange is conditioned on, among other things, the prior receipt of FCC approval and the expiration or termination of any applicable waiting period under the HSR Act. If Chancellor is unable to acquire the Jacksonville stations, the Company may delay consummation of the Chancellor Exchange for up to 24 months and shall, under certain circumstances, designate alternate station(s) to be exchanged by Chancellor or sell Chancellor the Long Island stations for an aggregate price of $54.0 million. If all of the closing conditions are met but a party fails to consummate the transaction, the other party may compel specific performance, demand a break-up fee, or require the sale of certain of the breaching party's stations. The Company does not expect to recognize a gain or loss on the Chancellor Exchange. Until the consummation of the Chancellor Exchange, the Company and Chancellor will provide programming and sell advertising pursuant to LMAs on the Jacksonville radio stations and the Long Island radio stations, respectively. If the Company delays consummation of the Chancellor Exchange due to Chancellor's inability to acquire the Jacksonville stations, or if Chancellor fails to consummate the Chancellor Exchange under certain circumstances, the Company may impose a monthly LMA fee with respect to the Long Island Stations of $500,000. The FCC granted its consent to the assignment of these stations on October 7, 1996. The HSR Act notification relating to the Chancellor Exchange was filed on September 25, 1996. Under the HSR Act, the Antitrust Division has requested additional information from the Company relating to the Chancellor Exchange. The Company expects to substantially comply with the request for additional information in February 1997. There can be no assurance that the Chancellor Exchange, as presently structured, will not be challenged or further substantially reviewed by the Antitrust Division, or that the Chancellor Exchange will be consummated as presently structured. The Chancellor Exchange is anticipated to be consummated in the second quarter of 1997.

LITTLE ROCK DISPOSITION

   On July 15, 1996, MMR entered into an agreement to sell substantially all of the assets of KOLL-FM, operating in Little Rock, Arkansas, to Triathlon for a purchase price of $4.1 million. Triathlon and MMR entered into an LMA, pursuant to which Triathlon provides programming and sells advertising on KOLL-FM, and MMR received a payment of $3.5 million pursuant to the LMA, which will be applied against the purchase price of the station. MMR and Triathlon obtained an appraisal that the station is valued at $4.1 million from a nationally recognized appraisal firm. This agreement was assumed by the Company upon the consummation of the MMR Merger. The FCC consented to the assignment of KOLL-FM to Triathlon on September 5, 1996. No HSR filing is required for the Little Rock Disposition, and it is anticipated to be consummated in the first quarter of 1997.

MYRTLE BEACH DISPOSITION

   On September 30, 1996, MMR agreed to sell WMYB-FM and WYAK-FM, which also operates in Myrtle Beach, South Carolina, to Pinnacle Broadcasting Company for a price of $5.125 million, payable over a period of four years. This agreement was assumed by the Company upon the consummation of the MMR Merger. An application seeking FCC consent to the assignment of WMYB-FM and WYAK-FM to Pinnacle Broadcasting Company was filed with the FCC on October 15, 1996. No HSR filing is required for the Myrtle Beach Disposition, and it is anticipated to be consummated in the first quarter of 1997.

TEXAS COAST ACQUISITION

   MMR entered into a purchase agreement regarding the Texas Coast Acquisition with Texas Coast Broadcasting, Inc. ("Texas Coast"), pursuant to which MMR agreed to acquire substantially all of the assets (other than the real property upon which the radio tower is located) of KQUE-FM and KNUZ-AM, both operating in Houston, Texas, for an aggregate purchase price of $43.0 million, including payments in connection with a non-competition agreement and certain environmental matters related to the real property containing the radio tower. The aggregate purchase price is comprised of: a base purchase price of $38.0 million; aggregate payments in respect of a non-competition agreement of $1.5 million, payable over seven years; and payments to an industrial recovery company for remediation of an identified environmental problem related to the property upon which the radio tower is located of $3.5 million (of which the seller has agreed to bear $250,000). In addition, the Company may be required to make contingent payments of up to $750,000 payable over ten years to the industrial recovery company. The Company deposited in escrow $2.0 million to secure MMR's obligation under the purchase agreement and $500,000 in escrow (which amount was matched by the seller) in respect of the environmental problem, which may be applied against the purchase price if not used. If the sale is not consummated for any reason, other than (i) termination of the agreement in accordance with its terms, (ii) a default by Texas Coast or (iii) failure of a condition precedent, then Texas Coast shall be entitled to retain the $2.5 million placed in escrow. This agreement was assumed by the Company upon the consummation of the MMR Merger. Because of the identified environmental problem, the Company has elected to lease the radio tower and obtain indemnification secured by an insurance bond with respect to such property. The consummation of the Texas Coast Acquisition is conditioned upon, among other things, the expiration or termination of any applicable waiting period under the HSR Act. The FCC granted its consent to the assignment of KQUE-FM and KNUZ-AM to the Company on April 24, 1996. The HSR Act notification relating to the Texas Coast Acquisition is anticipated to be filed in the first quarter of 1997. The Texas Coast Acquisition is anticipated to be consummated in the first quarter of 1997.

       DESCRIPTION OF SERIES E PREFERRED STOCK AND EXCHANGE DEBENTURES

DESCRIPTION OF SERIES E PREFERRED STOCK

General

   The following is a summary of certain terms of the Series E Preferred Stock offered hereby. The terms of the Series E Preferred Stock will be set forth in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designations"). This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Amended and Restated Certificate of Incorporation, which will include the Certificate of Designations, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

   Pursuant to the Certificate of Designations, 4,150,000 shares of Series E Preferred Stock with a liquidation preference of $100.0 per share (the "Liquidation Preference") will be authorized for issuance in the Preferred Stock Offering. The Series E Preferred Stock will, when issued, be fully paid and nonassessable, and Holders thereof will have no preemptive rights in connection therewith.

   The Liquidation Preference of the Series E Preferred Stock is not necessarily indicative of the price at which the Series E Preferred Stock will actually trade at or after the time of their issuance, and the Series E Preferred Stock may trade at prices below its Liquidation Preference. The market price of the Series E Preferred Stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities. See "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus.

   The transfer agent for the Series E Preferred Stock will be The Bank of New York unless and until a successor is selected by the Company (the "Transfer Agent"). The offices of the Transfer Agent are located in New York City at One Wall Street, New York, New York 10286.

   As used in this Description of Series E Preferred Stock and Exchange Debentures, the term "Company" shall refer to SFX Broadcasting, Inc., excluding its Subsidiaries.

Ranking

   The Series E Preferred Stock will rank junior in right of payment of the Series D Preferred Stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Series E Preferred Stock will rank senior in right of payment to all other classes or series of capital stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Certificate of Designations will provide that the Company may not, without the consent of the Holders of at least two-thirds of the then-outstanding Series E Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking senior to the Series E Preferred Stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

Dividends

   The Holders of the Series E Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series E Preferred Stock accruing at the rate per share of $12.625 per annum, payable semi-annually in arrears on January 15 and July 15 in each year or, if any such date is not a business day, on the next succeeding business day (each, a "Dividend Payment Date"), to the Holders of record as of the next preceding January 1 and July 1 (each, a "Record Date"). Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to January 15, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Series E

Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The first dividend payment will be payable on July 15, 1997. Dividends payable on the Series E Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Series E Preferred Stock, see "Certain Federal Income Tax Considerations--Dividends on Series E Preferred Stock."

   Dividends on the Series E Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. Accumulated unpaid dividends will bear interest at the rate of 12.625% per annum. The Certificate of Designations will provide that the Company will take all actions required or permitted under Delaware law to permit the payment of dividends on the Series E Preferred Stock.

   No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Series E Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of Series E Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series E Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series E Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("Junior Securities")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and
(iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series E Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

   The shares of Series D Preferred Stock are Senior Securities. Unless full cumulative dividends on all outstanding Series D Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart for such payment, the Company will be prohibited from paying any dividend or making any other distribution on or in respect of the Series E Preferred Stock. See "Risk Factors--Limitations on Ability to Pay Dividends; Restrictions on Exchange."

   In addition, the Credit Agreement, the New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture contain restrictions on the ability of the Company to pay dividends on the Series E Preferred Stock. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. See "Risk Factors--Limitations on Ability to Pay Dividends; Restrictions on Exchange."

Voting Rights

   Holders of record of the Series E Preferred Stock will have no voting rights, except as required by law and as provided in the Certificate of Designations. The Certificate of Designations will provide that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series E Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive); (b) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Series E Preferred Stock; (c) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below under the caption "--Change of Control"; (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designations and the continuance of such failure for 60 consecutive days or more; or (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more (each of the events described in clauses (a), (b), (c), (d) and (e) being referred to herein as a "Voting Rights Triggering Event"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by two, and the Holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a separate class, will be entitled to elect two members to the Board of Directors of the Company. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series E Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived.

   In addition, as provided above under "--Ranking," the Company may not authorize, create (by way of reclassification or otherwise) or issue any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase Senior Securities, without the affirmative vote or consent of the Holders of two-thirds of the then-outstanding shares of Series E Preferred Stock, in each case, voting as a separate class.

Exchange

   The Company may, at its option on any Dividend Payment Date, exchange, in whole or in part, on a pro rata basis, the then-outstanding shares of Series E Preferred Stock for Exchange Debentures; provided that immediately after giving effect to any partial exchange, there shall be outstanding Series E Preferred Stock with an aggregate liquidation preference of not less than $50.0 million and not less than $50.0 million in aggregate principal amount of Exchange Debentures; and, provided further, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Series E Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) such exchange would be permitted under the terms of the Series D Preferred Stock, to the extent then outstanding, and, immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no default or event of default would exist under the Credit Agreement, the New Note Indenture or the Series D Exchange Note Indenture and no default or event of default under any material instrument governing Indebtedness outstanding at the time would be caused thereby; (iii) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and
(iv) the Company shall have delivered a written opinion to the Exchange Trustee (as defined herein) to the effect that all conditions to be satisfied prior to such exchange have been satisfied. The Credit Agreement, the New
Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture currently restrict the exchange of the Series E Preferred Stock and may restrict the Company's ability to exchange the Series E Preferred Stock in the future.

   The Exchange Debentures will be issuable in all appropriate denominations. Notice of the intention to exchange will be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each Holder of record of Series E Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Series E Preferred Stock may be listed or admitted to trading, such notice will state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the Series E Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and an amount in cash or additional Series E Preferred Stock (as applicable) equal to all accrued and unpaid dividends, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the Series E Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Series E Preferred Stock, and all rights of the Holders thereof as stockholders of the Company will cease, except the right of the Holders to receive upon surrender of their certificates the Exchange Debentures and all accrued and unpaid dividends, if any, thereon to the Exchange Date.

Redemption

 Mandatory Redemption

   On October 31, 2006 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series E Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of redemption. The Credit Agreement, the New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture currently restrict the redemption of the Series E Preferred Stock and may restrict the Company's ability to redeem the Series E Preferred Stock in the future. The Company will not be required to make sinking fund payments with respect to the Series E Preferred Stock. The Certificate of Designations will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption.

 Optional Redemption

   The Series E Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after January 15, 2002, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on January 15 of each of the years set forth below:

                        REDEMPTION
YEAR                       RATE
--------------------  ------------
2002 ................    106.313%
2003 ................    104.734%
2004 ................    103.156%
2005 ................    101.578%
2006 and thereafter      100.000%

   In addition, prior to January 15, 2000 the Company may, at its option, redeem up to 50% of the aggregate of (i) the liquidation preference of the Series E Preferred Stock issued (whether issued or issued in lieu of cash dividends) less the liquidation preference of Series E Preferred Stock exchanged for Exchange Debentures and (ii) the principal amount of Exchange Debentures issued (whether issued in exchange for Series E Preferred Stock or in lieu of cash interest), with the net proceeds of one or more common equity offerings received on or after the date of original issuance of the Series E Preferred Stock at a redemption price of 112.625% of the liquidation preference or principal amount, as the case may be, plus accumulated and unpaid dividends in the case of Series E Preferred Stock and accrued and unpaid interest in the case of Exchange Debentures; provided, that after any such redemption, if any Series E Preferred Stock or Exchange Debentures remain outstanding, at least $50 million in liquidation preference or principle amount, as applicable, of Series E Preferred Stock or Exchange Debentures, as the case may be, remain outstanding; and provided further, that any such redemption shall occur within 75 days of the date of closing of such offering of common equity of the Company.

    The Credit Agreement, the New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture currently restrict the redemption of the Series E Preferred Stock and may restrict the Company's ability to redeem the Series E Preferred Stock in the future.

Liquidation Rights

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (a "reduction or decrease in capital stock"), each Holder of the Series E Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series E Preferred Stock held by such Holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which Holders of Series E Preferred Stock are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in capital stock.

   The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Series E Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the Series E Preferred Stock.

Change of Control

   Upon the occurrence of a Change of Control, each Holder of Series E Preferred Stock will have the right to require the Company to repurchase all or any part of such Holder's shares of Series E Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "Change of Control Payment").

   The Certificate of Designations will provide that, subject to the provisions of the following paragraph, within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase all outstanding shares of Series E Preferred Stock pursuant to the procedures required by the Certificate of Designations and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series E Preferred Stock as a result of a Change of Control.

   On the Change of Control Payment date, the Company will, to the extent lawful, (1) accept for payment all shares of Series E Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer,
(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series E Preferred Stock or portions thereof so tendered and (3) deliver or cause to be delivered to the Transfer Agent the Series E Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series E Preferred Stock or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Series E Preferred Stock so tendered the Change of Control Payment for such Series E Preferred Stock, and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the Series E Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the Series E Preferred Stock surrendered, if any. The Certificate of Designations will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series E Preferred Stock required by this covenant. If the Company fails to make such repayment or obtain such consents within such time period, it will result in a Voting Rights Triggering Event, but the obligation to commence and consummate a Change of Control Offer will be suspended until such repayment is made or such consents are obtained. The Certificate of Designations will also provide that, if such consents are not obtained, the Company will not repurchase any Series E Preferred Stock until the 91st day following the retirement of the New Notes. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designations are applicable. Except as described above with respect to a Change of Control, the Certificate of Designations does not contain provisions that permit the Holders of the Series E Preferred Stock to require that the Company repurchase or redeem the Series E Preferred Stock in the event of a takeover, recapitalization or similar transaction.

   The Credit Agreement prohibits the Company from purchasing any Series E Preferred Stock prior to its maturity, and also provides that certain change of control events with respect to the Company constitute a default thereunder. The New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture also contain restrictions on the ability of the Company to repurchase Series E Preferred Stock. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Series E Preferred Stock, the Company could seek the consent of its lenders to the purchase of Series E Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Series E Preferred Stock. In such case, the Holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a separate class, may be entitled to elect two members to the Board of Directors of the Company.

   The Company will not be required to make a Change of Control Offer to the Holders of Series E Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designations and purchases all shares of Series E Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or his Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of Voting Stock of the Company having more than 35% of the combined voting power of all classes of Voting Stock of the Company then outstanding, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Series E Preferred Stock to require the Company to repurchase such Series E Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and, its Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Certificate of Designations or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Principal" means Robert F.X. Sillerman.

   "Related Party" with respect to the Principal means (A) any spouse or immediate family member (in the case of an individual) of the Principal or
(B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons (as defined above) beneficially owning (as defined above) an 80% or more controlling interest of which consist of the Principal and/or such other persons referred to in the immediately preceding clause (A).

Certain Covenants

 Restricted Payments

   The Certificate of Designations will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Parity Securities or Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Parity Securities or Junior Securities in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Parity Securities or Junior Securities of the Company; (iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Securities, except payments of the Liquidation Preference thereof at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the Closing Date (other than Restricted Payments permitted by clauses (2), (5), (6) or (10) of the following paragraph) shall not exceed, at the date of determination, the sum of (1) an amount equal to the Company's Consolidated Cash Flow from the Closing Date to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest Expense from the Closing Date to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus (2) an amount equal to the net cash proceeds received by the Company from the issue or sale after the Closing Date of Equity Interests of the Company (other than (i) sales of Disqualified Stock and (ii) Equity Interests sold to any of the Company's Subsidiaries) or of debt securities or Disqualified Stock (other than the Series D Preferred
    Stock) of the Company that have been converted into such Equity Interests plus (3) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

   If no Voting Rights Triggering Event shall have occurred and be continuing as a result thereof, the foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designations; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (3) cash payments made in respect of fractional shares of Capital Stock not to exceed $100,000 in the aggregate in any fiscal year; (4) the payment of dividends on the Series D Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; (5) the issuance of Series D Exchange Notes in exchange for the Series D Preferred Stock; provided that such issuance is permitted by the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (6) the issuance of Exchange Debentures in exchange for the Series E Preferred Stock; provided that such issuance is permitted by the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (7) in the event that the Company elects to issue the Series D Exchange Notes in exchange for the Series D Preferred Stock, cash payments made in lieu of the issuance of Series D Exchange Notes having a face amount less than $50 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (8) in the event that the Company elects to issue Exchange Debentures in exchange for Series E Preferred Stock, cash payments made in lieu of the issuance of Exchange Debentures having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (9) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement, as amended from time to time, to the extent that such payments do not exceed the amount of payments which would have been due if calculated in accordance with the terms of the Shared Facility Agreement as in effect on the Closing Date; (10) payments by the Company pursuant to the Management Termination Agreements in accordance with the terms thereof as in effect on the Closing Date and (11) the redemption by the Company of its Series C Preferred Stock in accordance with the terms thereof as in effect on the Closing Date.

   The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Board of Directors) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Board of Directors an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Certificate of Designations will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (ii) (A) the Subsidiaries may guarantee Senior Debt and (B) the Subsidiaries may issue Preferred Stock (other than

Disqualified Stock) if, in either case, the Company's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or the Guarantee of such Senior Debt or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance or Guarantee as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than
7.0 to 1.

   The foregoing provisions will not apply to the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Company and its Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to $225.0 million;

     (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

     (iii) Indebtedness under the Exchange Debentures;

     (iv) the issuance of Disqualified Stock by the Company that by its terms would not require or permit any payment of dividends or other distributions that would violate the covenant described above under the caption "--Restricted Payments";

     (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries; and provided further that, after giving pro forma effect to such incurrence of Indebtedness as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company's Debt to Cash Flow Ratio would have been no greater than 7.0 to 1;

     (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Certificate of Designation to be incurred;

     (vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

     (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Certificate of Designations to be outstanding; and

     (ix) the incurrence by the Company and any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

 Merger, Consolidation or Sale of Assets

   The Certification of Designation will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any states, any state thereof or the District of Columbia; (ii) the Series E Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series E Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction no Voting Rights Triggering Event exists; (iv) such transaction will not result in the loss or suspension or material impairment of any Material Broadcast License; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

   The Certificate of Designations will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (2) redemption or repurchase of the Existing MMR Indebtedness,
(3) transactions and agreements specifically contemplated by the Termination and Assignment Agreement between the Company and SCMC as in effect on the Closing Date, (4) payments required by the terms of the joint lease among the Company, SCMC and the landlord thereunder for the Company's corporate headquarters located at 150 East 58th Street, New York, New York and any agreements directly related thereto, in each case, as the same are in effect on the Closing, Date, (5) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement, (6) payments and other transactions by the Company pursuant to the Management Termination Agreements and (7) any Permitted Investment, in each case, shall not be deemed to be Affiliate Transactions.

 Payments for Consent

   The Certificate of Designations will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of dividend or other distribution, fee or otherwise, to any Holder of Series E Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Certificate of Designations or the Series E Preferred Stock unless such consideration is offered to be paid and is paid to all Holders of the

Series E Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

   The Certificate of Designations will provide that, whether or not required by the rules and regulations the Commission, so long as any shares of Series E Preferred Stock are outstanding, the Company will furnish to the Holders of Series E Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Transfer and Exchange

   A Holder may transfer or exchange Series E Preferred Stock in accordance with the Certificate of Designations if the requirements of the Transfer Agent for such transfer or exchange are met. The Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Certificate of Designations.

Amendment, Supplement and Waiver

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Series E Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the Series E Preferred Stock or reduce the number of shares of Series E Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any Series E Preferred Stock or alter the provisions with respect to the redemption of the Series E Preferred Stock (other than provisions relating to the covenant described above under the caption "--Change of Control"), (iii) reduce the rate of or change the time for payment of dividends on any Series E Preferred Stock, (iv) waive a default in the payment of dividends on the Series E Preferred Stock, (v) make any Series E Preferred Stock payable in any form other than that stated in the Certificate of Designations, (vi) make any change in the provisions of the Certificate of Designations relating to waivers of the rights of Holders of Series E Preferred Stock to receive the Liquidation Preference or dividends on the Series E Preferred Stock, (vii) waive a redemption payment with respect to any Series E Preferred Stock (other than a payment required by the covenant described above under the caption "--Change of Control") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the covenant described under the caption "--Change of Control" including the related definitions will require the consent of the Holders of at least 75% of the shares of Series E Preferred Stock then outstanding if such amendment would adversely affect the rights of Holders of Series E Preferred Stock.

   Notwithstanding the foregoing, without the consent of any Holder of Series E Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement the Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated Series E Preferred Stock in addition to or in place of certificated Series E Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders of Series E Preferred Stock or that does not adversely affect the legal rights under the Certificate of Designations of any such Holder.

Reissuance

   Series E Preferred Stock redeemed or otherwise acquired by the Company will assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as Series E Preferred Stock.

DESCRIPTION OF THE EXCHANGE DEBENTURES

   The Exchange Debentures will, if and when issued, be issued pursuant to an indenture (the "Exchange Indenture") between the Company and the trustee thereunder (the "Exchange Trustee"). The terms of the Exchange Debentures include those stated in the Exchange Indenture and those made part of the Exchange Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Debentures will be subject to all such terms, and Holders of Exchange Debentures are referred to the Exchange Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is qualified in its entirety by reference to the Exchange Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the Exchange Indenture and in the following summary are set forth below under "--Certain Definitions."

   The Exchange Debentures will rank senior in right of payment to the Series D Exchange Notes. The Exchange Debentures will rank pari passu in right of payment with the New Notes. The Exchange Debentures will be subordinated in right of payment to all Senior Debt, including borrowings under the New Credit Agreement.

   Certain operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Debentures.

Principal, Maturity and Interest

   The Exchange Debentures will be limited in aggregate principal amount to $415 million and will mature on October 31, 2006. Interest on the Exchange Debentures will accrue at the rate of 12.625% per annum and will be payable semi-annually in arrears on each January 15 and July 15 (each, an "Interest Payment Date") to Holders of record on the immediately preceding January 1 and July 1 (each, an "Exchange Debenture Record Date"). Interest will be payable in cash, except that on each Interest Payment Date occurring prior to January 15, 2002, interest may be paid, at the Company's option, by the issuance of additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Debentures will be issued in all appropriate denominations.

Subordination

   The payment of principal of, premium on, if any, and interest on the Exchange Debentures will be subordinated in right of payment, as set forth in the Exchange Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Exchange Indenture or thereafter incurred.

   Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim) before the Holders will be entitled to receive any payment with respect to the Exchange Debentures; and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders would be entitled will be made to the holders of Senior Debt (except that, in either case, Holders may receive (i) securities that are subordinated at least to the same extent as the Exchange Debentures to Senior Debt and any securities issued in exchange for Senior Debt and (ii) payments made from the trust described below under "--Legal Defeasance and Covenant Defeasance").

   The Company also may not make any payment upon or in respect of the Exchange Debentures (except as described above) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of Designated Senior Debt as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium, if any, interest on the Exchange Debentures that have come due have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Exchange Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   The Exchange Indenture will further require that the Company promptly notify the holders of Senior Debt if payment of the Exchange Debentures is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors of the Company who are holders of Senior Debt or other creditors of the Company who are not subordinated to holders of Senior Debt. As of September 30, 1996, after giving pro forma effect to the Transactions, the Company would have had approximately $138.0 million of Senior Debt outstanding. The Exchange Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Designated Senior Debt" means (i) so long as any Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Debt permitted under the Exchange Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

   "Senior Bank Debt" means any Indebtedness outstanding under, and any other Obligations with respect to, Bank Facilities, to the extent that any such Indebtedness and other Obligations are permitted by the Exchange Indenture to be incurred.

   "Senior Debt" means (a) the Senior Bank Debt, (b) all additional Indebtedness that is permitted under the Exchange Indenture that is not by its terms pari passu with or subordinated to the Exchange Debentures, (c) all Obligations of the Company with respect to the foregoing clauses (a) and (b), including post-petition interest and (d) all (including all subsequent) renewals, extensions, amendments, refinancings, repurchases or redemptions, modifications, replacements or refundings thereto (whether or not coincident therewith) that are permitted by the Exchange Indenture. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (i) any Indebtedness of the Company to any of its Subsidiaries, (ii) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of borrowings from banks or other financial institutions), (iii) the Series D Exchange Notes or (iv) any Indebtedness incurred in violation of the Exchange Indenture.

Optional Redemption

   The Exchange Debentures will be subject to redemption after January 15, 2002, at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

                        REDEMPTION
YEAR                       RATE
--------------------  ------------
2002 ................    106.313%
2003 ................    104.734%
2004 ................    103.156%
2005 ................    101.578%
2006 and thereafter      100.000%

   In addition, prior to January 15, 2000 the Company may, at its option, redeem up to 50% of the aggregate of (i) the liquidation preference of the Series E Preferred Stock issued (whether initially issued or issued in lieu of cash dividends) less the liquidation preference of Series E Preferred Stock exchanged for Exchange Debentures and (ii) the principal amount of Exchange Debentures issued (whether issued in exchange for Series E Preferred Stock or in lieu of cash interest), with the net proceeds of one or more common equity offerings received on or after the date of original issuance of the Series E Preferred Stock at a redemption price of 112.625% of the liquidation preference or principal amount, as the case may be, plus accumulated and unpaid dividends in the case of Series E Preferred Stock and accrued and unpaid interest in the case of Exchange Debentures; provided, that after any such redemption, if any Series E Preferred Stock or Exchange Debentures remain outstanding, at least $50 million in liquidation preference or principle amount, as applicable, of Series E Preferred Stock or Exchange Debentures, as the case may be, remain outstanding; and provided further, that any such redemption shall occur within 75 days of the date of closing of such offering of common equity of the Company.

   The Credit Agreement, the New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture currently restrict the redemption of the Exchange Debentures and may restrict the Company's ability to redeem the Exchange Debentures in the future.

Selection and Notice

   If less than all of the Exchange Debentures are to be redeemed at any time, selection of Exchange Debentures for redemption will be made by the Exchange Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Exchange Trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount thereof to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption date, interest ceases to accrue on Exchange Debentures or portions of them called for redemption.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Exchange Debentures will have the right to require the Company to repurchase all or any part of such Holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to

101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Debentures pursuant to the procedures required by the Exchange Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Exchange Trustee the Exchange Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Debentures or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Exchange Debentures so tendered the Change of Control Payment for such Exchange Debentures, and the Exchange Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debentures surrendered, if any. The Exchange Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Debentures required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Exchange Indenture are applicable. Except as described above with respect to a Change of Control, the Exchange Indenture does not contain provisions that permit the Holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

   The Credit Agreement prohibits the Company from purchasing any Exchange Debenture prior to its maturity, and also provides that certain change of control events with respect to the Company will constitute a default thereunder. The New Note Indenture, the Series D Certificate of Designations and the Series D Exchange Note Indenture also contain restrictions on the ability of the Company to repurchase Series E Preferred Stock. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of its lenders to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Debentures. In such case, the Company's failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Exchange Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Exchange Indenture would likely restrict payments to the Holders of Exchange Debentures. See "Risk Factors--Ability to Finance Change of Control Repurchase" in the Prospectus Supplement and "Risk Factors--Change of Control" in the accompanying Prospectus.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Exchange Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Debentures validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or his Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of Voting Stock of the Company having more than 35% of the combined voting power of all classes of Voting Stock of the Company then outstanding, or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Exchange Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Principal" means Robert F.X. Sillerman.

   "Related Party" with respect to the Principal means (A) any spouse or immediate family member (in the case of an individual) of the Principal or
(B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (A).

 Asset Sales

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in any Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Senior Debt (and to correspondingly reduce commitments with respect thereto, in the case of Senior Debt that is revolving debt), or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the Broadcast Business or businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Exchange Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Exchange Debentures and the holders of Pari Passu Debt, to the extent required by the terms thereof (an "Asset Sale Offer"), to purchase the maximum principal amount of Exchange Debentures and any such Pari Passu Debt that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Exchange Indenture or the agreements governing Pari Passu Debt, as applicable; provided, however, that the Company may only purchase Pari Passu Debt in an Asset Sale Offer that was issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Exchange Indenture. To the extent that the aggregate amount of Exchange Debentures and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Debentures and Pari Passu Debt surrendered exceeds the amount of Excess Proceeds, the Exchange Trustee shall select the Exchange Debentures and Pari Passu Debt to be purchased on a pro rata basis, based upon the principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding the immediately preceding paragraph, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise dispose of (as evidenced by a resolution of the Company's Board of Directors set forth in an Officers' Certificate delivered to the Exchange Trustee) and (ii) at least 75% of the consideration for such Asset Sale constitutes assets or other property of a kind usable by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries on the date of the Exchange Indenture; provided that any consideration not constituting assets or property of a kind usable by the Company and its Subsidiaries in the business conducted by them on the date of such Asset Sale received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the two succeeding paragraphs.

Certain Covenants

 Restricted Payments

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Debentures, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the Closing Date (other than Restricted Payments permitted by clauses (2), (5), (7) or (12) of the following paragraph) shall not exceed, at the date of determination, the sum of (1) an amount equal to the Company's Consolidated Cash Flow from the Closing Date to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest Expense from the Closing Date to the end of the Company's most recently ended full fiscal quarter, for which internal financial statements are available, taken as a single accounting period, plus (2) an amount equal to the net cash proceeds received by the Company from the issue or sale after the Closing Date of Equity Interests (other than (i) sales of Disqualified Stock and (ii) Equity Interests sold to any of the Company's Subsidiaries) plus (3) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

   If no Default or Event of Default shall have occurred and be continuing immediately as a result thereof, the foregoing provisions will not prohibit:
(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Exchange Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (3) cash payments made in respect of fractional shares of Capital Shares not to exceed $100,000 in the aggregate in any fiscal year;
(4) the payment of dividends on the Series D Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; (5) the issuance of the Series D Exchange Notes in exchange for the Series D Preferred Stock; provided that such issuance is permitted by the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (6) in the event that the Company elects to issue the Series D Exchange Notes in exchange for the Series D Preferred Stock, cash payments made in lieu of the issuance of Series D Exchange Notes having a face amount less than $50 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (7) the payment of dividends on the Series E Preferred Stock in accordance with the terms thereof as in effect on the Closing Date; (8) the issuance of additional Exchange Debentures in exchange for the Series E Preferred Stock; provided that such issuance is permitted by the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" (9) in the event that the Company elects to issue the Exchange Debentures in exchange for the Series E Preferred Stock, cash payments made in lieu of the issuance of Exchange Debentures having a face amount less than $1,000 and any cash payments representing accrued and unpaid dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (10) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;
(11) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement in accordance with the terms thereof as in effect on the date of the Exchange Indenture; (12) payments by the Company pursuant to the Management Termination Agreements in accordance with the terms thereof as in effect on the date of the Exchange Indenture; and (13) the redemption by the Company of its Series C Preferred Stock in accordance with the terms thereof as in effect on the Closing Date.

    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Exchange Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and (ii) (A) the Subsidiaries may Guarantee Senior Debt and (B) the Subsidiaries may issue Preferred Stock (other than Disqualified Stock) if, in either case, the Company's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or the Guarantee of Such Senior Debt or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance or Guarantee as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 7.0 to 1.

   The foregoing provisions will not apply to the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Company and its Subsidiaries of Indebtedness pursuant to one or more Bank Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Bank Facilities does not, at the time of incurrence, exceed an amount equal to $225.0 million;

     (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

     (iii) Indebtedness under the Exchange Debentures;

     (iv) the issuance of Disqualified Stock by the Company that by its terms would not require or permit any payment of dividends or other distributions that would violate the covenant described above under the caption "--Restricted Payments";

     (v) the incurrence by the Company or any of its Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Subsidiaries and provided further that, after giving pro forma effect to such incurrence of Indebtedness as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company's Debt to Cash Flow Ratio would have been no greater than 7.0 to 1;

     (vi) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Exchange Indenture to be incurred;

     (vii) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Exchange Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

     (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Exchange Indenture to be outstanding; and

     (ix) the incurrence by the Company and any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

 Liens

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Senior
Debt) on any asset now owned or hereafter acquired, or on any income or profits therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Agreement as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, and any other agreement governing or relating to Senior Debt, provided that all such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings and other agreements are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Closing Date, (c) the New Note Indenture, the New Notes and the subsidiary guarantees thereof, (d) the Exchange Indenture and the Exchange Debentures,
(e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Exchange Indenture to be incurred, (g) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

 Merger, Consolidation or Sale of Assets

   The Exchange Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Exchange Debentures and the Exchange Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Exchange Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) such transaction will not result in the loss or suspension or material impairment of any Material Broadcast License; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Exchange Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (2) redemption or repurchase of the Existing MMR Indebtedness, (3) transactions and agreements specifically contemplated by the Termination and Assignment Agreement between the Company and SCMC as in effect on the Closing Date, (4) payments required by the terms of the joint lease among the Company, SCMC and the landlord thereunder for the Company's corporate headquarters located at 150 East 58th Street, New York, New York and any agreements directly related thereto, in each case, as the same are in effect on the Closing Date, (5) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement, (6) payments and other transactions by the Company pursuant to the Management Termination Agreements and (7) any Restricted Payments and Permitted Investments that are permitted by the provisions of the Exchange Indenture described above under the caption "--Certain Covenants--Restricted Payments," in each case, shall not be deemed to be Affiliate Transactions.

 No Senior Subordinated Debt

   The Exchange Indenture will provide that the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Debentures.

  Sale and Leaseback Transactions

   The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness (other than Permitted Debt) in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Certain Covenants--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Exchange Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

 Limitation on Issuances and Sales of Capital Stock of Wholly Owned
Subsidiaries

   The Exchange Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company; provided that the Subsidiaries of the Company may issue Preferred Stock (other than Disqualified Stock) in accordance with the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Business Activities

   The Company will not, and will not permit any Subsidiary to, engage in any business other than (i) the Broadcast Business and such business activities as are incidental or related thereto and (ii) such other businesses as the Company or its Subsidiaries are engaged in on the Closing Date.

 Payments for Consent

   The Exchange Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Exchange Indenture or the Exchange Debentures unless such consideration is offered to be paid or is paid to all Holders of the Exchange Debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

   The Exchange Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, the Company will furnish to the Exchange Trustee and to the Holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   The Exchange Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Debentures (whether or not prohibited by the subordination provisions of the Exchange Indenture); (iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments, "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Exchange Indenture or the Exchange Debentures; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Exchange Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

   If any Event of Default occurs and is continuing, the Exchange Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Indenture or the Exchange Debentures except as provided in the Exchange Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Exchange Trustee in its exercise of any trust or power. The Exchange Trustee may withhold from Holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Debentures pursuant to the optional redemption provisions of the Exchange Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures. If an Event of Default occurs prior to January 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Debentures prior to January 15,

2002, then the premium specified in the Exchange Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

   The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Exchange Trustee may on behalf of the Holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Exchange Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures.

   The Company is required to deliver to the Exchange Trustee annually a statement regarding compliance with the Exchange Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Exchange Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Debentures or the Exchange Indenture, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, interest on such Exchange Debentures when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Exchange Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Exchange Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Exchange Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Exchange Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Exchange Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Exchange Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Exchange Trustee an opinion of counsel in the United States reasonably acceptable to the Exchange Trustee confirming that the Holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Exchange Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Exchange Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to rights of holders of Indebtedness other than the Exchange Debentures and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Exchange Debentures is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company must deliver to the Exchange Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Exchange Debentures over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Exchange Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange Exchange Debentures in accordance with the Exchange Indenture. The Registrar and the Exchange Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Exchange Indenture. The Company is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Exchange Indenture or the Exchange Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures), and any existing default or compliance with any provision of the Exchange Indenture or the Exchange Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting Holder): (i) reduce the principal amount of Exchange Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the Holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures, (vi) make any change in the provisions of the Exchange Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures,
(vii) waive a redemption payment with respect to any Exchange Debenture (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to (a) the provisions of Article [10] of the Exchange Indenture (which relate to subordination) and (b) the covenants described under the caption "--Repurchase at Option of Holders" including, in each case, the related definitions will require the consent of the Holders of at least 75% in aggregate principal amount of the Exchange Debentures then outstanding if such amendment would adversely affect the rights of Holders of Exchange Debentures.

   Notwithstanding the foregoing, without the consent of any Holder of Exchange Debentures, the Company and the Exchange Trustee may amend or supplement the Exchange Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to Holders of Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Exchange Debentures or that does not adversely affect the legal rights under the Exchange Indenture of any such Holder, or to comply with requirements of the Commission in order to maintain the qualification of the Exchange Indenture under the Trust Indenture Act.

Concerning the Exchange Trustee

   The Exchange Indenture contains certain limitations on the rights of the Exchange Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Exchange Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchange Trustee, subject to certain exceptions. The Exchange Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Exchange Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Exchange Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any Holder of Exchange Debentures, unless such Holder shall have offered to the Exchange Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

   Anyone who receives a copy of this Prospectus Supplement may obtain a copy of the Company's Amended and Restated Certificate of Incorporation, the Certificate of Designations and the Exchange Indenture without charge by writing to SFX Broadcasting, Inc., 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Timothy Klahs, Director of Investor Relations.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Certificate of Designations and Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Advertising Business" means any business deriving substantially all of its revenues from the (i) sale of advertisements and (ii) sale of products or provision of services to any business described in clause (i) above.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including without limitation, by way of a sale and leaseback or pursuant to an LMA or similar arrangement); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provision of the Asset Sale covenant, and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transaction (a) that have a Fair Market Value in excess of $5.0 million or (b) for aggregate net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) the Pending Dispositions, the Chancellor Exchange and the CBS Exchange, in each case as described in this Prospectus Supplement in all material respects, (ii) a transfer of assets by the Company or to another Wholly Owned Subsidiary, (iii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iv) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" and (v) sales of obsolete equipment in the ordinary course of business, will not be deemed to be Asset Sales.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Bank Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Bank Facilities outstanding on the date on which the Series E Preferred Stock is first issued under the Certificate of Designations shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Broadcast Business" means any business, the majority of whose revenues are derived from the broadcast of radio programming.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

   "Closing Date" means the date on which Series E Preferred Stock is first issued.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale by such Person or any of its Subsidiaries during such period (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of such Person for such period to the extent any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, less (v) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period), in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Indebtedness" of any Person as of any date of determination means the sum (without duplication) of (i) the total amount of Indebtedness and Attributable Debt of such Person and its Subsidiaries, plus (ii) the total amount of other Indebtedness shown on the balance sheet of the primary obligor on such Indebtedness, to the extent that such Indebtedness has been Guaranteed by such Person or one of its Subsidiaries, plus (iii) the aggregate liquidation value or redemption amount (if larger) of all Disqualified Stock of such Person and all preferred stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or to a Wholly Owned Subsidiary thereof,
(ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Certificate of Designations in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

   "Credit Agreement" means that certain credit agreement by and among the Company, the Company's Subsidiaries, as guarantors, the Bank of New York, as agent and the lenders party thereto, providing for up to $225 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, and other agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness as of such date to (b) the Consolidated Cash Flow of the Company and its Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of calculating Consolidated Cash Flow for the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which such Ratio is being calculated (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the mandatory redemption date of the Series E Preferred Stock.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Debentures" means the Company's 12 5/8% Senior Subordinated Exchange Debentures due 200 issuable in exchange for the Company's Series E Preferred Stock.

   "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Closing Date, until such amounts are repaid.

   "Existing MMR Indebtedness" means all Indebtedness of MMR and its Subsidiaries in existence at the closing of the MMR Merger, until such amounts are repaid.

   "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or payment obligations under an LMA or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company, sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Local Marketing Agreement" or "LMA" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell at least a majority of the advertising inventory of a radio station of which a third party is the licensee, (ii) obtains the right to broadcast programming and sell advertising time during a majority of the air time of a radio station or
(iii) manages the selling operations of a radio station with respect to at least a majority of the advertising inventory of such station.

   "Management Termination Agreements" means each of (i) the termination agreement between the Company and R. Steven Hicks, dated April 16, 1996, and
(ii) the employment agreement between the Company and D. Geoffrey Armstrong, effective April 15, 1996, in each case, as in effect on the Closing Date.

   "Material Broadcast License" means one or more authorizations issued by the Federal Communications Commission for the operation of AM or FM radio stations that individually or collectively are material to the financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

   "MMR" means Multi-Market Radio, Incorporated, a Delaware corporation.

   "MMR Merger" means the merger of SFX Merger Company, a Wholly Owned Subsidiary of the Company, with and into MMR, pursuant to which MMR will become a Wholly Owned Subsidiary of the Company.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "New Note Indenture" means the indenture governing the Company's 10 3/4% Senior Subordinated Notes due 2006.

   "New Notes" means the Company's 10-3/4% Senior Subordinated Notes due
2006.

   "Obligations" means any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Pari Passu Debt" means (i) the New Notes and (ii) all other Indebtedness that ranks pari passu in right of payment with the Exchange Debentures.

   "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person, if after such Investment (i) such Person becomes a Subsidiary of the Company or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock;
(f) any Investment received involuntarily; (g) Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) engaged in a Broadcast Business or an Advertising Business which Investments have an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $20 million and
(h) other Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $15 million.

   "Permitted Liens" means (i) Liens securing Senior Debt of the Company or securing Indebtedness of any Subsidiary that, in either case, was permitted by the terms of the Exchange Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such assets so acquired; (v) Liens existing on the Closing Date; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (vii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

   "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Debentures, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Debentures on terms at least as favorable to the Holders of Exchange Debenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Permitted Refinancing Debt is incurred either by the Company or by the Subsidiary who was the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Preferred Stock," of any Person, means Capital Stock of such Person of any class or series (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class or series of such Person.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "SCMC" means Sillerman Communications Management Company, a Delaware corporation.

   "Series D Exchange Notes" means the Company's 6-1/2% Subordinated Convertible Exchange Notes due 2007 issuable in exchange for the Company's Series D Preferred Stock.

   "Series D Exchange Note Indenture" means the indenture governing the Company's 6-1/2% Subordinated Convertible Exchange Notes due 2007 issuable in exchange for the Company's Series E Preferred Stock.

   "Series D Preferred Stock" means the Company's 6-1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007.

   "SFX Merger Company" means SFX Merger Company, a Delaware corporation.

   "Shared Facilities Agreement" means the Shared Facilities Agreement between the Company and SCMC, as in effect on the Closing Date.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Voting Stock" means with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   In the opinion of Baker & McKenzie, counsel to the Company, the following discussion summarizes the material federal income tax considerations relevant to the purchase, ownership and disposition of the Series E Preferred Stock and the Exchange Debentures by the initial holders thereof, but does not purport to be a complete analysis of all the potential tax effects thereof. This summary deals only with initial investors who hold the Series E Preferred Stock and Exchange Debentures as capital assets. There can be no assurance that the Internal Revenue Service will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their personal circumstances (including the effect of any foreign, state or local tax laws) or to certain types of purchasers (including dealers in securities, insurance companies, foreign persons, financial institutions, tax exempt entities and persons holding Series E Preferred Stock or the Exchange Debentures as part of a "straddle," "hedge" or "conversion transaction") subject to special treatment under the federal income tax laws.

   The discussion of the federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations including, but not limited to, Treasury regulations relating to original issue discount (the "OID Regulations"), which may change, possibly with retroactive effect. Certain proposed tax legislation, if enacted in substantially the same form as proposed, may affect some of the tax consequences discussed herein. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF SERIES E PREFERRED STOCK IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

   Although the matter is not entirely free from doubt, for federal income tax purposes the Series E Preferred Stock should be treated as equity and the Exchange Debentures should be treated as indebtedness. The Company intends to treat the Series E Preferred Stock and the Exchange Debentures consistent with the foregoing classification, and the balance of the discussion is based on the assumption that such treatment will be respected.

DIVIDENDS ON SERIES E PREFERRED STOCK

   Dividends paid on the Series E Preferred Stock, whether paid in cash or in additional shares of Series E Preferred Stock, will be taxable as ordinary income to the extent that the amount of cash or the fair market value of the additional shares of Series E Preferred Stock on the date of distribution does not exceed the Company's current or accumulated earnings and profits for federal income tax purposes. To the extent that the amount of distributions paid on the Series E Preferred Stock exceeds the Company's current or accumulated earnings and profits for federal income tax purposes, such distributions will be treated first as a return of capital and will be applied against and reduce the adjusted tax basis of the Series E Preferred Stock in the hands of the shareholder. Any remaining amount after the holder's basis has been reduced to zero will be taxed as capital gain and will be long-term capital gain if the holder's holding period for the Series E Preferred Stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above unless the context indicates otherwise.

   A shareholder's initial tax basis in any additional shares of Series E Preferred Stock distributed by the Company ("Dividend Shares") will equal the fair market value of such Dividend Shares on the date of their distribution. A shareholder's holding period for such Dividend Shares will commence with their distribution, and will not include his holding period for the shares of Series E Preferred Stock with respect to which the Dividend Shares were distributed.

   Dividends received by corporate shareholders will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. Under section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to shares of Series E Preferred Stock which are held for 45 days or less (90 days in the case of a dividend attributable to a period or periods aggregating more than 366 days), including the day of disposition, but excluding the day of acquisition or any day which is more than 45 days (or 90 days in the case of the more than 366 day period) after the date on which the Series E Preferred Stock becomes ex-dividend. The length of time that a shareholder is deemed to have held stock for these purposes is reduced for periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions.
Section 246(c) also denies the dividends-received deduction to the extent that a corporate taxpayer is under an obligation with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under section 246(b) of the Code, the aggregate dividends received deductions allowed may not exceed 70% of the taxable income (with certain adjustments) of the corporate shareholder. Moreover, under section 246A of the Code, to the extent that a corporate shareholder incurs indebtedness "directly attributable" to investment in the Series E Preferred Stock and the Series E Preferred Stock constitutes "debt financed portfolio stock" within the meaning of section 246A(c)(1) of the Code, the dividends-received deduction is proportionately reduced.

   A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate stockholder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings and profits (with certain adjustments) over alternative minimum taxable income (determined without regard to earnings and profits adjustments or the alternative tax net operating loss deduction).

   The Clinton Administration has proposed legislation that would reduce the dividends-received deduction from 70% to 50% and increase the holding period required to take such a deduction. Subsequently, in August 1996, President Clinton announced an intention to seek legislation that would eliminate the dividends-received deduction for certain types of preferred stock that have characteristics similar to debt. Based on a description of this proposal, the Series E Preferred Stock might be the type of preferred stock to which this limitation would apply. It is not clear whether such proposed legislation will ultimately be enacted or, if enacted, will be enacted as currently proposed.

   Section 1059 of the Code requires a corporate shareholder to reduce its basis (but not below zero) in the Series E Preferred Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held its Series E Preferred Stock for more than two years as of the date the amount or payment of such dividend is agreed to, announced or declared. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An "extraordinary dividend" on the Series E Preferred Stock would include a dividend that (i) equals or exceeds 5% of the holder's adjusted tax basis in the Series E Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the Series E Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid is an extraordinary dividend, a holder may elect to use the fair market value of the Series E Preferred Stock rather than its basis for purposes of applying the 5% (or 20%) limitation if the shareholder is able to establish to the satisfaction of the Secretary of the Treasury such fair market value as of the day before the ex-dividend date. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Series E Preferred Stock that is non-pro rata as to all shareholders, without regard to the period the holder held the stock. If any part of the nontaxed portion of an extraordinary dividend has not been applied to reduce basis as a result of the limitation on reducing basis below zero, the amount thereof will be treated as gain from the sale or exchange of stock when such stock is disposed of or sold.

   The extraordinary dividend rules do not apply with respect to "qualified preferred dividends." A "qualified preferred dividend" is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under section 1059(e)(3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (ii) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes for section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

   The Clinton Administration has also proposed legislation that would require immediate recognition of gain under section 1059 to the extent a corporate holder's tax basis would have been reduced below zero, instead of deferring such gain until the ultimate sale or exchange of such stock. It is not clear whether such proposed legislation will ultimately be enacted or, if enacted, will be enacted as currently proposed.

   CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THE OWNERSHIP AND DISPOSITION OF THEIR SERIES E PREFERRED STOCK.

REDEMPTION PREMIUM

   If the redemption price of the Series E Preferred Stock to be paid by the Company on the Mandatory Redemption or Optional Redemption of the Series E Preferred Stock exceeds, by more than a de minimis amount, its issue price, all or a portion of such excess may, pursuant to section 305(c) of the Code, be viewed as constructive distributions (and thus as dividends depending upon the presence of current or accumulated earnings and profits) over the term of the Series E Preferred Stock cannot be called for redemption under an economic accrual method similar to the method described under the third paragraph under "Original Issue Discount." The issue price of the Series E Preferred Stock issued for money is the price at which a substantial amount of such stock is sold. It is not clear how the issue price of Dividend Shares should be determined. One possible interpretation is to determine the issue price based on the fair market value of the Dividend Shares at the time of issuance. Alternatively, it may be determined based on the method used in determining the issue price of the Exchange Debentures under the principles discussed under "Certain Federal Income Tax Consequences--Original Issue Discount" with respect to the Exchange Debentures. A redemption premium will generally be considered de minimis as long as it is less than the redemption price of the Series E Preferred Stock multiplied by 1/4 of 1% multiplied by the number of years until the issuer must redeem the preferred stock.

   For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied. Because the issue price of the Series E Preferred Stock at original issuance will equal the Mandatory Redemption Price, no redemption premium will arise as a result of the Mandatory Redemption feature with respect to such stock. However, because the issue price of the Dividend Shares may be determined based on the fair market value of such Dividend Shares at the time of the distribution, it is possible that such Dividend Shares will be issued with a redemption premium large enough to give rise to dividend treatment under the above rules.

   Pursuant to recently issued regulations (the "Section 305(c) Regulations"), such economic accrual will arise due to the Optional Redemption only if, based on all of the facts and circumstances as of the date the Series E Preferred Stock are issued, redemption pursuant to the Optional Redemption were more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market condition over which neither the issuer nor the holder has control, such as changes in prevailing dividend rates. The Section 305(c) Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. Although the Company believes that the Optional Redemption would not be treated as more likely than not to be exercised under these rules, that the redemption premium is in the nature of a penalty for premature redemption or that the safe harbor would apply, this determination cannot be made with certainty at this time. Thus, no assurance can be given as to the treatment of the redemption premium with respect to the Series E Preferred Stock under the Section 305(c) Regulations.

   Shares of Series E Preferred Stock that are subject to the Section 305(c) rules concerning redemption premium generally will have different tax characteristics than shares of Series E Preferred Stock that are not subject to the Section 305(c) rules and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION, SALE AND EXCHANGE OF SERIES E PREFERRED STOCK

   A redemption of Series E Preferred Stock for cash (whether pursuant to the Mandatory Redemption, or the Optional Redemption), a sale of Series E Preferred Stock or an exchange of shares of Series E Preferred Stock for Exchange Debentures will be a taxable event.

   A redemption of Series E Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, unless the redemption (i) results in a "complete termination" of the shareholder's stock interest in the Company under section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under section 302(b)(1) of the Code. In determining whether any of these tests have been met, the shareholder must take into account not only stock he actually owns, but also stock he constructively owns within the meaning of section 318 of the Code. A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. If, as a result of a redemption for cash of the Series E Preferred Stock, a shareholder of the Company whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his proportionate interest in the Company (including any ownership of common stock and any shares constructively owned), that shareholder should generally be regarded as having suffered a meaningful reduction in his interest in the Company. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in sections 302 (b)(3), and 302(b)(2) of the Code.

   If the redemption is not treated as a distribution taxable as a dividend, or if Series E Preferred Stock is sold, the redemption or sale of the Series E Preferred Stock for cash would result in taxable gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Series E Preferred Stock redeemed or sold. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period for the Series E Preferred Stock exceeded one year.

   An exchange of Series E Preferred Stock for Exchange Debentures at the option of the Company will be subject to the same general rules as a redemption for cash, including the rules for treating the redemption as a dividend or as a sale or exchange. If the exchange of Series E Preferred Stock for Exchange Debentures is treated as a dividend, the amount of the dividend would be the "issue price" of the Exchange Debentures (to the extent of the Company's current or accumulated earnings and profits) determined in the manner described below for purposes of computing original issue discount (if any) on the Exchange Debentures. If the exchange of Series E Preferred Stock is not treated as a dividend, the exchanging shareholder would recognize gain or loss equal to the difference between the issue price of Exchange Debentures and the shareholder's adjusted tax basis in the Series E Preferred Stock. If neither the Series E Preferred Stock nor the Exchange Debentures are regularly traded on an established securities market, gain realized on the exchange of Series E Preferred Stock for Exchange Debentures may qualify for installment sale treatment.

   If the amount received in a redemption of Series E Preferred Stock is treated as a distribution which may be taxable as a dividend as opposed to consideration received in a sale or exchange, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures, as the case may be, received by the shareholder. The shareholder's adjusted tax basis in the redeemed Series E Preferred Stock will be transferred to any remaining stock holdings in the Company. If the shareholder does not retain any stock ownership in the Company, it is unclear whether the shareholder will be permitted to transfer such basis to any Exchange Debentures received in the redemption or will lose such basis entirely. Under section 1059 of the Code, the term "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all stock, including holders of common stock, irrespective of the holding period. Consequently, to the extent an exchange of Series E Preferred Stock for debentures or cash constitutes a distribution taxable as a dividend, it may constitute an "extraordinary dividend" to a corporate shareholder and be subject to the rules described above. See "--Dividends on Series E Preferred Stock."

ORIGINAL ISSUE DISCOUNT

   If the shares of Series E Preferred Stock are exchanged for Exchange Debentures at a time when the stated redemption price at maturity of such Exchange Debentures exceeds their issue price by an amount equal to or greater than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess. If the Exchange Debentures are traded on an established securities market within the meaning of section 1273(b)(3) of the Code, the issue price of the Exchange Debentures will be their fair market value as of the issue date. Similarly, if the Series E Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Series E Preferred Stock at the time of the exchange. If neither the Series E Preferred Stock nor the Exchange Debentures are traded on an established securities market, and absent any "potentially abusive situation," the issue price of the Exchange Debentures will be their stated principal amount, or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of section 1274 of the Code, their "imputed principal amount" as determined under section 1274 of the Code using the applicable federal rate (the "AFR") in effect as of the date of the exchange.

   The Company is allowed to exchange the Series E Preferred Stock for Exchange Debentures from time to time. Because the determination of the issue price of the Exchange Debentures depends on several factors as described above, it is possible that Exchange Debentures issued at different times will have different issue prices. To the extent the Exchange Debentures have different issue prices, they may have different tax characteristics from each other (for example, the amount of OID on such Exchange Debentures may vary), and may trade separately, which may adversely affect the liquidity of such Exchange Debentures.

   The "stated redemption price at maturity" of the Exchange Debentures would equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer such as the Exchange Debentures) at least annually at a single fixed rate. Therefore, Exchange Debentures that are issued when the Company has the option to pay interest for certain periods in additional Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Debentures over the entire term should be included (along with the stated principal) in the stated redemption price at maturity of such Exchange Debentures. On the other hand, if the Exchange Debentures are issued after January 15, 2002 when the Company does not have the option to pay interest with additional Exchange Debentures, then stated interest would qualify as qualified stated interest and none of such stated interest would be included in the stated redemption price at maturity of the Exchange Debentures.

   A holder of an Exchange Debenture would generally be required under section 1272 of the Code to include in gross income (irrespective of its method of accounting) a portion of such OID for each year during which it holds such an Exchange Debenture, even if the cash to which such income is attributable would not be received until maturity or redemption of the Exchange Debenture. The amount of any OID included in income for each year would be calculated under a constant yield to maturity formula that would result in the allocation of less OID to the early years of the term of the Exchange Debenture and more OID for later years.

    An additional Exchange Debenture (an "Interest Payment Debenture") issued in payment of interest with respect to an Exchange Debenture will not be considered as a payment made on the Exchange Debenture and will be aggregated with the Exchange Debenture for purposes of computing and accruing OID on the Exchange Debenture. As between the Exchange Debenture and the related Interest Payment Debenture, the adjusted issue price of the Exchange Debenture would be allocated between the Exchange Debenture and the Interest Payment Debenture in proportion to their respective principal amounts. That is, upon the issuance of an Interest Payment Debenture, the Exchange Debenture and the Interest Payment Debenture would be treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Exchange Debenture and the Interest Payment Debenture derived therefrom would be treated as having the same yield to maturity. Similar treatment would be applied to any Exchange Debentures issued on Interest Payment Debentures.

   If the Exchange Debentures are not issued with OID, because they are issued after January 15, 2002, stated interest would be included in income by a holder in accordance with such holder's usual method of accounting. In all other cases, all stated interest will be treated as payments on the Exchange Debentures under the OID rules discussed above, and will not be included again when paid or accrued.

   If the Exchange Debentures are issued with OID and the Company were found to have had an intention to call the Exchange Debentures before maturity, any gain realized on a sale, exchange or redemption of Exchange Debentures prior to maturity would be considered ordinary income to the extent of any unamortized OID for the period remaining to the stated maturity of the Exchange Debentures. The Company cannot predict whether it would have an intention to call the Exchange Debentures before their maturity at the time, if ever, it issues the Exchange Debentures.

   If issued with OID, the Exchange Debentures may be subject to the provision of the Code dealing with high yield discount obligations in which case the Company may not be entitled to claim a deduction with respect to a certain portion of the OID (the "Disqualified Portion") and the remainder of the OID may not be claimed as a deduction until paid. In such case, the Disqualified Portion of the OID may be treated as a dividend with respect to the stock of the Company and the rules applicable to distributions with respect to the Series E Preferred Stock may apply.

BOND PREMIUM ON EXCHANGE DEBENTURES

   If the shares of Series E Preferred Stock are exchanged for Exchange Debentures at a time when the issue price of such Exchange Debentures exceeds the amount payable at the maturity date (or earlier redemption date, if appropriate) of the Exchange Debentures, such excess will be deductible, subject to certain limitations with respect to individuals, by the holder of such Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield to maturity formula, but only if an election by the taxpayer under the section 171 of the Code is in effect or is made. An election under section 171 of the Code is available only if the Exchange Debentures are held as capital assets. Such election is binding once made and applies to all debt obligations owned or subsequently acquired by the taxpayer. Under the Code, the amortizable bond premium will be treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item unless otherwise provided in future regulations.

REDEMPTION OR SALE OF EXCHANGE DEBENTURES

   Generally, any redemption or sale of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest) and the holder's tax basis in the Exchange Debentures. The tax basis of a holder who received an Exchange Debenture in exchange for Series E Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued (or, in the case of an Exchange Debenture received as to which the holder thereof as entitled to installment sale treatment, the adjusted tax basis of the Series E Preferred Stock exchanged) plus any OID on the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and payment other than payment of qualified stated interest. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. However, if the Company were found to have an intention at the time the Exchange Debentures were issued to call them before maturity, the gain would be ordinary income to the extent of any unamortized OID.

BACKUP WITHHOLDING

   Under section 3406 of the Code and applicable Treasury regulations, a holder of Series E Preferred Stock or Exchange Debentures may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, Series E Preferred Stock or Exchange Debentures, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required by the Code and applicable Treasury regulations, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, the Company will be required to withhold an amount equal to 31% from any dividend payment made with respect to Series E Preferred Stock, any payment of interest or principal pursuant to the terms of the Exchange Debentures, or any payment of proceeds of a redemption of Series E Preferred Stock or Exchange Debentures, as the case may be, to a holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. The Company will report to the holders of Series E Preferred Stock or Exchange Debentures and to the Internal Revenue Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any with respect to payment on the securities.

SUBSEQUENT PURCHASERS

   The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Series E Preferred Stock or the Exchange Debentures other than through purchasing the Series E Preferred Stock at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount." For example, the market discount provisions of the Code may require a subsequent purchaser of an Exchange Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Exchange Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction.

   As a further example, a holder of an Exchange Debenture issued with OID who purchases such Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all payments payable on the Exchange Debenture after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

   EACH PROSPECTIVE HOLDER OF SERIES E PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE SERIES E PREFERRED STOCK OR EXCHANGE DEBENTURES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                 UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") among the Company and BT Securities Corporation, Goldman, Sachs & Co. and Lehman Brothers Inc. (collectively, the "Underwriters"), the Underwriters, severally and not jointly, have agreed to purchase, and the Company has agreed to sell to the several Underwriters, all of the Series E Preferred Stock offered hereby.

   The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Series E Preferred Stock is subject to the approval of certain legal matters by counsel and to various other conditions. The nature of each Underwriter's obligations is such that each is committed to purchase the number of shares of Series E Preferred Stock set forth opposite its name if it purchases any.

                             NUMBER OF
   UNDERWRITERS               SHARES
-------------------------  -----------
BT Securities Corporation    1,350,000
Goldman, Sachs & Co.  ....     450,000
Lehman Brothers Inc.  ....     450,000
                           -----------
  Total ..................   2,250,000
                           ===========

   The Underwriters propose to offer the Series E Preferred Stock directly to the public at the public offering price set forth on the cover page hereof, and to certain dealers at such price less a concession not in excess of $.0025 per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $.00125 per share. After the initial public offering of the Series E Preferred Stock, the public offering price and other selling terms may be changed.

   The Company does not intend to apply for listing of the Series E Preferred Stock on a national securities exchange, but has been advised by the Underwriters that they currently intend to make a market in the Series E Preferred Stock, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Series E Preferred Stock, and any such market making may be discontinued at any time by one or all of the Underwriters at the sole discretion of such Underwriters. There can be no assurance that an active public market for the Series E Preferred Stock will develop.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

   The Company has been informed by the Underwriters that they will not confirm sales to any account over which they exercise discretionary authority without prior specific consent.

PROSPECTUS
                                 $500,000,000

                        SFX BROADCASTING, INC. [LOGO]

          DEBT SECURITIES, PREFERRED STOCK AND CLASS A COMMON STOCK
                                  ---------
   SFX Broadcasting, Inc. (the "Company") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), and (iii) shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock and Class A Common Stock are collectively called the "Securities."

   The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $500,000,000 in aggregate initial public offering price. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, maturity, premium, if any, the interest, if any (which may be at a fixed or variable rate), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any conversion into Class A Common Stock, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system, acceleration, if any, and other terms and (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into Class A Common Stock or Debt Securities, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system and other terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

   The Class A Common Stock is quoted on the Nasdaq National Market under the trading symbol "SFXBA." Any Class A Common Stock sold pursuant to a Prospectus Supplement will be quoted on the Nasdaq National Market, subject to official notice of issuance.

   Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt (as defined in the applicable Prospectus Supplement) of the Company.

   The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable to the Securities offered.

   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.

   SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.
                                  ---------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                                  ---------
   The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.
                                  ---------
              The date of this Prospectus is December 10, 1996.

   IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES, OTHER SECURITIES OF THE COMPANY OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   No person is authorized to give any information or to make any representations other than those contained in this Prospectus or a Prospectus Supplement in connection with the offering described herein and therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy any of the Securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer of solicitation in such jurisdiction. The delivery of this Prospectus and the applicable Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                          INCORPORATION BY REFERENCE

   The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

     (i) the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995;

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996;

     (iii) the Company's Current Reports on Form 8-K dated April 18, 1996, May 8, 1996, May 16, 1996, May 29, 1996, June 21, 1996, July
              10, 1996 (as amended), August 8, 1996, October 3, 1996, October 30, 1996, November 1, 1996, and November 27, 1996; and

     (iv) the description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-22486) filed with the Commission on September 27, 1993, as amended.

   All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents or reports.

   Any statement contained in a document which is, or is deemed to be, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Request for such documents should be directed to SFX Broadcasting, Inc., 150 East 58th Street, 19th Floor, New York, New York 10155, Attention: Timothy Klahs, Director of Investor Relations; telephone number (212) 407-9191.

                                 RISK FACTORS

   In addition to the other information contained or incorporated by reference in this Prospectus or any Prospectus Supplement, the following factors should be considered carefully by prospective investors in evaluating the Company before purchasing any of the securities offered hereby. The information contained or incorporated by reference in this Prospectus or any Prospectus Supplement includes forward-looking statements that involve risks and uncertainties, a number of which are identified in this "Risk Factors" section. These risks and uncertainties include, without limitation, the consummation of acquisitions and dispositions, integration of acquired stations, leverage, limitations on the payment of dividends, regulation of radio broadcasting and other factors. The Company's actual results may differ materially from the results discussed in the forward-looking statements, due to such risks and uncertainties.

RISKS RELATED TO PENDING ACQUISITIONS AND DISPOSITIONS

   Consummation of the Company's pending acquisitions and dispositions is subject to a number of factors, certain of which are beyond the Company's control. In particular, consummation of the acquisitions and the dispositions is subject to the prior approval by the Federal Communications Commission (the "FCC") of the assignments or transfers of control of operating licenses issued by the FCC and the continued operating performance of the stations to be acquired or disposed such that there is no material adverse change in such stations that would prevent consummation of any such transactions. As a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecommunications Act of 1996 (the "Recent Legislation"), acquisitions and dispositions will be subject to antitrust review by the Federal Trade Commission and the Department of Justice, Antitrust Division (the "Antitrust Agencies"). The Antitrust Agencies have indicated their intention to review matters related to the concentration of ownership within markets even when the ownership in question is in compliance with the provisions of the Recent Legislation. See "--Extensive Regulation of Radio Broadcasting."

   The Company will also require financing in order to consummate the pending acquisitions, which the Company may obtain through the issuance of Securities, borrowings under the senior credit facility and proceeds from dispositions. The ability of the Company to issue certain Securities or borrow under the senior credit facility will be subject to meeting certain financial tests. In addition, consummation of certain acquisitions is subject to the prior approval of the Lenders under Company's senior credit facility entered into on November 22, 1996. There can be no assurance that the Company's existing stations, and the stations which the Company will acquire, will achieve the cash flow levels required to issue certain Securities or borrow under the senior credit facility.

RISKS ASSOCIATED WITH INTEGRATION OF THE STATIONS

   As of January 1, 1996, the Company owned and operated, provided programming to or sold advertising on behalf of 22 radio stations located in eight markets. Since that time, the number of stations has more than tripled. The Company's plans with respect to radio stations it has acquired and plans to acquire involve, to a substantial degree, strategies to increase net revenue while at the same time reducing operating expenses, as well as the implementation of a new regional management structure and a modified senior management team. Although the Company believes that its strategies are reasonable, there can be no assurance that it will be able to implement its plans without delay or that, when implemented, its efforts will result in the increased net revenues or other benefits currently anticipated by the Company. In addition, there can be no assurance that the Company will not encounter unanticipated problems or liabilities in connection with the implementation of the new management changes or the operation of the radio stations to be acquired. The integration of the newly acquired stations into the Company will require substantial attention from members of the Company's senior management, which will limit the amount of time such members have available to devote to the Company's existing operations. The Company currently anticipates realizing certain cost savings and elimination of non-recurring expenses as a result of the acquisitions. While management believes that such cost savings and the elimination of non-recurring expenses are reasonably achievable, the Company's ability to achieve such cost savings and to eliminate such non-recurring expenses is subject to numerous factors, many of which are beyond the Company's control. There can be no assurance that the Company will realize any such cost savings.

EXTENSIVE REGULATION OF RADIO BROADCASTING

   Adoption of the Recent Legislation in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the Antitrust Agencies are increasingly scrutinizing acquisitions of radio stations and the entering into of joint sales agreements ("JSAs") and local market agreements ("LMAs"). There can be no assurance that policy and rule-making activities of the Antitrust Agencies will not impact the Company's operations (including existing stations or markets), expansion strategy or its ability to realize the benefits which management had anticipated obtaining following the adoption of the Recent Legislation.

   The radio broadcasting industry is subject to extensive regulation by the FCC. In particular, the Company's business depends on its continuing to hold, and, in connection with acquisitions of radio stations, on it obtaining prior FCC consent to assignments or transfers of control of broadcasting station operating licenses issued by the FCC. There can be no assurance that the Company's licenses will be renewed or that the FCC will approve future acquisitions or dispositions. In addition, the number and locations of radio stations the Company may acquire is limited by FCC rules and will vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals. The issuance of shares of Class A Common Stock, including those issuable pursuant to the conversion of other securities of the Company and pursuant to all other rights, options or warrants to purchase Class A Common Stock, that would cause Robert F.X. Sillerman, the Executive Chairman of the Company, to hold directly voting stock of the Company representing less than 50% of the total voting power of the Company will require the Company to seek and obtain the consent of the FCC. The Company intends to seek such consent.

   The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. In particular, as of November 25, 1996, the FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) increasing the amount of stock an investment company can own without attribution, (iii) attributing, under certain circumstances, certain interests such as non-voting stock or debt, and (iv) attributing, under certain circumstances, JSAs.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

   In connection with acquisitions, the Company has incurred and will incur significant amounts of indebtedness. Subject to certain restrictions contained in the Company's debt instruments, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes. See "--Expansion Strategy; Need for Additional Funds."

   The degree to which the Company is and may become leveraged could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on capital stock and will not be available for other purposes, (iii) the agreements governing the Company's debt contain or are expected to contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt and to make dividend and redemption payments on its capital stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of these stations into the Company's operations. The Company's borrowings under the senior credit facility will be, and other future borrowings may be, at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount which enables the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its debt or the aggregate liquidation preference of the outstanding preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

   The Company has never paid, and does not anticipate that in the foreseeable future it will pay, any dividends on its Common Stock. Certain of the Company's debt instruments include covenants restricting the Company's ability to pay dividends or to make certain other distributions to stockholders. In connection with the offering of any dividend-paying Preferred Stock hereby, the applicable Prospectus Supplement will set forth the amount available for distribution as of the end of the most recent fiscal period under the Company's debt instruments.

   In addition to the above restrictions imposed on the payment of dividends, under Delaware law the Company is permitted to pay cash dividends on its capital stock, only out of its surplus or, in the event that it has no surplus, out its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on new issues of capital stock.

HISTORICAL LOSSES

   Although the Company had net income of $1.8 million for the year ended December 31, 1994, the Company had net losses of $45.3 million, $4.4 million and $17.8 million for the nine months ended September 30, 1996, and the years ended December 31, 1995 and 1993, respectively. Depreciation and amortization relating to past acquisitions and future acquisitions, interest expenses under the Company's debt and dividend payments will continue to affect the Company's net income (loss) in the future. There is no assurance that losses will not continue or that the Company will become profitable in the future.

HOLDING COMPANY STRUCTURE; DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES

   Substantially all of the assets of the Company are held by the Company's subsidiaries, and all of the Company's operating revenues are derived from operations of such subsidiaries. In addition, future acquisitions may be made through present or future subsidiaries of the Company. Therefore, the Company will rely principally on dividends or advances from its subsidiaries to provide the funds necessary for, among other things, the payment of dividends and redemption payments on Preferred Stock and principal of and any interest or premium on any Debt Securities and other indebtedness of the Company. The Company's subsidiaries are subject to state-law restrictions on their ability to pay dividends to the Company, such as those set forth with respect to the Company in "--Limitations on Ability to Pay

Dividends." Any right of the holders of the Debt Securities to participate in the assets of any of the subsidiaries upon such subsidiary's liquidation or recapitalization will be effectively subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent the Company is itself recognized as a creditor of such subsidiary.

CHANGE OF CONTROL

   Upon the occurrence of a change of control (as defined in the applicable document) of the Company, the holders of certain preferred stock or certain debt instruments will have the right, subject to certain conditions and restrictions, to require the Company to repurchase their securities at a price equal to 101% of the aggregate liquidation preference or the aggregate principal amount thereof, as applicable, plus accrued and unpaid dividends or interest, as applicable, to the date of repurchase. The repurchase price is payable in cash. In addition, a change of control may constitute a default under the Company's senior credit facility. If a change of control were to occur, due to the highly leveraged nature of the Company, the Company might not have the financial resources to repay all of its obligations under any indebtedness that would become payable upon the occurrence of such change of control. In addition, the Communications Act of 1934, as amended, and FCC rules require the prior consent of the FCC to any change of control of the Company. See "--Extensive Regulation of Radio Broadcasting" and "--Substantial Leverage; Inability to Service Obligations."

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

   The Company's principal growth strategy is to operate and acquire highly-ranked radio stations with attractive audience demographics in major and medium-sized markets located throughout the United States. The Company regularly explores acquisition opportunities; however, there can be no assurance that the Company will consummate any acquisitions or be able to identify stations to acquire in the future. Each acquisition will be subject to the prior approval of the FCC and certain acquisitions will be subject to the prior approval of the lenders under the Company's senior credit facility. Furthermore, as a result of the Recent Legislation, future acquisitions may be subject to antitrust review by the Antitrust Agencies, even if approved by the FCC. In addition, the Company may require additional debt or equity financing to finance properties it may seek to acquire in the future. The availability of additional acquisition financing cannot be assured, and depending on the terms of such acquisitions and financings, could be restricted by the terms of certain debt instruments and preferred stock. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations or that such acquisitions will not have a material adverse effect on the Company's financial condition and results of operations. See "--Extensive Regulation of Radio Broadcasting" and "--Risks Associated with Integration of the Stations."

COMPETITION

   The radio broadcasting industry is highly competitive and the Company's stations are located in highly competitive markets. Each of the Company's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within its respective market. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. The Company's audience ratings and market share are subject to change, and any adverse change in audience rating or market share in any particular market could have a material and adverse effect on the Company's net revenues. Although the Company competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require the Company to incur increased promotional and other expenses. In addition, certain of the Company's stations compete, and in the future other stations may compete, with groups of stations in a market operated by a single operator. As a result of the Recent Legislation, the radio broadcasting industry has become increasingly consolidated, resulting in the existence of radio broadcasting companies which are significantly larger, with greater financial resources, than the Company. Furthermore, the Recent Legislation will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share. The Company's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. The Company cannot predict the effect, if any, that any of these new technologies may have on the radio broadcasting industry.

DEPENDENCE ON ECONOMIC FACTORS

   Because the Company derives substantially all of its revenue from the sale of advertising time, its revenues may be adversely affected by economic conditions which affect advertisers. In particular, because approximately 75% of the Company's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. These economic downturns might have an adverse impact on the Company's financial condition and results of operations. In addition, revenues of radio stations may be affected by many other factors, including: (i) the popularity of programming, including programming such as sports programming where the Company makes long-term commitments; (ii) regulatory restrictions on types of programming or advertising; (iii) competition within national, regional or local markets from programming on other stations or from other media; (iv) loss of market share to other technologies; and (v) challenges to license renewals.

CONTROL BY MANAGEMENT

   As of November 25, 1996, Mr. Sillerman, a Director and the Company's Executive Chairman, may be deemed to be the beneficial owner of approximately 56.4% of the combined voting power of the Company, and Mr. Sillerman and other members of the Company's management may be deemed to be the beneficial owners of approximately 58.1% of the combined voting power of the Company.

   The Class A Common Stock has one vote per share on all matters, whereas the Class B Common Stock, par value $.01 per share ("Class B Common Stock"), has ten votes per share except in certain matters. Accordingly, management currently is able to control the vote on all matters except (i) in the election of directors, with respect to which the holders of the Class A Common Stock are entitled to elect, by a class vote, two-sevenths (2/7ths) of the Company's directors (or if such number of directors is not a whole number, the next higher whole number), (ii) in connection with any proposed "going private" transaction between the Company and Mr. Sillerman or his affiliates, with respect to which the holders of the Class A Common Stock and the Class B Common Stock vote as a single class, with each share of Class A Common Stock and of Class B Common Stock entitled to one vote per share and
(iii) as otherwise provided by law. In addition, if dividends on the 6-1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 ("Series D Preferred Stock") are unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the Series D Preferred Stock, will be entitled to elect two additional members of the Board of Directors of the Company. The control of the Company by management may have the effect of discouraging certain types of change-of-control transactions, including transactions in which the holders of capital stock of the Company might otherwise receive a premium for their shares over the then-current market price.

POTENTIAL CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

   Mr. Sillerman and other members of the Company's management have direct and indirect investments and interests in Triathlon Broadcasting Company ("Triathlon"), a publicly-traded company which owns and operates radio stations, including stations which are in the same market as certain of the

Company's radio stations. These investments and interests (and any similar investments and interests in the future) may give rise to certain conflicts of interest as well as to potential attribution under FCC rules or invocation of the FCC's cross-interest policy, which could restrict the Company's ability to acquire radio stations in certain markets. See "--Extensive Regulation of Radio Broadcasting." Pursuant to a consulting and marketing agreement with Triathlon, Sillerman Communications Management Corporation ("SCMC"), an affiliate of Mr. Sillerman and Howard J. Tytel, a Director and Executive Vice President of the Company, is obligated to offer to Triathlon any radio broadcasting opportunities that come to its attention in medium and small markets located west of the Mississippi River. The Company does not intend to pursue acquisitions in the medium and small markets in the Midwest and Western regions of the United States on which Triathlon primarily focuses, except for three radio stations owned by the Company in the Wichita, Kansas market, a market in which Triathlon has radio station ownership interests. The Company has entered into a JSA with Triathlon whereby Triathlon sells advertising time on the Company's stations operating in the Wichita market. On April 15, 1996, the Company and SCMC entered into an agreement (the "SCMC Termination Agreement"), pursuant to which SCMC assigned to the Company its rights to receive fees for consulting and marketing services payable by Triathlon, except for fees relating to certain transactions pending at the date of such agreement, and the Company and SCMC terminated an arrangement pursuant to which SCMC performed financial consulting services for the Company.

   SCMC has acted from time to time as the Company's financial advisor since the Company's inception. SCMC is controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC. SCMC acts in similar capacities for Triathlon, which may seek to participate in business opportunities which may be suitable for the Company.

RELIANCE ON KEY PERSONNEL

   The Company's business is dependent to a significant extent upon the performance of certain key individuals, including Mr. Sillerman, Michael G. Ferrel and D. Geoffrey Armstrong. The Company has entered into a five-year employment agreement with each of Messrs. Sillerman and Armstrong, effective as of April 1, 1995. It is anticipated that the Company will enter into an employment agreement with Mr. Ferrel. There can be no assurance that the services of Messrs. Sillerman, Ferrel or Armstrong will continue to be provided for the term of such agreements. Pursuant to Mr. Armstrong's employment agreement, he has the right to terminate the agreement under certain circumstances, entitling him to receive substantial payments. Messrs. Sillerman's and Armstrong's employment agreements require that they devote substantially all of their business time to the business and affairs of the Company, except that Mr. Sillerman's agreement permits him to fulfill his obligations as a director and officer of companies in which he currently serves in such capacities and to devote a portion of his business time to personal, non-broadcast investments or commitments or to certain broadcast investments. The loss of the services of Messrs. Sillerman, Armstrong or Ferrel could have a material adverse effect on the Company.

   In addition, the Company has entered into employment agreements with certain of the high-profile on-air personalities. However, there can be no assurance that the Company will be able to retain any of these employees or prevent them from competing with the Company in the event of their departure.

NO TRANSFER OF CAPITAL STOCK TO ALIENS

   The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents (this percentage, however, is 20% in the case of those subsidiaries of the Company that are direct holders of FCC licenses), by or for the account of non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. As of November 25, 1996, based upon reports filed with the Commission, the Company believes that there are 1,071,429 shares of Class A Common Stock held by Nomura Holdings America, Inc. ("Nomura"), representing 13.3% of the outstanding shares of Class A Common Stock and 5.7% of the combined voting power of the Company. Because a substantial portion of the common stock of Nomura is owned and voted by Aliens, the Company, in order to comply with the requirements of the Communications Act and the rules and regulations of the FCC promulgated thereunder, may decide not to permit or recognize any issuance or transfer of its common stock to an Alien. Failure to comply with these rules and regulations could result in the imposition of penalties on the Company. This restriction on transfers to Aliens may adversely affect the market for the Company's securities. In addition, the Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act, and the FCC rules and regulations. See "Description of Equity Securities--Certain Provisions of Certificate of Incorporation, Bylaws and Statute--Foreign Ownership."

                                 THE COMPANY

   The Company is one of the largest radio station groups in the United States and, as of November 25, 1996, owns and operates, provides programming to or sells advertising on behalf of 69 radio stations in 20 markets. The Company is diverse in terms of format and geographic markets. The Company was organized in 1992 by Mr. Sillerman, the Executive Chairman and principal stockholder of the Company, along with others. The principal executive offices of the Company are located at 150 East 58th Street, 19th Floor, New York, New York 10155 and its telephone number is (212) 407-9191.

                               USE OF PROCEEDS

   Except as otherwise set forth in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for future acquisitions (some of which may already be contemplated) and other general corporate purposes, including working capital, the repayment of existing debt and/or the repurchase of securities of the Company. The precise amounts and timing of the application of such net proceeds for such purposes will depend upon a variety of factors, including the Company's funding requirements and the availability of alternative sources of funding. The Company routinely reviews acquisition opportunities. Any proposal to use proceeds from any offering of Securities will be disclosed in the Prospectus Supplement relating to such offering.

             RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the Company's ratios (deficiencies) of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below.

                                             NINE MONTHS ENDED                 FISCAL YEARS ENDED
                                               SEPTEMBER 30,                      DECEMBER 31,
                                         -----------------------  -------------------------------------------
                                             1996         1995        1995      1994      1993         1992
                                         -----------  ----------  ----------  ------  -----------  ----------
                                                       (ALL AMOUNTS, EXCEPT RATIOS, IN THOUSANDS)
Ratio (Deficiency) of Earnings to Fixed
 Charges ...............................   $(30,084)    $(3,802)    $(4,396)    1.3x    $(14,919)    $(2,208)
Ratio (Deficiency) of Earnings to
 Combined Fixed Charges and Preferred
 Stock Dividends .......................    (33,635)     (4,021)     (4,687)    1.3x     (15,476)     (2,593)

   For purposes of computing the ratio (deficiency) of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

 Debt Securities Offered

   Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Copies of the forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.

 Existing Indebtedness

   Certain of the Company's existing debt instruments impose, and future debt instruments may impose, certain restrictions on the Company, including restrictions on the payment of dividends, incurrence of debt and consummation of certain acquisitions and dispositions, and require the Company to maintain certain financial ratios. The Company's 10 3/4% Senior Subordinated Notes Due 2006 (the "1996 Notes") are general unsecured obligations of the Company and are subordinated in right of payment to certain other debt of the Company. The indenture governing the 1996 Notes contains certain covenants which restrict the ability of the Company to make certain payments, incur additional indebtedness, pay dividends, make other distributions, incur certain liens, merge, consolidate, transfer substantially all of its assets, enter into certain transactions with affiliates, engage in sale and leaseback transactions, issue or sell capital stock of a subsidiary and engage in certain business activities. As of November 25, 1996, the Company has outstanding $450.0 million in aggregate principal amount of 1996 Notes.

   The Company's senior credit facility, as in effect on November 25, 1996, provides the Company with the ability to borrow up to $225.0 million under certain circumstances. The senior credit facility is secured by a pledge of all of the capital stock of the Company's subsidiaries and by a security interest in substantially all of the assets of the Company and its subsidiaries. Certain covenants in the senior credit facility restrict the Company's ability to make offerings of equity or debt securities, pay dividends, consolidate, merge, effect certain asset sales and enter new lines of business. In addition, the Company is obligated to comply with certain financial ratios. Borrowings under the senior credit facility bear interest at a variable rate. As of November 25, 1996, the Company has outstanding borrowings under the senior credit facility of $15.0 million, which currently bear interest at an annual rate of 9.75%.

TERMS

   The Debt Securities will be unsecured obligations of the Company. The Indebtedness (as such term is defined in the applicable Prospectus Supplement) represented by (i) Senior Debt Securities will rank pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. See "--Ranking." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable United States federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

   Each Indenture will provide for the issuance by the Company from time to time of its Debt Securities in one or more series. The aggregate principal amount of Debt Securities which may be issued under each Indenture will be unlimited and each Indenture will set forth the specific terms of any series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

   The specific terms of each series of Debt Securities will be set forth in the applicable Prospectus Supplement relating thereto, including, without limitation, the following, as applicable:

   1. the title of such Debt Securities (which shall distinguish the Debt Securities of that particular series from securities of any other series) and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

   2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount that may be authenticated and delivered under an Indenture;

   3. the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such Debt Securities that is convertible into Class A Common Stock or the method by which any such portion shall be determined;

   4. if convertible into Class A Common Stock, the terms on which such Debt Securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of Class A Common Stock for purposes of conversion;

   5. the date or dates on which the principal of such Debt Securities will be payable and, if applicable, the terms on which such maturity may be extended;

   6. the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any;

   7. the date or dates from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

   8. the place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer, conversion or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

   9. the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

   10. the dates, if any, on which, and the price or prices at which, the Debt Securities of the series will be repurchased by the Company at the option at the Holders thereof and other detailed terms and provisions of such repurchase obligations;

   11. the denominations in which the Debt Securities of the series shall be issuable;

   12. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any Sinking Fund (as defined in the applicable Indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

   13. whether the payments of principal of or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

   14. whether the Debt Securities are issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Debt Securities") and material United States federal income tax, accounting and other considerations applicable to such Original Issue Discount Debt Securities;

   15. whether the interest, if any, on the Debt Securities is to be payable, at the election of the Company or a holder thereof, in cash or additional Debt Securities of such series ("PIK Debt Securities") and the period or periods within which, and the terms and conditions upon which, such election may be made, and material United States federal income tax, accounting and other considerations applicable to such PIK Debt Securities;

   16. provisions, if any, granting special rights to the holders of Debt Securities of any series upon the occurrence of such events as may be specified;

   17. any deletions from, modifications of or additions to the Events of Default (as defined below) of the Company with respect to Debt Securities of any series, whether or not such Events of Default are consistent with the Events of Default described herein;

   18. whether Debt Securities of any series are to be issuable initially in temporary global form and whether any Debt Securities of any series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Debt Securities of the series are to be issuable as a Global Debt Security (as defined below), the identity of the depository for such series;

   19. the applicability, if any, of the legal defeasance and covenant defeasance provisions of the applicable Indenture to the Debt Securities of such series;

   20. any additions to or changes in the covenants set forth herein that apply to Debt Securities of the series; and

   21. any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

   Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

PRINCIPAL, MATURITY AND INTEREST

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of each series will be issued only in registered form, without coupons, in all appropriate denominations as may be set forth in the applicable Indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of Debt Securities.

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The Company may change any registrar without notice.

RANKING

 Senior Debt Securities

   The Senior Debt Securities will constitute unsecured senior obligations of the Company and will rank pari passu in right of payment with all other unsecured senior obligations of the Company. However, the Senior Debt Securities will be effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries. In addition, substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any Subsidiary upon the Subsidiary's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, including the lenders under the Company's senior credit facilty. See "Risk Factors--Holding Company Structure; Dependence Upon Operations of Subsidiaries."

 Subordinated Debt Securities

   Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, premium on, if any, and interest on any Subordinated Debt Securities will be subordinated in right of payment, as set forth in the applicable Subordinated Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Subordinated Indenture or thereafter incurred.

   Unless otherwise provided in the applicable Prospectus Supplement, upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of principal (and premium, if any) and interest, if any, due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim) before the Holders of Subordinated Debt Securities will be entitled to receive any payment with respect to the Subordinated Debt Securities; and until the principal (and premium, if any) and interest, if any, with respect to Senior Debt are paid in full, any distribution to which the Holders of Subordinated Debt Securities would be entitled will be made to the Holders of Senior Debt (except that, in either case, Holders of Subordinated Debt Securities may receive (i) securities that are subordinated at least to the same extent as the Subordinated Debt Securities to Senior Debt and any securities issued in exchange for Senior Debt and (ii) payments made from the trust described below under "--Legal Defeasance and Covenant Defeasance").

   Unless otherwise provided in the applicable Prospectus Supplement, the Company also may not make any payment upon or in respect of the Subordinated Debt Securities (except as described above) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt (as such term is defined in the applicable Prospectus Supplement) occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Subordinated Debt Securities may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and
(ii) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal of, premium on, if any, and interest on the Subordinated Debt Securities that have come due have been paid in full. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   The Subordinated Indenture will further require that the Company promptly notify the holders of Senior Debt if payment of the Subordinated Debt Securities is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Subordinated Debt Securities may recover less ratably than creditors of the Company who are holders of Senior Debt or other creditors of the Company who are not subordinated to holders of Senior Debt. Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Indenture will not limit the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur. In addition, substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, including the lenders under the Company's senior credit facility. See "Risk Factors--Holding Company Structure; Dependence Upon Operations of Subsidiaries."

CONVERSION

   The terms and conditions, if any, upon which any series of Debt Securities will be convertible into Class A Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders of such series of Debt Securities or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

CERTAIN COVENANTS

   The applicable Prospectus Supplement will describe any material covenants in respect of any series of Debt Securities.

EVENTS OF DEFAULT AND REMEDIES

   Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that each of the following constitutes an "Event of Default": (i) default for 30 days in the payment when due of interest on any Debt Securities of such series (whether or not prohibited by the subordination provisions, if any, of such Indenture); (ii) default in payment when due of the principal of or premium, if any, on any Debt Securities of such series (whether or not prohibited by the subordination provisions, if any, of such Indenture); (iii) failure by the Company to comply with the certain enumerated covenants and provisions that will be described in the applicable Prospectus Supplement; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in such Indenture or any Debt Securities of such series; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of such Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount in excess of the amount specified in the applicable Prospectus Supplement; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in an amount in excess of the amount specified in the applicable Prospectus Supplement, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries (as such term is defined in the applicable Prospectus Supplement) or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

   If any Event of Default with respect to a series of Debt Securities occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Debt Securities of such series may declare all the Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Debt Securities will become due and payable without further action or notice. Holders of any Debt Securities of a particular series may not enforce the Indenture pursuant to which they were issued or the applicable Debt Securities except as provided in such Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debt Securities of a particular series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Debt Securities notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company had elected to redeem any Debt Securities of such series pursuant to any optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Debt Securities. If an Event of Default occurs prior to certain dates to be designated in the Indenture by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of any Debt Securities of such series prior to such date or dates, then any premium shall also become immediately due and payable to the extent permitted by law upon the acceleration of any Debt Securities of such series.

   The Holders of a majority in aggregate principal amount of any Debt Securities of a particular series then outstanding may by notice to the Trustee on behalf of the Holders of all of such Debt Securities waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, any such Debt Securities.

   The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee or stockholder of the Company, as such, shall have any liability for any obligations of the Company under any Debt Securities of any series or any Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting a Debt Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debt Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   Unless otherwise provided in the Prospectus Supplement, the Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debt Securities of any series ("Legal Defeasance") except for (i) the rights of Holders of outstanding Debt Securities of such series to receive payments in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the issuance of temporary Debt Securities, registration of Debt Securities, replacement of mutilated, destroyed, lost or stolen Debt Securities and maintenance of an office or agency for payment and of money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Trustee's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debt Securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Debt Securities.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debt Securities to be defeased, cash in U.S. Dollars, non-callable Government Securities (as such term is defined in the applicable Prospectus Supplement), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Debt Securities to be defeased (in the case of Legal Defeasance) and all Debt Securities (in the case of Covenant Defeasance) on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Debt Securities are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Debt Securities to be defeased will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default with respect to the series to be defeased shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to rights of holders of Indebtedness other than the Debt Securities, and, (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Debt Securities is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company must deliver to the Trustee an Officers' Certificate (as such term is defined in the applicable Indenture) stating that the deposit was not made by the Company with the intent of preferring the Holders of Debt Securities over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

   Unless otherwise provided in the Prospectus Supplement, a Holder may transfer or exchange Debt Securities in accordance with the applicable Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and other government charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Debt Security selected for redemption. Also, the Company is not required to transfer or exchange any Debt Security for a period of 15 days before a selection of Debt Securities to be redeemed.

AMENDMENT, SUPPLEMENT AND WAIVER

   Unless otherwise provided in the Prospectus Supplement and except as provided in the next two succeeding paragraphs, the Indenture or the Debt Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of such Debt Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debt Securities), and any existing default or compliance with any provision of the Indenture or the Debt Securities may be waived with the consent of the Holders of a majority in principal amount of such then-outstanding Debt Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Debt Securities).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debt Securities held by a non-consenting Holder):
(i) reduce the principal amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions with respect to the redemption of the Debt Securities (other than provisions relating to repurchase at the option of the holder), (iii) reduce the rate of or change the time for payment of interest on any Debt Security, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Debt Securities (except a rescission of acceleration of a particular series of Debt Securities by the Holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration),
(v) make any Debt Security payable other than as stated in the Debt Securities, (vi) make any change in the provisions of the applicable Indenture relating to waivers of past Defaults or the rights of Holders of Debt Securities to receive payments of principal of or premium, if any, or interest on the Debt Securities, (vii) waive a redemption payment with respect to any Debt Security (other than a payment required pursuant to a repurchase at the option of the holder) or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to (a) any provisions of the applicable Indenture which relate to subordination and
(b) the any covenants relating to a repurchase at the option of the holder including, in each case, the related definitions, will require the consent of the Holders of at least 75% in aggregate principal amount of the Debt Securities of such series then outstanding if such amendment would adversely affect the rights of Holders of Debt Securities of such series.

   Notwithstanding the foregoing, without the consent of any Holder of Debt Securities, the Company and the Trustee may amend or supplement the Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities, to provide for the assumption of the Company's obligations to Holders of Debt Securities in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Debt Securities or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the TIA.

THE TRUSTEE

   The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. Each Indenture will contain certain limitations on the right of a Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

   The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series.

   In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee under such Indenture, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

GOVERNING LAW

   Unless otherwise stated in the applicable Prospectus Supplement, the Indenture and the Debt Securities will be governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

   The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a global Debt Security (the "Global Debt Security") will be described in the Prospectus Supplement relating to that series. The Company anticipates that the following provisions will apply to all depositary arrangements.

   Any such Global Debt Security will be deposited on the date of the closing of the sale of such series of Debt Securities (each, a "Closing Date") with, or on behalf of, The Depositary Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Debt Security Holder").

   The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   Unless otherwise provided in the Prospectus Supplement, the Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Debt Security, the Depositary will credit the accounts of Participants designated by the underwriters, if any, with portions of the principal amount of the Global Debt Security and (ii) ownership of the Debt Securities evidenced by the Global Debt Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Debt Securities evidenced by the Global Debt Security will be limited to such extent.

   So long as the Global Debt Security Holder is the registered owner of any Debt Securities, the Global Debt Security Holder will be considered the sole Holder under the Indenture of any series of Debt Securities evidenced by such Global Debt Security. Beneficial owners of Debt Securities evidenced by such Global Debt Security will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Debt Securities.

   Payments in respect of the principal of, premium, if any, and interest on any Debt Securities registered in the name of the Global Debt Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Debt Security Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Debt Securities, including the Global Debt Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities. The Depositary will credit accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Debt Securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Securities

   Unless otherwise provided in the Prospectus Supplement, subject to certain conditions, any person having a beneficial interest in the Global Debt Security may, upon request to the Trustee, exchange such beneficial interest for Debt Securities in the form of a definitive registered certificate ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debt Securities in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Debt Security Holder of its Global Debt Security, Debt Securities in such form will be issued to each person that the Global Debt Security Holder and the Depositary identify as being the beneficial owner of the related Debt Securities.

   Neither the Company nor the Trustee will be liable for any delay by the Global Debt Security Holder or the Depositary in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Debt Security Holder or the Depositary for all purposes.

 Same-Day Settlement and Payment

   Unless otherwise provided in the Prospectus Supplement, the Indenture will require that payments in respect of the Debt Securities (excluding non-cash payments in respect of PIK Debt Securities) represented by the Global Debt Security (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Debt Security Holder. Any series of Debt Securities represented by the Global Debt Security are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debt Securities will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that any secondary trading in the Certificated Securities will also be settled in immediately available funds.

                       DESCRIPTION OF EQUITY SECURITIES

GENERAL

   The Certificate of Incorporation provides that the aggregate number of shares of all classes of stock that the Company has authority to issue is 121,210,000 shares, consisting of 111,200,000 shares of common stock, par value $.01 per share, and 10,010,000 shares of preferred stock, par value $.01 per share. The Company's authorized shares of common stock consist of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,200,000 shares of Class C Common Stock, par value $.01 per Share ("Class C Common Stock"). Of the Company's 10,010,000 authorized shares of preferred stock, 4,000 shares have been designated as Series B Redeemable Preferred Stock ("Series B Preferred Stock"), 2,000 shares have been designated as Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock") and 2,990,000 shares have been designated as 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 ("Series D Preferred Stock").

   As of November 25, 1996, the issued and outstanding common stock and preferred stock of the Company was approximately as follows:

                            NUMBER OF
      CLASS OF STOCK         SHARES
------------------------  -----------
Series B Preferred Stock        1,000
Series C Preferred Stock        2,000
Series D Preferred Stock    2,990,000
Class A Common Stock  ...   8,063,347
Class B Common Stock  ...   1,064,936

   All issued and outstanding shares are fully-paid and non-assessable.

   The shares of Series B Preferred Stock are entitled to a liquidation preference of $1,000 per share, ranking senior to the Company's common stock, and are not entitled to receive dividends or to vote, except as otherwise required by law. The Company is obligated to redeem the outstanding shares of Series B Preferred Stock in October 1997 at a price per share equal to the liquidation preference.

   The shares of Series C Preferred Stock are entitled to a liquidation preference of $1,000 per share and cumulative annual dividends of 6.0% of their liquidation preference, as to both of which they rank senior to the Company's common stock and the Series B Preferred Stock. The Series C Preferred Stock does not have any voting rights, except as otherwise required by law. The Company is entitled to redeem the Series C Preferred Stock prior to September 1998, and the holders of Series C Preferred Stock are entitled after September 2000 to cause the Company to purchase their Series C Preferred Stock in whole or in part, at a price per share equal to the liquidation preference, plus accrued and unpaid dividends. If an event of default under the Certificate of Designations of the Series C Preferred Stock occurs and is not timely cured, the holders of Series C Preferred Stock may convert their shares into a number of shares of Class A Common Stock equal to the quotient of (i) the number of shares of Series C Preferred Stock then outstanding, divided by (ii) 75% of the average closing bid and ask price per share of Class A Common Stock for the immediately prior 30-day period.

   The shares of Series D Preferred Stock are entitled to a liquidation preference of $50 per share and cumulative annual dividends of 6.5% of their liquidation preference, as to both of which they rank senior to the Company's common stock, the Series B Preferred Stock and the Series C Preferred Stock. The Series D Preferred Stock does not have any voting rights, except as required by law and except that, upon the Company's failure to meet certain obligations to the holders of Series D Preferred Stock, the holders thereof will be entitled to elect two additional members to the Company's Board of Directors. The Series D Preferred Stock is subject to mandatory redemption in May 2007, at a price per share equal to the liquidation preference, plus accrued and unpaid dividends. The Series D Preferred Stock is redeemable at the Company's option after June 1999 at the redemption prices set forth in the Certificate of Designations of the Series D Preferred Stock. The holders of Series D Preferred Stock may convert each such share into 1.0987 shares of Class A Common Stock at any time prior to their redemption. At the

Company's option, the Series D Preferred Stock is exchangeable into 6 1/2% Convertible Subordinated Exchange Notes due 2007, which will contain substantially the same terms, covenants and conditions as the Series D Preferred Stock, as well as customary events of default provisions. Upon a Change of Control (as defined in the Certificate of Designations of the Series D Preferred Stock), the holders of Series D Preferred Stock may, subject to certain conditions and restrictions, require the Company to repurchase their shares at 101% of their liquidation preference, plus accrued and unpaid dividends, payable in cash or in shares of Class A Common Stock. The Certificate of Designations of the Series D Preferred Stock contains certain convenants which, among other things, limit the ability of the Company and its subsidiaries to engage in transactions with their affiliates.

PREFERRED STOCK

 Terms

   The following description of the Preferred Stock summarizes certain general terms and provisions of each series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be summarized in the Prospectus Supplement relating to such series. The summaries of the terms of the Preferred Stock below and in any Prospectus Supplement do not, and will not, purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Certificate of Incorporation (as it may be amended from time to time) and the certificate of designations establishing a series of Preferred Stock (each, a "Certificate of Designations"), which will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part, at or prior to the time of the issuance of such series of Preferred Stock.

   The Board of Directors is authorized (without further stockholder action) to provide for issuance of the Preferred Stock of the Company from time to time, in one or more series, and to fix the dividend rate, conversion or exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series.

   An applicable Prospectus Supplement will set forth or describe other specific terms regarding each series of Preferred Stock offered thereby, including, without limitation:

   1. the title and stated value of such Preferred Stock;

   2. the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock;

   3. the dividend rate, period and/or payment date applicable to such Preferred Stock;

   4. the date from which dividends on such Preferred Stock shall accumulate, if applicable;

   5. whether the shares of Preferred Stock may be issued at a discount below their liquidation preference ("Original Issue Discount Preferred Stock"), and material United States federal income tax, accounting and other considerations applicable to Original Issue Discount Preferred Stock.

   6. whether the dividends, if any, on the Preferred Stock are to be payable, at the election of the Company or a holder thereof, in cash or in additional shares of Preferred Stock ("PIK Preferred Stock") and the period or periods within which, and the terms and conditions upon which, such election may be made, and material United States federal income tax, accounting and other considerations applicable to such PIK Preferred Stock;

   7. the provision for a sinking fund, if any, for such Preferred Stock;

   8. the provision for redemption, if applicable, of such Preferred Stock;

   9. any listing of such Preferred Stock on any securities exchange or any quotation on an automated quotation system;

   10. the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Class A Common Stock or exchangeable for Debt Securities, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);

   11. a discussion of federal tax considerations applicable to such Preferred Stock;

   12. the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   13. any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series or Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   14. the voting powers, if any, of such Preferred Stock, in addition to those set forth below; and

   15. any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

   The Preferred Stock will have no preemptive rights. All of the Preferred Stock, upon payment in full therefor, will be fully-paid and nonassessable.

 Dividends

   Unless otherwise set forth in an applicable Prospectus Supplement, the holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, dividends at such rate and on such dates and on such terms as shall be set forth in the Prospectus Supplement relating to such series. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

 Ranking

   The Preferred Stock to which any Prospectus Supplement may relate, except as set forth in such Prospectus Supplement, will rank junior in right of payment to the Series D Preferred Stock of the Company as to dividends and upon liquidation, dissolution or winding up of the Company. The Preferred Stock will rank senior in right of payment to the Company's common stock as to dividends and upon liquidation, dissolution or winding up of the Company, except as set forth in the Prospectus Supplement relating thereto.

 Conversion

   The terms and conditions, if any, upon which any series of Preferred Stock will be convertible into Class A Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

 Exchange

   The Prospectus Supplement may provide that the Company may, at its option, exchange, in whole or in part, any series of Preferred Stock for Debt Securities. The terms, notice and procedures for any such exchange will be set forth in the applicable Prospectus Supplement.

 Voting Rights

   Unless otherwise provided in the applicable Prospectus Supplement, holders of record of each series of Preferred Stock will have no voting rights, except as required by law and as provided in the applicable Certificate of Designations.

 Redemption Provisions

   The Preferred Stock of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable Prospectus Supplement.

 Certain Covenants

   The applicable Prospectus Supplement will describe any material covenants in respect of any series of Preferred Stock.

 Transfer Agent and Registrar

   The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

COMMON STOCK

 Dividends

   No dividends have ever been paid on the Company's common stock, and none are anticipated to be paid in the foreseeable future. However, holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of common stock, unless the same dividend is simultaneously declared or paid on each share of the other classes of common stock. In the case of any stock dividend, holders of shares of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of shares of Class B Common Stock (payable in shares of Class B Common Stock) and the holders of shares of Class C Common Stock (payable in shares of Class C Common Stock). The Company's ability to pay dividends is limited by the terms of its senior credit facility. See "Risk Factors--Limitations on Ability to Pay Dividends."

 Voting Rights

   Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors, (ii) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (iii) as otherwise provided by law.

   In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect two-sevenths (currently three) of the Company's directors (each, a "Class A Director"). Any person nominated by the Board of Directors for election by the holders of Class A Common Stock as a director of the Company must be qualified to be an Independent Director (as defined in the Certificate of Incorporation). In the event of the death, removal or resignation of a director elected by the holders of Class A Common Stock prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill any such vacancy must, however, be qualified to be an Independent Director. The holders of Class A Common Stock and Class B Common Stock voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of common stock are not entitled to cumulative votes in the election of directors. Each of Mr. Sillerman and SCMC has agreed to abstain, and has agreed to cause each of his and its respective affiliated transferees to abstain, from voting in any election of Class A Directors.

   The holders of the Class A Common Stock and Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of Class A Common Stock and Class B Common Stock entitled to one vote. Except as required by law, the holders of Class C Common Stock have no voting rights.

   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of such class of common stock.

 Liquidation Rights

   Upon liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock and Class C Common Stock all assets available for distribution after payment in full of creditors.

 Other Provisions

   Each share of Class B Common Stock is convertible, subject to compliance with FCC rules and regulations, at the option of its holder, into one share of Class A Common Stock at any time. Each share of Class B Common Stock and Class C Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party not affiliated with the Company, subject (as are all conversions of the Company's capital stock) to compliance with FCC rules and regulations. The holders of common stock are not entitled to preemptive or subscription rights. The shares of common stock presently outstanding are validly issued, fully-paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock and Class C Common Stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the classes of common stock. No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

 Transfer Agent and Registrar

   The transfer agent and registrar for the Class A Common Stock and Class B Common Stock is Chase Mellon Shareholder Services LLC.

   The foregoing descriptions of the preferred stock and common stock are summaries, and reference is herein made to the detailed provisions of the Certificate of Incorporation (including, without limitation, the Certificate of Designations relating to any series of preferred stock, filed hereafter and incorporated by reference herein) and the Company's Bylaws, copies of which are incorporated by reference herein.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTE

 Limitation of Directors' Liability and Indemnification

   The General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate of Incorporation and the Bylaws provide for indemnification of directors by the Company in certain circumstances.

 Section 203 of the DGCL

   The Company is subject to the "business combination" statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which a person became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

 Foreign Ownership

   The Certificate of Incorporation restricts the ownership, voting and transfer of the capital stock of the Company, in accordance with the Communications Act, and the rules of the FCC, to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents (such percentage, however, is 20% in the case of those subsidiaries that are direct holders of FCC licenses), by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Company has determined that, because of the ownership by Nomura of a significant amount of Class A Common Stock and the fact that Aliens own a substantial portion of Nomura's own voting common stock, the Company may prohibit acquisitions by Aliens of additional shares of the Company's equity securities, including the Class A Common Stock, in light of the provisions of the Communications Act, the rules of the FCC and the Certificate of Incorporation. In addition, the Certificate of Incorporation provides that capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien shall always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations.

   The Certificate of Incorporation authorizes the Board of Directors of the Company to adopt such provisions as it deems necessary to enforce these prohibitions. The Company established certain procedures and controls designed to implement the aforesaid prohibitions. Specifically, at the time the

Company's equity securities are presented for transfer, the Company's transfer agent inquires as to whether the shares are to be transferred to or for the account of an Alien, an entity with Alien ownership or an entity that would be considered Alien by the FCC. If so, the proposed transfer may not be permitted.

                             PLAN OF DISTRIBUTION

   The Company may sell Securities to one or more underwriters, which may include, without limitation, Goldman, Sachs & Co., Lehman Brothers Inc. and BT Securities Corporation, for public offering and sale by them, and also may sell Securities directly to investors or to other purchasers or through dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

   The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sales of Class A Common Stock offered hereby may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of such methods of sale.

   In connection with distributions of Class A Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Class A Common Stock registered hereunder in the course of hedging through short sales the positions they assume with the Company.

   In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best effort basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

   Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

   If so indicated in a Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

   Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

   The Securities may or may not be listed on a national securities exchange or quoted on an automated quotation system (other than the Class A Common Stock, which is quoted on the Nasdaq National Market). Any Class A Common Stock sold pursuant to a Prospectus Supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurances can be given that there will be an active trading market for the Securities.

   Each of Goldman, Sachs & Co., Lehman Brothers Inc. and BT Securities Corporation have provided, and continue to provide, investment banking services to the Company for which they have received customary fees.

                                LEGAL MATTERS

   The validity of the Securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Mr. Tytel, who has an equity interest in and is an executive officer and director of the Company, is Of Counsel to Baker & McKenzie. Fisher Wayland Cooper Leader & Zaragoza LLP, Washington D.C., has represented the Company with respect to legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC. The validity of the Securities offered hereby will be passed upon for any underwriters or agents by Latham & Watkins, New York, New York.

                                   EXPERTS

   The consolidated financial statements of the Company and its subsidiaries at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the financial statements of KKRW-FM (a division of CBS, Inc.) at December 31, 1995 and 1994, and for the years then ended, the consolidated financial statements of MMR at December 31, 1995 and 1994, and for the years then ended, the financial statements of WKSS 95.7-FM (a division of Precision Media Corporation) at December 31, 1995 and 1994, and for the years then ended and the financial statements of KTXQ-FM and KRRW-FM (divisions of CBS Inc.) at December 31, 1995 and 1994, and for the years then ended, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Liberty Broadcasting, Inc., at December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, and the nine months ended December 31, 1993, and the combined financial statements of HMW Communications, Inc.--Selected Operations (combination of six radio stations to be sold) as of December 31, 1995 and 1994, for the year ended December 31, 1995, and various periods from January 6, 1994, to December 31, 1994, incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Prism Radio Partners, L.P. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference herein, have been audited by KPMG Peat Marwick L.L.P., independent certified public accountants, to the extent and for the period indicated in their report with respect thereto and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of ABS Greenville Partners, L.P. at December 31, 1995, and for the year then ended, incorporated by reference herein, have been audited by Cheely Burcham Eddins Rokenbrod & Carroll, independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Texas Coast Broadcasters, Inc. at December 31, 1995 and 1994, and for the years then ended, incorporated by reference herein, have been audited by Mohle, Adams, Till, Guidry & Wallace, LLP, independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The combined balance sheets of the Secret Communications Stations:
Cleveland, Ohio, Indianapolis, Indiana, and Pittsburgh, Pennsylvania at June 30, 1996 and 1995, and the related combined statements of operations and cash flows for the year ended June 30, 1996, and the eleven-month period ended June 30, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH THIS PROSPECTUS SUPPLEMENT RELATES, NOR DO THEY CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT UNAUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                  ---------
                              TABLE OF CONTENTS

                                                    PAGE
                                                 --------
Prospectus Supplement
Certain Definitions and Market and Industry
 Data ..........................................     S-2
Summary ........................................     S-3
Risk Factors ...................................    S-21
Capitalization .................................    S-26
Unaudited Pro Forma Condensed Combined
 Financial Statements ..........................    S-27
Management's Discussion and Analysis of
 Financial Condition and Results of Operations      S-45
Certain Relationships and Related Transactions      S-52
Agreements Related to the Pending Acquisitions
 and the Pending Dispositions ..................    S-54
Description of Series E Preferred Stock  .......    S-58
Certain Federal Income Tax Considerations  .....    S-91
Underwriting ...................................    S-98
Prospectus
Available Information ..........................       2
Incorporation by Reference .....................       3
Risk Factors ...................................       4
The Company ....................................      10
Use of Proceeds ................................      10
Ratios of Earnings to Fixed Charges and
 Earnings to Combined Fixed Charges and
 Preferred Stock Dividends .....................      10
Description of Debt Securities .................      11
Description of Equity Securities ...............      21
Plan of Distribution ...........................      27
Legal Matters ..................................      28
Experts ........................................      28

                            PROSPECTUS SUPPLEMENT

                               2,250,000 SHARES

                         SFX BROADCASTING, INC. [LOGO]

                         12 5/8% SERIES E CUMULATIVE
                         EXCHANGEABLE PREFERRED STOCK

                          BT SECURITIES CORPORATION
                             GOLDMAN, SACHS & CO.
                               LEHMAN BROTHERS

                               JANUARY 17, 1997